Exhibit 2

TRANSACTION AGREEMENT AND PLAN OF MERGER
by and among
MERRILL LYNCH & CO., INC.,
BLACKROCK, INC.,
NEW BOISE, INC.
and
BOISE MERGER SUB, INC.

Dated as of February 15, 2006

i

v

TRANSACTION AGREEMENT AND PLAN OF MERGER
This TRANSACTION AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2006, is by and among MERRILL LYNCH & CO., INC. a Delaware corporation (“MLIM Parent”), BLACKROCK, INC., a Delaware corporation (“BlackRock”), NEW BOISE, INC., a Delaware corporation and wholly-owned subsidiary of BlackRock (“New BlackRock”), and BOISE MERGER SUB, INC., a Delaware corporation and direct wholly-owned subsidiary of New BlackRock (“BlackRock Merger Sub” and, together with BlackRock and New BlackRock, the “BlackRock Parties”). Capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.
W I T N E S S E T H:
WHEREAS, BlackRock has authorized capital stock consisting of 250,000,000 shares of Class A Common Stock, par value $0.01 per share (the “BlackRock Class A Common Stock”), 100,000,000 shares of Class B Common Stock, par value $0.01 per share (the “BlackRock Class B Common Stock” and, together with the BlackRock Class A Common Stock, the “BlackRock Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “BlackRock Preferred Stock” and, together with the BlackRock Common Stock, the “BlackRock Shares”);
WHEREAS, New BlackRock has authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share (the “New BlackRock Common Stock”);
WHEREAS, as of the date of this Agreement, MLIM Parent and New BlackRock have entered into a Stockholder Agreement (the “Stockholder Agreement”) and The PNC Financial Services Group, Inc. (“PNC”), New BlackRock, and BlackRock have entered into an Implementation and Stockholder Agreement (the “Implementation and Stockholder Agreement”);
WHEREAS, BlackRock Merger Sub has authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share (the “BlackRock Merger Sub Common Stock”);
WHEREAS, BlackRock owns all of the issued and outstanding shares of New BlackRock Common Stock;
WHEREAS, New BlackRock owns all of the issued and outstanding shares of BlackRock Merger Sub Common Stock;
WHEREAS, following the completion of the MLIM Restructuring pursuant to this Agreement, the MLIM Transferors will own all of the equity interests in the MLIM Transferred Entities (the “MLIM Transferred Interests”);

WHEREAS, following the MLIM Restructuring, MLIM Parent wishes to cause the MLIM Transferors, on the terms and subject to the conditions set forth in this Agreement, to effect the MLIM Contribution;
WHEREAS, the Boards of Directors of BlackRock and BlackRock Merger Sub each adopted resolutions approving and declaring the advisability of this Agreement and, upon the terms and subject to the conditions set forth herein, the Merger and the MLIM Contribution, and the Board of Directors of MLIM Parent approved this Agreement;
WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization under Section 368(a)(2)(E) of the Code;
WHEREAS, the portion of this Agreement relating to the Merger is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-(2)(g); and
WHEREAS, for U.S. federal income tax purposes, it is intended that the MLIM Contribution and the Merger together will qualify as a transaction governed by Section 351 of the Code;
NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:
ARTICLE I
PLAN OF MERGER; PURCHASE AND SALE OF
MLIM TRANSFERRED INTERESTS; CLOSING
Section 1.1       Plan of Merger.
(a)       The Merger. At the Effective Time (as defined below), and subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), BlackRock Merger Sub shall be merged with and into BlackRock (the “Merger”), the separate existence of BlackRock Merger Sub as a corporation shall cease and BlackRock shall continue as the surviving corporation (the “Surviving Entity”) and a Subsidiary of New BlackRock.
(b)       Effective Time. Subject to the terms and conditions of Article VI, on the Closing Date the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time specified in the Certificate of Merger (the “Effective Time”).
(c)       Merger Consideration. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any further action by any party:
(i)       each share of BlackRock Class A Common Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive one share of New BlackRock Common Stock;
(ii)       each share of BlackRock Class B Common Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive one share of New BlackRock Common Stock; and
(iii)       each share of BlackRock Merger Sub Common Stock issued and outstanding as of the Effective Time shall be converted and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Entity.
(d)       Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and By-Laws of BlackRock Merger Sub in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Entity, until thereafter amended in accordance with their respective terms and applicable law.
(e)       Directors and Officers. From and after the Effective Time, the directors and officers of BlackRock Merger Sub shall be the directors and officers of the Surviving Entity, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Entity.
Section 1.2       Contribution of MLIM Transferred Interests.
(a)       Immediately after the Effective Time, MLIM Parent shall cause the MLIM Transferors to transfer, assign and deliver to New BlackRock all of the right, title and interest in and to the MLIM Transferred Interests, free and clear of any Liens, and with all rights attached thereto (the “MLIM Contribution”).
(b)       At the Closing, in consideration for the MLIM Contribution pursuant to Section 1.2(a), New BlackRock shall issue to the MLIM Transferors, in such proportions as shall be determined pursuant to Section 8.10, free and clear of any Liens, the MLIM Consideration. “MLIM Consideration” means 65,000,000 New BlackRock Shares. The MLIM Consideration shall consist of (i) solely New BlackRock Common Stock unless the MLIM Consideration shall exceed the Common Stock Cap and (ii) if the MLIM Consideration shall exceed the Common Stock Cap, shares of New BlackRock Common Stock equal to the Common Stock Cap plus shares of New BlackRock Preferred Stock, designated as Series A Participating Preferred Stock and having the terms set forth in Annex B (the “New BlackRock Series A Preferred Stock”), equal to the total number of New BlackRock Shares included in the MLIM Consideration less the Common Stock Cap. “Common Stock Cap” means 45 percent of the quotient determined by dividing the number of BlackRock Shares issued and outstanding as of immediately prior to the Effective Time by 0.55.
(c)       The MLIM Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into the applicable BlackRock Shares), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the applicable BlackRock Shares the record date for which occurs prior to the Effective Time.
(d)       Notwithstanding the foregoing provisions of this Section 1.2, if the number of New BlackRock Shares included in the MLIM Consideration, as specified in Section 1.2(b), and as adjusted pursuant to Section 1.2(c), exceeds the Share Cap, the MLIM Consideration shall consist of a number of New BlackRock Shares equal to the Share Cap (subject to clause (i) and clause (ii) of Section 1.2(b)) and cash in an amount equal to the product of such excess and the BlackRock Market Price as of the Closing Date. “Share Cap” means 49.8 percent of the quotient determined by dividing the number of BlackRock Shares as of immediately prior to the Effective Time (on a Fully Diluted basis) by 0.502.
Section 1.3       Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall occur at 10:00 a.m. at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other location as may be mutually agreed by BlackRock and MLIM Parent, on the first practicable MLIM Parent month-end date to occur after all of the conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) or on such other date as may be mutually agreed by MLIM Parent and BlackRock (such date, the “Closing Date”).

Section 1.4       Deliveries at Closing. At the Closing:
(a)       MLIM Parent shall cause the MLIM Transferors to deliver to New BlackRock the MLIM Transferred Interests, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such MLIM Transferred Interests have been duly assigned and transferred to New BlackRock;
(b)       New BlackRock shall deliver to the MLIM Transferors designated by MLIM Parent the MLIM Consideration, including a certificate or certificates evidencing New BlackRock Common Stock included in the MLIM Consideration; provided, however, that notwithstanding anything in this Agreement to the contrary, subject to Section 8.10, New BlackRock may transfer all or a portion of the MLIM Consideration first to a direct Subsidiary treated as a disregarded entity for U.S. federal income tax purposes, then cause such Subsidiary to deliver such consideration to the MLIM Transferors that transferred the UK Entities; and
(c)       each party hereto shall deliver, or shall cause to be delivered, to each other party, as applicable, each Ancillary Agreement to which it is a party, duly executed, and all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement or the Ancillary Agreements.
ARTICLE II
[INTENTIONALLY OMITTED]
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF MLIM PARENT
Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by MLIM Parent to BlackRock on the date hereof (the “MLIM Parent Disclosure Letter”) referencing the appropriate section of this Article III (references in this Article III to any “Schedule” being deemed to refer to Schedules to such Disclosure Letter) or otherwise readily apparently pertaining to any section of this Article III, MLIM Parent represents and warrants to BlackRock as follows, as of the date hereof and as of the Closing Date:

Section 3.1       Organization. Each of MLIM Parent and each MLIM Business Entity is a legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization. Each of MLIM Parent and each MLIM Business Entity has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each of MLIM Parent and each MLIM Business Entity is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually and in the aggregate, has not had, and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect. Each Organizational Document of each MLIM Business Entity is in full force and effect and there has been no material violation thereof.
Section 3.2       MLIM Capital Structure.
(a)       After giving effect to the MLIM Restructuring, all of the issued and outstanding MLIM Transferred Interests will have been duly authorized and validly issued, will be fully paid and non-assessable and will not have been issued in violation of any Equity Rights.
(b)       After giving effect to the MLIM Restructuring, there will be no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag along” or “drag along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any of the MLIM Companies to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity or any securities or obligation convertible or exchangeable into or exercisable for, any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity, (ii) giving any Person a right to subscribe for or acquire any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity or (iii) obligating any of the MLIM Companies to issue, grant, adopt or enter into any such Equity Right in respect of any MLIM Transferred Entity or any of its Controlled Affiliates. After giving effect to the MLIM Restructuring, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the MLIM Transferred Interests or the equity interests of any MLIM Transferred Entity or any of its Controlled Affiliates. After giving effect to the MLIM Restructuring, none of the MLIM Companies has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for MLIM Transferred Interests or equity of any MLIM Transferred Entity or any of its Controlled Affiliates or (y) Equity Rights that entitle or convey to any Person the right to vote with the holders of MLIM Transferred Interests or equity of any MLIM Transferred Entity or any of its Controlled Affiliates on any matter. After giving effect to the MLIM Restructuring, there will be no voting trusts or other agreements or understandings outstanding with respect to the MLIM Transferred Interests or any equity interests in any MLIM Transferred Entity or any of its Controlled Affiliates.
Section 3.3       MLIM Business Entities.
(a)       Schedule 3.3(a) sets forth a correct and complete list, as of the date of this Agreement, of (i) each MLIM Business Entity and indicates the type of entity and jurisdiction of organization of each MLIM Business Entity and (ii) each equity investment or other investment of greater than $10,000,000 of any MLIM Business Entity in any Person other than a MLIM Business Entity (each, a “Non-Affiliate Interest”). MLIM Parent owns, directly or indirectly, all of the issued and outstanding common stock or other equity interests in, and other securities of, each MLIM Business Entity, and owns its interests in each MLIM Business Entity free and clear of any Liens.
(b)       All of the issued and outstanding shares of common stock or other equity interests of each MLIM Business Entity and each MLIM Transferred Entity have been, and after giving effect to the MLIM Restructuring, will have been, duly authorized and validly issued and are, and after giving effect to the MLIM Restructuring will have been, fully paid and non-assessable and have not been and, after giving effect to the MLIM Restructuring, will not have been, issued in violation of any Equity Rights.
(c)       As of the date of this Agreement, the MLIM Business Entities are the only Controlled Affiliates of MLIM Parent by or through which the MLIM Business is operated or conducted, except to the extent that services of the nature anticipated to be provided under the Transition Services Agreement are provided to the MLIM Business as of the date of this Agreement by other MLIM Companies.
Section 3.4       Title to MLIM Transferred Interests. As of immediately prior to the Closing, the MLIM Transferors will be the sole beneficial owners of all of the MLIM Transferred Interests, free and clear of any Lien, except for any Liens created by this Agreement.
Section 3.5       Authority; Validity of Agreements.
(a)       MLIM Parent has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by MLIM Parent of this Agreement and each of the Ancillary Agreements and the consummation by MLIM Parent of the Transactions have been duly and validly authorized and approved by all necessary corporate action on the part of MLIM Parent. This Agreement and any Ancillary Agreement to be executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will have been, duly and validly executed and delivered by MLIM Parent and each MLIM Controlled Affiliate party thereto and (assuming due authorization, execution and delivery by each BlackRock Party) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of MLIM Parent and each MLIM Controlled Affiliate party thereto, enforceable against it in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
Section 3.6       Consents and Approvals. Except (a) as set forth in Schedule 3.6, (b) for the approvals of the MLIM Fund shareholders referred to in Section 5.11 and any necessary Client consents and (c) for filings under the HSR Act, none of MLIM Parent, any MLIM Controlled Affiliate or any MLIM Fund is required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by MLIM Parent of this Agreement or the performance of this Agreement and each Ancillary Agreement by MLIM Parent, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
Section 3.7       No Conflicts. Assuming that any Consents referred to in Section 3.6 and Schedule 3.6 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by MLIM Parent will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both would become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of any MLIM Business Entity or any MLIM Fund pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of MLIM Parent or any of its Controlled Affiliates or (c) any Contract, Plan or other instrument binding upon any MLIM Business Entity or to which the property of any MLIM Business Entity or any portion of the MLIM Business is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
Section 3.8       Financial Statements.
(a)       Schedule 3.8(a) contains complete and correct copies of the following financial statements (collectively, the “MLIM Financial Statements”): (i) an unaudited combined income statement for the MLIM Business for the 12 month period ending December 31, 2005, (ii) an unaudited combined balance sheet for the MLIM Business as of December 31, 2005, and (iii) an unaudited combined balance sheet for the MLIM Business as of December 31, 2005 giving pro forma effect to the MLIM Restructuring (the “MLIM Balance Sheet”). The MLIM Financial Statements have been derived from the accounting books and records of the MLIM Business Entities and the MLIM Financial Statements (other than the MLIM Balance Sheet) have been prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes and except as expressly provided in such MLIM Financial Statements. Each balance sheet included in the MLIM Financial Statements presents fairly in all material respects the financial position of the MLIM Business as of the date thereof, and the income statement included in the MLIM Financial Statements presents fairly in all material respects the results of operations of the MLIM Business for the period indicated therein. The MLIM Balance Sheet was prepared in accordance with the MLIM Financial Statement Principles.
(b)       The books and records of the MLIM Business have been maintained in accordance with good business practices. The MLIM Balance Sheet does not reflect any material asset that is not intended to constitute a part of the MLIM Business after giving effect to the Transactions (excluding routine dispositions of assets in the ordinary course of business consistent with past practice), and the income statement for the 12 month period ending December 31, 2005 included in the MLIM Financial Statements does not reflect the results of any material operations of any Person that are not intended to constitute a part of the MLIM Business after giving effect to the Transactions. Such income statement reflects all material costs that historically have been incurred in connection with the operation of the Business.
(c)       The MLIM Companies maintain in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the MLIM Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the MLIM Companies are being made only in accordance with authorizations of management and directors of the MLIM Companies and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the MLIM Companies that could have a material effect on the financial statements.
Section 3.9       Absence of Undisclosed Liabilities. Neither any MLIM Business Entity nor the MLIM Business is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), and there are no existing conditions, situations or facts that would or would reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed and reserved against on the MLIM Balance Sheet and (b) claims, obligations and liabilities that are contractual in nature and that (i) are incurred after the date of the MLIM Balance Sheet, (ii) are consistent in nature, type and amount with any such claims, obligations and liabilities regularly incurred in the ordinary course of business consistent with past practice of each MLIM Business Entity and the MLIM Business, (iii) individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect and (iv) are not prohibited by this Agreement or any Ancillary Agreement.
Section 3.10       Absence of Certain Changes. From and including the date of the MLIM Balance Sheet to and including the date of this Agreement, other than (i) as set forth in Schedule 3.10 or (ii) as expressly contemplated by this Agreement or an Ancillary Agreement, (x) each of the MLIM Companies has in all material respects conducted the MLIM Business in the ordinary course of business consistent with past practices of the MLIM Business, (y) there has not occurred or come to exist any MLIM Material Adverse Effect and (z) the MLIM Business Entities have not and, in connection with the MLIM Business, MLIM Parent and its Controlled Affiliates other than the MLIM Business Entities have not taken any action that would have been prohibited by Section 5.1(b) of this Agreement, had such Section 5.1(b) been applicable during such period.
Section 3.11       Assets. MLIM Parent and the MLIM Business Entities own and have and, after giving effect to the MLIM Restructuring and the consummation of the Transactions and the execution and delivery of the Transition Services Agreement and the License Agreement (and assuming the consents set forth in Sections 3.6 and 3.7 have been obtained), BlackRock and its Subsidiaries (including the MLIM Transferred Entities and their Subsidiaries) will own and have good, valid and marketable title to or, in the case of leased property, good and valid leasehold interests in, or otherwise will have full or sufficient and legally enforceable rights to use without any increase in payment therefor (except by reason of the Transition Services Agreement), all of the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to the operations of, the MLIM Business, including all such assets reflected in the MLIM Balance Sheet or acquired since the date thereof or reflected in the Estimated Closing Balance Sheet (all of the assets referred to in this sentence, the “Assets”), in each case free and clear of any Lien other than Permitted Liens, except for any failure to have such titles, interests or rights that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. MLIM Parent and the MLIM Business Entities have and, after giving effect to the MLIM Restructuring and the consummation of the Transactions, the MLIM Transferred Entities and their respective Subsidiaries will have, maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.
Section 3.12       Real Property. None of the MLIM Business Entities, or, in connection with the MLIM Business, MLIM Parent and the Controlled Affiliates of MLIM Parent owns any real property or any interest therein. Schedule 3.12 identifies (i) all material office locations in which any MLIM Business Entity is occupying space that is leased by MLIM Parent or an Affiliate of MLIM Parent, (ii) all of the material Leases to which any MLIM Business Entity is a party. Except as set forth in Schedule 3.12, such leased real property constitutes all material real property leased, subleased, licensed or otherwise used in the operation of the MLIM Business as presently conducted. True and correct copies of such real property Leases have been delivered or made available to BlackRock, together with any amendments, modifications or supplements thereto. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice or both would constitute a material default, in the performance of its obligations under any of such real property Leases by MLIM Parent or any of its Controlled Affiliates or, to the knowledge of MLIM Parent, by any other party to any of such Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the real property Leases are legal, valid and binding obligations of MLIM Parent or a MLIM Controlled Affiliate, as applicable, and, to the knowledge of MLIM Parent, each other party to such Leases and (b) each of the Leases is enforceable against MLIM Parent or its Controlled Affiliate, as applicable, and, to the knowledge of MLIM Parent, each other party to such Lease, except in each case for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. Neither MLIM Parent nor any of its Controlled Affiliates has received any written or oral communication from the landlord or lessor under any of such real property Leases claiming that it is in breach of its obligations under such Leases, except for written or oral communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
Section 3.13       Material Contracts.
(a)       Schedule 3.13(a) contains a correct and complete list of all Material Contracts in existence on the date of this Agreement. MLIM Parent has made available or delivered to BlackRock complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts.
(b)       Each Material Contract is valid, binding and in full force and effect, and is enforceable against MLIM Parent or any of its Controlled Affiliates that is a party thereto, as the case may be, and, to the knowledge of MLIM Parent, each other party thereto, in accordance with its terms. Each of the MLIM Companies has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 3.13(b), the enforceability of any Material Contract will not be affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of MLIM Parent or any of its Controlled Affiliates or, to the knowledge of MLIM Parent, any other party thereto under any Material Contract, except in each case for any defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. To the knowledge of MLIM Parent, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit any MLIM Company or any other party thereto, to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty, except for such circumstances, occurrences, events or acts that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
(c)       Except as set forth in Schedule 3.13(c), as of the date of this Agreement, no MLIM Business Entity has entered into and is bound by or subject to any of the following:
(i)       any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of any MLIM Business Entity in respect of the MLIM Business or (B) any MLIM Business Entity has directly or indirectly guaranteed Indebtedness, liabilities or obliga-

tions of any Person in each case in excess of $5,000,000 or in the aggregate in excess of $15,000,000;
(ii)       other than investment management and distribution Contracts entered into in the ordinary course of business, any Contract providing for the indemnification of any Person with respect to liabilities, whether absolute, accrued, contingent or otherwise that would be material to MLIM Parent and its Controlled Affiliates, taken as a whole;
(iii)       other than in the ordinary course of business, any Contract under which any MLIM Business Entity has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $5,000,000 individually or $15,000,000 in the aggregate;
(iv)       any Contract prohibiting or materially restricting the ability of any MLIM Business Entity to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;
(v)       other than Contracts entered into in the ordinary course of business, any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the MLIM Business, taken as a whole;
(vi)       other than Contracts entered into in the ordinary course of business, any Contract that provides for earn-outs or other similar contingent obligations of any MLIM Business Entity or any of its Controlled Affiliates where such earn-outs or contingent obligations would be material to the MLIM Business, taken as a whole;
(vii)       other than Contracts entered into in the ordinary course of business, any Contract which contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any MLIM Business Entity or any of its Controlled Affiliates or (B) a “most favored nation” or similar provision, in each case of (A) and (B) where the obligations of a MLIM Business Entity and/or its Controlled Affiliate under each undertaking or provision would be material to the MLIM Business, taken as a whole; or
(viii)       other than Contracts entered into in the ordinary course of business, any Contract requiring any MLIM Business Entity or any of its Controlled Affiliates (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product, in each case in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate.
(d)       For the purpose of this Section 3.13, the phrase “ordinary course of business” shall be deemed to be limited to the ordinary course of business of the applicable MLIM Company, consistent with past practice of such MLIM Company.
Section 3.14       Litigation. Schedule 3.14 contains a complete and correct list of all material pending and served and, to the knowledge of MLIM Parent, material pending and not served or material threatened Litigation and governmental investigations concerning the MLIM Business. Except as set forth on Schedule 3.14, there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened against or affecting any of the MLIM Business Entities, or any of their properties, assets or rights or the MLIM Business, other than Proceedings that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
Section 3.15       Affiliate Arrangements.
(a)       Except as set forth in Schedule 3.15(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) concerning the MLIM Business between a MLIM Business Entity, on the one hand, and MLIM Parent or any of its Affiliates (other than a MLIM Business Entity), on the other hand (any such Contract, liability or obligation, a “MLIM Affiliate Arrangement”).
(b)       To the knowledge of MLIM Parent, no director, officer or employee of any MLIM Business Entity: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the MLIM Business, (y) any Client or (z) any supplier, lessor, lessee or competitor of any MLIM Business Entity, in each case of (x), (y) and (z) where such interest would be material to the MLIM Business, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of any MLIM Business Entity or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any MLIM Business Entity, where the amount of any such loans or obligations would be material to the MLIM Business Entities, taken as a whole.

(c)       No MLIM Business Entity has any loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.
Section 3.16       Compliance with Law; Government Regulation; Etc.
(a)       (i) Each MLIM Business Entity and each MLIM Fund is in compliance in all material respects with all Applicable Laws; (ii) none of the MLIM Companies or any MLIM Fund has received any written, or, to the knowledge of MLIM Parent, oral, notice, from any Governmental Authority asserting any violation by any MLIM Business Entity or the MLIM Business or any MLIM Fund of any Applicable Law, and (iii) to the knowledge of MLIM Parent and its Controlled Affiliates, there is no reasonable basis for any such assertion, except in each case for such violations, notices or assertions that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect;
(b)       The MLIM Business Entities hold and, after giving effect to the MLIM Restructuring, the MLIM Transferred Entities and their Subsidiaries will hold (subject to obtaining any Consents set forth on Schedule 3.6 or 3.7), all licenses, registrations, franchises, permits, orders, approvals and authorizations (collectively, “Permits”) that are required in order to permit the MLIM Business Entities and, after giving effect to the MLIM Restructuring, the MLIM Transferred Entities and their Subsidiaries to own or lease their properties and assets and to conduct the MLIM Business under and pursuant to all Applicable Laws. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of MLIM Parent, no such suspension, cancellation, modification or revocation or Proceeding is threatened in writing or orally, except, in each case, for such failures to be in full force or effect, suspensions, cancellations, modifications, revocations or Proceedings that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect. Each employee of a MLIM Business Entity and, after giving effect to the MLIM Restructuring, each employee of the MLIM Transferred Entities and their Subsidiaries, who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Authority is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect.

(c)       Each MLIM Business Entity identified in Schedule 3.16(c) is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each MLIM Business Entity that is required to be is, and at all times required by Applicable Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification. No MLIM Business Entity not identified in Schedule 3.16(c) (i) is or has been an “investment adviser” required to register under the Advisers Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified. Each MLIM Business Entity identified in Schedule 3.16 (c) is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.
(d)       Each MLIM Business Entity that is required to be is, and at all times required by Applicable Law has been, duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business required such registration, licensing or qualification. No MLIM Business Entity not identified in Schedule 3.16(d) (i) is required to be registered, licensed or qualified as a broker or dealer under any Applicable Law or (ii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.
(e)       Except as set forth in Schedule 3.16(e), no MLIM Business Entity is (i) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any Applicable Law or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. Except as set forth in Schedule 3.16(e), none of the MLIM Companies has received notice of any Proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.
(f)       None of the MLIM Business Entities or any “affiliated person” (as defined in the Investment Company Act) of any of them is (taking into account any applicable exemption) ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a U.S. MLIM Public Fund, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated persons” of any of them to serve in any such capacities. None of the MLIM Business Entities and the “affiliated persons” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated person” to serve in any such capacities. None of the MLIM Business Entities or their associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated person” to serve in any such capacities.
(g)       No director, managing director or officer or, to the knowledge of MLIM Parent, no trustee or employee of any MLIM Business Entity or any MLIM Fund is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.
(h)       Each of MLIM Parent, each of its Controlled Affiliates and each MLIM Public Fund has filed all material registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Governmental Authority, including all material amendments or supplements to any of the above for the past three years, in each case to the extent related to the MLIM Business (the “Filings”). The Filings complied in all material respects with the requirements of Applicable Law. The Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(i)       Except for routine examinations conducted by any Governmental Authority in the regular course of the MLIM Business and the MLIM Funds, as applicable, (i) no Governmental Authority has initiated any Proceeding or, to the knowledge of MLIM Parent, no such Proceeding, investigation, examination, audit or review into the MLIM Business or any MLIM Fund is ongoing, unresolved or threatened by any Governmental Authority and (ii) none of the MLIM Companies or the MLIM Funds has received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any MLIM Business Entity, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).
(j)       Each of the MLIM Companies and each MLIM Fund has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as required by Applicable Law, a complete and correct copy of each of which has been made available to BlackRock. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law. The policies of the MLIM Companies as of the date of this Agreement with respect to avoiding conflicts of interest are as set forth in the most recent policy manuals of the MLIM Companies, which have been made available to BlackRock. Since January 1, 2001, there have been no material violations by any officer or investment professional of any MLIM Business Entity of such code of ethics, insider trading polices and personal trading policies.
(k)       Each MLIM Business Entity and each MLIM Fund has complied in all material respects with all Applicable Laws regarding the privacy of Clients and other Persons and have established and complied with policies and procedures in this regard reasonably designed to ensure compliance with Applicable Law.
(l)       Each MLIM Business Entity and each MLIM Fund, to the extent required by Applicable Law, has a written anti-money laundering program and a written customer identification program in compliance with Applicable Law and have complied with the terms of such program in all material respects.
Section 3.17       MLIM Public Funds.
(a)       Schedule 3.17(a) sets forth a complete and correct list, as of the date of this Agreement, of each MLIM Public Fund that is registered with any Governmental Authority. Each MLIM Public Fund is, and at all times required under Applicable Law has been, duly registered with all applicable Governmental Authorities as an investment company or a regulated fund or for the purpose of marketing in the applicable jurisdiction.
(b)       Each MLIM Public Fund that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and au-

thority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law (except where failure to do so is not material to its business).
(c)       Each MLIM Business Entity that acts as investment adviser or sub-adviser to a MLIM Public Fund has a written Investment Advisory Arrangement pursuant to which such MLIM Business Entity serves as investment adviser or sub-adviser to such MLIM Public Fund. None of the MLIM Business Entities and the “interested persons” of them (as such term is defined in the Investment Company Act) receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any MLIM Public Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for such MLIM Public Fund or other compensation permitted by Applicable Laws or (ii) from the MLIM Public Funds or their respective security holders for other than bona fide investment advisory, sub-advisory, accounting, shareholder servicing, securities lending, transfer agency, administrative or similar services.
(d)       Each MLIM Public Fund currently is, and has been since January 1, 2003, operated in compliance in all material respects with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such MLIM Public Fund.
(e)       The shares or units of each MLIM Public Fund (i) have been issued and sold by the MLIM Companies in compliance with Applicable Law in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers by the MLIM Companies are made by such MLIM Public Fund to the extent required under Applicable Law and (iii) have been duly authorized and validly issued and are fully paid and non-assessable, except in each case for such failures that, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect.
(f)       All payments by the MLIM Public Funds registered with the SEC relating to the distribution of their shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan, if applicable, and each 12b-1 Plan adopted by the MLIM Public Funds, and the operation of each such 12b-1 Plan currently complies in all material respects with Rule 12b-1 of the Investment Company Act and other Applicable Laws. No MLIM Public Fund that is subject to Rule 12b-1 of the Investment Company Act has paid or is paying, directly or indirectly, any amount to any Person for the purpose of financing the distribution of its shares except in accordance with a 12b-1 Plan, and no MLIM Public Fund has made or is making any other payments in respect of the distribution of its shares that violated or violate Applicable Law in any material respect.
(g)       The financial statements for the MLIM Funds have been prepared and presented in accordance with GAAP or the generally accepted accounting principles of the applicable jurisdiction, as the case may be. The financial statements for the MLIM Funds fairly present, in all material respects, the results of operations and changes in net assets of each such MLIM Fund for the respective periods indicated, subject, in the case of unaudited financial statements for the MLIM Funds, to notes and normal year-end audit adjustments.
(h)       The open-end U.S. MLIM Public Funds have maintained a “market timing” policy in force at all times since the later of January 1, 2003 or its adoption with respect to the purchase and sale of any open-end U.S. MLIM Public Fund shares. Such policies, as they have been in effect at any applicable time, have been enforced consistently by the MLIM Companies and are consistent with the disclosure relating thereto contained in the applicable open-end U.S. MLIM Public Fund prospectus or statement of additional information, and no arrangements involving any of the MLIM Companies or any of their respective directors, officers, employees, agents or representatives exist or have existed to permit any party (including any officer, employee, agent or representative) to trade shares of any open-end U.S. MLIM Public Fund in a manner that is inconsistent with such policy.
(i)       Since January 1, 2003, no MLIM Business Entity has taken any action pursuant to any arrangements or accommodations whereby (A) a MLIM Business Entity or any of its officers or employees has permitted any Person to enter orders to purchase or redeem shares or to cancel previously entered orders; or (B) a MLIM Business Entity or its officers or employees facilitated the entering by any Person of orders to purchase or redeem shares or to cancel previously entered orders of any open-end U.S. MLIM Public Fund at a time and in a manner not consistent with the requirements of Rule 22c-1 under the Investment Company Act.
(j)       Each U.S. MLIM Public Fund is in material compliance with Rule 38a-1(a) under the Investment Company Act.
Section 3.18       Private MLIM Funds.
(a)       Schedule 3.18(a) sets forth a correct and complete list of each MLIM Private Fund having assets in excess of $25,000,000. Except with respect to the MLIM Private Funds and the MLIM Public Funds, no MLIM Business Entity acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any other pooled investment vehicle. No MLIM Private Fund is, or to the knowledge of MLIM Parent at any time since January 1, 2003 was, required to register as an investment company under the Investment Company Act or the comparable regulatory regime of any other jurisdiction.
(b)       Each MLIM Private Fund that is a juridical entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each MLIM Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each MLIM Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. All outstanding shares or units of each MLIM Private Fund have been issued and sold by such MLIM Private Funds in compliance with Applicable Law in all material respects.
Section 3.19       Assets Under Management; Clients.
(a)       Each Client to which a MLIM Business Entity provides investment management, advisory or sub-advisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) has, since January 1, 2003, been managed by a MLIM Business Entity such that the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA. Each such MLIM Business Entity, to the extent it is regulated under the Advisers Act, satisfies the requirements of Prohibited Transaction Class Exemption 84-14 for a “qualified professional asset manager” (as such term is used in Prohibited Transaction Class Exemption 84-14).
(b)       (i) All performance information provided, presented or made available by the MLIM Business Entities to any Client or potential Client has complied in all material respects with Applicable Law; (ii) MLIM Parent and each of its Controlled Affiliates, as applicable, maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law; and (iii) any investment performance earned by any Person at a firm other than the MLIM Business Entities and presented by a MLIM Business Entity as its investment performance has complied in all material respects with Applicable Law.

(c)       Since January 1, 2003, each Client account has been operated in all material respects in compliance with the terms of the relevant Investment Advisory Arrangement.
(d)       Since January 1, 2003, there has existed no material unremedied “out of balance” condition, pricing error or similar condition with respect to any Client account maintained by a MLIM Business Entity or any MLIM Fund.
(e)       The MLIM Business Entities that are registered investment advisers have adopted and implemented procedures or practices for the allocation of securities purchased for its Clients that comply in all material respects with Applicable Laws, including procedures or practices relating to the allocation between MLIM Public Funds and MLIM Private Funds or other accounts in which a MLIM Business Entity has an interest.
Section 3.20       Taxes.
(a)       All material Tax Returns required to be filed with respect to the MLIM Business Entities or the Assets have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns, insofar as they relate to the MLIM Business Entities or the Assets, are true, correct and complete in all material respects (other than, in each case, the consolidated U.S. federal income tax return of the consolidated group of which MLIM Parent is the common parent, or the tax return of MLIHL filed on U.S. Internal Revenue Service Form 8865). The MLIM Business Entities have timely paid all material Taxes due or claimed to be due by any Governmental Authority or, with respect to Taxes accrued but not yet due and payable, made an adequate provision on the appropriate financial statements in accordance with GAAP or, if applicable, accounting principles of any other jurisdiction.
(b)       There are no Liens for Taxes upon any of the Assets other than statutory Liens for Taxes not yet due and payable.
(c)       No (A) waiver of any statute of limitations in respect of Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to Taxes, in each case, relating to the MLIM Business Entities or the Assets. None of the MLIM Business Entities is a party to, bound by, or has any obligation under, any tax allocation or sharing agreement or arrangement.
(d)       There is no current audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes relating to any of the MLIM Business Entities or the Assets. There has not been any written notice of any claim made by a Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to the any of the MLIM Business Entities or the Assets, that material taxation by that jurisdiction is due by the MLIM Business Entities or any Affiliate, where such claim has not been resolved favorably to MLIM Parent and its Affiliates.
(e)       None of the MLIM Business Entities has agreed to make or is required to make any adjustment for a taxable period ending after the MLIM Contribution under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except to where such adjustments are not, and would not reasonably be expected to be material individually or in the aggregate to the MLIM Business Entities.
(f)       Each MLIM Transferred Entity is, and has been since the date of its formation, a disregarded entity for U.S. federal income tax purposes.
(g)       None of the MLIM Business Entities is or was a member of any consolidated, combined or affiliated group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns other than any group for which MLIM Parent is or was the common parent.
(h)       None of the MLIM Business Entities has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.
(i)       There has been made available to BlackRock correct and complete copies of (i) the relevant portion of all federal and other material Tax Returns of MLIM Parent and its Affiliates relating to the MLIM Business Entities or Assets for the taxable periods ending after December 28, 2001, which have been filed and (ii) the relevant portion of all audit reports within the last five years relating solely to any material Taxes due from or with respect to the MLIM Business Entities or any Assets.
(j)       None of the owners of the MLIM Business Entities or the MLIM Business Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the MLIM Contribution as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or simi-

lar provision of state, local or foreign income Tax law) executed on or prior to the MLIM Contribution.
(k)       The MLIM Business Entities are in material compliance with all applicable information reporting and Tax withholding requirements under applicable Tax laws.
(l)       For all taxable years since its inception, each of the domestic MLIM Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local law in any jurisdiction in which such MLIM Public Fund filed, or is required to file, a Tax Return and each of the domestic MLIM Private Funds has elected to be treated as, and has qualified to be treated as, a partnership for U.S. federal income tax purposes and any similar provisions or state or local law in any jurisdiction in which such MLIM Private Funds filed or was required to file, a Tax Return. Each of the foreign MLIM Public Funds and foreign MLIM Private Funds is organized as a pass through entity in the foreign country or countries in which they are organized. Each of the MLIM Public Funds and Private Funds has (i) duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Governmental Authority or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP.
(m)       Neither MLIM Parent nor any of its Affiliates has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) involving the MLIM Business Entities. None of MLIM Parent nor any of its Affiliates has promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions involving the MLIM Business Entities.
(n)       Each of MLIM Parent and its Affiliates in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax withholding or reporting in connection with the conduct of the Business through the MLIM Business Entities.
(o)       Schedule 3.20(o) lists all foreign, state and local jurisdictions in which MLIM Parent and its Affiliates file Tax Returns including the ownership or operation of the Business.
(p)       MLIM Parent has no plan or intention to cause ML Invest, Inc., or any MLIM Transferor treated as a corporation for US tax purposes as of the date of this Agreement to liquidate after the MLIM Contribution and neither ML Invest, Inc., nor any MLIM Transferor treated as a corporation for US tax purposes as of the date of this Agreement will liquidate within two years after the MLIM Contribution.
(q)       The UK Tax Warranties in Exhibit 3.20 shall apply to the UK Companies and in the event of conflict between the provisions of this Section 3.20(a) through (p) inclusive and Exhibit 3.20, the provisions of Exhibit 3.20 shall prevail in respect of the UK Companies.
Section 3.21       Benefit Plans; Employees.
(a)       Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by any MLIM Company for the benefit of any MLIM Employee or Former MLIM Employee, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plans, arrangements or policies mandated by Applicable Law is herein referred to as a “MLIM Parent Benefit Plan.” Each MLIM Parent Benefit Plan or portion thereof (i) sponsored by a MLIM Transferred Entity or one of its Subsidiaries, after giving effect to the MLIM Restructuring, (ii) that BlackRock or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that BlackRock or any of its Affiliates is required to assume under Applicable Law is referred to herein as an “Assumed Benefit Plan.” Each individual employment, collective bargaining, consulting, severance and change-in-control Contract under which any MLIM Transferred Entity or any Controlled Affiliate thereof has any present or future liability is herein referred to as a “MLIM Employment Agreement.” Schedule 3.21(a) contains a true and complete list, as of the date of this Agreement, of each Assumed Benefit Plan, each other material MLIM Parent Benefit Plan and each material MLIM Employment Agreement. MLIM Parent has delivered or made available to BlackRock true, correct and complete copies of (A) each Assumed Benefit Plan, (B) each MLIM Parent Benefit Plan that is subject to Title IV of ERISA or section 412 of the Code, (C) each other material MLIM Parent Benefit Plan, (D) the two (2) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Assumed Benefit Plan (if any such report was required by Applicable Law), (E) the most recent summary plan description (or similar document) for each Assumed Benefit Plan and each other material MLIM Parent Benefit Plan for which a summary plan description (or similar document) is required by Applicable Law and (F) each MLIM Employment Agreement. No MLIM Com-

pany has any commitment to establish any new Assumed Benefit Plan or to materially modify any Assumed Benefit Plan.
(b)       Each Assumed Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no material investigations by any Governmental Authority, material termination proceedings or other material claims or Proceedings against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan.
(c)       No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No MLIM Business Entity would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with a MLIM Company or any of its respective Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code.
(d)       Each Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of MLIM Parent, there exist no circumstances likely to result in the loss of such qualification or tax-exempt status.
(e)       Neither a MLIM Company nor any of its respective Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any liability under section 4204 of ERISA that has not been satisfied in full.
(f)       No amounts payable under any of the MLIM Parent Benefit Plans or Assumed Benefit Plans, MLIM Employment Agreement or any other Contract with respect to which a MLIM Transferred Entity or any of its Controlled Affiliates may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the Transactions.
(g)       The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of or on behalf of any MLIM Employee, or entitle any such MLIM Employee to any severance or similar compensation or benefits.

(h)       No MLIM Company has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any MLIM Employees or Former MLIM Employees after retirement (other than (i) coverage mandated by Applicable Law and (ii) benefits, the full direct cost of which is borne by the MLIM Employee or Former MLIM Employee (or beneficiary thereof)).
(i)       None of the Assumed Benefit Plans restricts the ability of a MLIM Transferred Entity or any of its Controlled Affiliates to amend or terminate such plan.
Section 3.22       Intellectual Property; Information Technology.
(a)       Schedule 3.22(a) sets forth a complete and correct list of all of the following, in each case owned by any MLIM Business Entity or MLIM Parent and used or held for use in connection with the MLIM Business (i) patents and patent applications; (ii) trademark applications and registrations; (iii) copyright registrations and (iv) domain names.
(b)       To the knowledge of MLIM Parent, the Business does not infringe on or otherwise violate the Intellectual Property of any other Person. No MLIM Business Entity has received any written notice alleging such infringement or violation which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a MLIM Material Adverse Effect. To the knowledge of MLIM Parent, no Person is infringing on or otherwise violating the Intellectual Property owned by any MLIM Business Entity and used or held for use in connection with the MLIM Business, which infringement or violation would reasonably be expected to have a MLIM Material Adverse Effect.
(c)       The Intellectual Property set forth on Schedule 3.22(a) is valid and to the knowledge of MLIM Parent, enforceable and in full force and effect. The Business Entities have taken commercially reasonable steps to protect the confidentiality of the material trade secrets owned by it. All Information Technology used in connection with the Business performs substantially in accordance with its documentation, except as has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.
Section 3.23       Insurance. The MLIM Business Entities maintain, or MLIM Parent maintains on their behalf, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under Applicable Laws. The MLIM Business Entities have complied in all material respects with the terms and provisions of such policies and bonds.

Section 3.24       Compliance with Environmental Law. To the knowledge of MLIM Parent, MLIM Parent and each of its Controlled Affiliates has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the MLIM Business Entities (including any real property now or previously owned by a MLIM Business Entity) and the use and ownership thereof, and to the operation of the Business. There are no Proceedings by any Governmental Authority pending, or to the knowledge of MLIM Parent, threatened against any MLIM Business Entity under any Environmental Law. There are no facts, circumstances or conditions relating to the past or present business or operations of the MLIM Business Entities (including the disposal of any wastes, hazardous substances or other materials), and no environmental conditions at any facilities or properties of the MLIM Business Entities (including any previously owned or operated properties) that, individually or in the aggregate, could reasonably be expected to give rise to any Proceedings or to any material liability, under any Environmental Law.
Section 3.25       Books and Records. The books and records of MLIM Parent and its Controlled Affiliates are complete and correct in all material respects and have been maintained in accordance with sound business practices.
Section 3.26       Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments entered into for the account of any MLIM Business Entity, or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws and (iii) with counter-parties as directed by the applicable Client (where the Client so directs). None of MLIM Parent, its Controlled Affiliates or, to the knowledge of MLIM Parent, any other party thereto is in material breach of any of its obligations under any such agreement or arrangement.
Section 3.27       Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any MLIM Business Entity in connection with this Agreement or the Ancillary Agreements or the Transactions.
Section 3.28       No Vote Required. No vote of the holders of any capital stock of MLIM Parent is required (under Applicable Law or otherwise) to adopt this Agreement or any Ancillary Agreement or to consummate the Transactions, including the Merger.

Section 3.29       Investment Intention. MLIM Parent is acquiring the New BlackRock Common Stock and New BlackRock Preferred Stock to be issued as MLIM Consideration for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or “blue sky” Law, or with any present intention of distributing or selling such New BlackRock Common Stock or New BlackRock Preferred Stock in violation of any such Law. MLIM Parent understands and agrees that the New BlackRock Common Stock and New BlackRock Preferred Stock to be issued as MLIM Consideration may not be Transferred or offered for Transfer or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration, and without compliance with state, local and foreign securities Laws, in each case to the extent applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BLACKROCK PARTIES
Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by BlackRock to MLIM Parent on the date hereof (the “BlackRock Disclosure Letter”), referencing the appropriate section of this Article IV (references in this Article IV to any “Schedule” being deemed to refer to Schedules to such Disclosure Letter) or otherwise readily apparently pertaining to any section of this Article IV, or as described in any Form 10-K, Form 10-Q or Form 8-K report filed with the SEC by BlackRock (collectively, the “BlackRock SEC Reports”) on or after March 10, 2005, but prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such description is readily apparent as pertaining to any section of this Article IV, BlackRock represents and warrants to MLIM Parent as follows, as of the date of this Agreement and as of the Closing Date.
Section 4.1       Organization. Each BlackRock Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each BlackRock Party has the requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. BlackRock is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. Each Organizational Document of BlackRock and each of its Controlled Affiliates is in full force and effect and there has been no material violation thereof.

Section 4.2       Capital Structure.
(a)       The authorized capital stock of BlackRock, as of the date hereof, is 250,000,000 shares of BlackRock Class A Common Stock, of which 19,799,640 shares are issued and outstanding, 100,000,000 shares of BlackRock Class B Common Stock, of which 44,298,000 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, of which zero shares are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.
(b)       The authorized capital stock of BlackRock Merger Sub is 100 shares of Merger Sub Common Stock, of which one share is issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.
(c)       Except as set forth in Schedule 4.2(c), there are no outstanding Equity Rights (i) obligating BlackRock or any Controlled Affiliate to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any capital stock or related rights, (ii) giving any Person a right to subscribe for any capital stock of BlackRock or any of its Controlled Affiliates or (iii) obligating BlackRock or any Controlled Affiliate to issue, grant, adopt or enter into any such Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or equity of BlackRock or any of its Controlled Affiliates. Except as set forth in Schedule 4.2(c), one of BlackRock and its Controlled Affiliates has any (x) outstanding indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for capital stock or equity of BlackRock or any of its Controlled Affiliates or (y) Equity Rights that entitle or convey to any Person the right to vote with the shareholders of BlackRock or any of its Controlled Affiliates on any matter.
(d)       4,935,000 shares of BlackRock Class A Common Stock and 40,000,000 shares of BlackRock Class B Common Stock are owned by PNC as of the date hereof.
Section 4.3       Title to Common Stock; Business of New BlackRock and BlackRock Merger Sub.
(a)       BlackRock is the sole record and beneficial owner of all of the issued and outstanding New BlackRock Stock, free and clear of any Lien, except for any Liens created by this Agreement.

(b)       New BlackRock is the sole record and beneficial owner of all of the issued and outstanding Merger Sub Common Stock, free and clear of any Lien, except for any Liens created by this Agreement.
(c)       No business has been conducted by New BlackRock or Merger Sub prior to the date of this Agreement and none will be conducted, except as expressly contemplated by this Agreement.
Section 4.4       Controlled Affiliates. Schedule 4.4 sets forth each BlackRock Controlled Affiliate and each equity investment or other investment of greater than $10,000,000 of BlackRock in any Person other than a Controlled Affiliate, in each case as of the date of this Agreement. Except as set forth in Schedule 4.4, BlackRock owns, directly or indirectly, all of the issued and outstanding equity interests in each BlackRock Controlled Affiliate free and clear of any Liens, other than Permitted Liens.
Section 4.5       Authority; Validity of Agreements. Each BlackRock Party has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Subject to obtaining the consents and approvals described in Section 4.6, the execution, delivery and performance by each BlackRock Party of this Agreement and each Ancillary Agreement and the consummation by each BlackRock Party of the Transactions, has been duly and validly authorized and approved by all necessary corporate action of each BlackRock Party. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will have been duly and validly executed and delivered by each BlackRock Party, and (assuming due authorization, execution and delivery by MLIM Parent and any other party (other than any BlackRock Party) hereto and thereto) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof will constitute, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute a valid and binding obligation of each BlackRock Party enforceable against it in accordance with its terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
Section 4.6       Consents and Approvals. Except (a) as set forth in Schedule 4.6(a), (b) for any Consents that may be required to be obtained by BlackRock as a result of the regulatory status of the MLIM Transferred Entities or their Controlled Affiliates, (c) for filings under the HSR Act, and (d) for the required vote of the holders of the outstanding shares of BlackRock Class A common stock and

Class B common stock of BlackRock, BlackRock is not required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by BlackRock of this Agreement or the performance of this Agreement and each Ancillary Agreement by BlackRock, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
Section 4.7       No Conflicts. Assuming that any Consents referred to in Section 4.6 and Schedule 4.6 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated and except as set forth in Schedule 4.7, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each BlackRock Party, will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default or potential default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of BlackRock or any Controlled Affiliate thereof pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of any BlackRock Party or (c) any Contract, Plan or other instrument binding upon BlackRock or any of its Controlled Affiliates, or to which the property of BlackRock or any of its Controlled Affiliates is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
Section 4.8       SEC Matters.
(a)       BlackRock has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), since December 1, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “BlackRock SEC Reports”). Each of the BlackRock SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the BlackRock SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the BlackRock

SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b)       BlackRock is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, Inc.
(c)       BlackRock has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by BlackRock, including information relating to its consolidated Controlled Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.
(d)       Each of the consolidated financial statements of BlackRock and its Subsidiaries contained in the BlackRock SEC Reports (the “BlackRock Financial Statements”), together with related schedules and notes, presents fairly in all material respects the financial position of BlackRock and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of BlackRock and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed therein.
Section 4.9       Absence of Undisclosed Liabilities. None of BlackRock or any of its consolidated Subsidiaries is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and there are no existing conditions, situations or facts that would or would reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed or reserved against on the last balance sheet included in the BlackRock Financial Statements (the “BlackRock Balance Sheet”), (b) claims, obligations and liabilities that (i) are incurred after the date of the BlackRock Balance Sheet, (ii) consistent in nature, type and amount with any such claims, obligations and liabilities regularly incurred in the ordinary course of business consistent with past practice of BlackRock or such Subsidiary, and (iii) individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect and (c) as set forth on Schedule 4.9.
Section 4.10       Absence of Certain Changes. Since the date of the BlackRock Balance Sheet to and including the date of this Agreement, other than as expressly contemplated by this Agreement or any Ancillary Agreement, (x) BlackRock and each of its Controlled Affiliates has in all material respects conducted its business in the ordinary course of business consistent with past practices, (y) there has not occurred or come to exist any BlackRock Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that, individually or in the aggregate, would reasonably be expected to have or result in a BlackRock Material Adverse Effect, and (z) BlackRock and its Controlled Affiliates have not taken any action that would be prohibited by the terms of Section 5.1(b) of this Agreement, had such Section been applicable during such period.
Section 4.11       Litigation. Schedule 4.11 contains a complete and correct list of all material pending and served and, to the knowledge of the BlackRock Parties, material pending and not served or material threatened Litigation and governmental investigations concerning BlackRock or any of its Controlled Affiliates. Except as set forth in Schedule 4.11, there is no Proceeding pending and served or, to the knowledge of BlackRock, pending and not served or threatened against or affecting BlackRock of any of its Controlled Affiliates, or any of their properties, assets or rights other than Proceedings that, individually or in the aggregate, have not had or resulted in or would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
Section 4.12       Compliance with Law; Government Regulation; Etc.
(a)       (i) Each of BlackRock and its Controlled Affiliates is in compliance in all material respects with all Applicable Laws, (ii) none of BlackRock or any of its Controlled Affiliates has received any written or, to the knowledge of the BlackRock Parties, oral, notice from any Governmental Authority asserting any violation by BlackRock or any Controlled Affiliate of any Applicable Law and (iii) to the knowledge of the BlackRock Parties, there is no reasonable basis for such assertion, except in each case for such violations, notices or assertions that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
(b)       BlackRock and its Controlled Affiliates hold all Permits that are required in order to permit BlackRock and its Controlled Affiliates to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws, except in each case as would not reasonably be expected to result in a BlackRock Material Adverse Effect.
(c)       All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of BlackRock, no such suspension, cancellation, modification or revocation or Proceeding is threatened.
(d)       Each of BlackRock Advisors, Inc., BlackRock Institutional Management Corporation, BlackRock Financial Management, Inc., BlackRock (Ja-

pan), Inc., BlackRock Capital Management, Inc., BlackRock HPB Management, LLC, SS Research & Management Company, BlackRock Realty Advisors, Inc. and BlackRock International Ltd. (together, the “BlackRock Investment Adviser Subsidiaries”) is, and has been at all times since January 1, 2000 (except, as to BlackRock HPB Management, LLC, since August 1, 2003), duly registered as an investment adviser under the Advisers Act. None of the BlackRock Investment Adviser Subsidiaries is prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser. The BlackRock Investment Adviser Subsidiaries are the only direct or indirect Subsidiaries of BlackRock required to be registered as investment advisers under the Advisers Act. Each of the BlackRock Investment Adviser Subsidiaries is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign laws requiring any such registration, licensing or qualification or is subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance. None of BlackRock or its other direct or indirect Subsidiaries (i) is or has been an “investment adviser” required to register under the Advisers Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified. Each BlackRock Investment Adviser is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.
(e)       Each of BlackRock Investments, Inc. and SS Research Investment Services (the “BlackRock Broker Dealer Subsidiaries”) is, and has been at all times during the prior six years, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, and is in compliance with federal, state and foreign laws requiring such registration, licensing or qualification or is subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance. Each of the BlackRock Broker Dealer Subsidiaries is a member in good standing of NASD and each other self-regulatory organization where the conduct of its business requires such membership. Neither BlackRock nor any of BlackRock’s other direct or indirect Subsidiaries is required to be registered, licensed or qualified as a broker-dealer under the laws requiring any such registration, licensing or qualification in any jurisdiction in which it or such other Subsidiaries conduct business or is subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified except where the failure to be so registered, licensed or qualified would not reasonably be expected to have a BlackRock Material Adverse Effect.

(f)       Each of the BlackRock Investment Adviser Subsidiaries and the BlackRock Broker Dealer Subsidiaries is, has been and upon consummation of the Transactions will be, in compliance with, and each such entity has received no notice of any kind of any violation of, (A) all Laws applicable to it or its operations relating to investment advisory or broker-dealer activities, as the case may be, and (B) all other Laws applicable to it and its operations, except, in either case, where any failure to comply with any such Law would not reasonably be expected to have, individually or in the aggregate, a BlackRock Material Adverse Effect.
(g)       Each Person for which the BlackRock Investment Adviser Subsidiaries acts as investment adviser and, to the best knowledge of BlackRock, each entity for which the BlackRock Investment Adviser Subsidiaries acts as sub-adviser and, in each case, which is required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle (each, a “BlackRock Public Fund”) is, at all times required under Applicable Laws has been, and upon consummation of the transactions contemplated herein will be, duly registered with the SEC or such other authority as an investment company under Applicable Law and, to the best knowledge of BlackRock, each BlackRock Public Fund has been operated in compliance in all material respects with the applicable provisions of Applicable Law and, to the best knowledge of Black Rock, there are no facts with respect to any BlackRock Public Fund that are likely to have a BlackRock Material Adverse Effect. To the knowledge of BlackRock, the registration statement of each BlackRock Public Fund complies (or, in the case of closed-end BlackRock Public Funds, complied at the date thereof) in all material respects with the provisions of Applicable Law and does not (or, in the case of the closed-end BlackRock Public Funds, did not at the date thereof) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(h)       Each entity for which a BlackRock Investment Adviser Subsidiary acts as investment adviser and, to the best knowledge of BlackRock, each entity for which the Investment Adviser Subsidiary acts as sub-adviser which entity is not required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle (a “BlackRock Private Fund”) is not, and upon consummation of the Transactions will not be, required to register with the SEC or such other authority as a pooled investment vehicle and to the best knowledge of BlackRock there are no facts with respect to any such BlackRock Private Fund that are likely to have a BlackRock Material Adverse Effect. To the best knowledge of BlackRock, each BlackRock Private Fund’s offering documents comply in all material respects with the provisions of the laws applicable to such offering and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(i)       Each BlackRock Private Fund that is a juridical entity has been duly organized and is validly existing and with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each BlackRock Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each BlackRock Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. All outstanding shares or units of each BlackRock Private Fund have been issued and sold by such BlackRock Private Funds in compliance with Applicable Law in all material respects.
(j)       Each agreement between BlackRock, any BlackRock Investment Adviser Subsidiary, or any other Subsidiary of BlackRock on the one hand and any BlackRock Public Fund, BlackRock Private Fund or private client on the other is a legal and valid obligation of the parties thereto, and none of BlackRock, any Investment Adviser Subsidiary or any other Subsidiary of BlackRock is in breach or violation of or in default under any such agreement which would individually or in the aggregate have a BlackRock Material Adverse Effect.
(k)       Each employee of BlackRock or any Investment Adviser Subsidiary or BlackRock Broker Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, investment adviser representative, sales Person or equivalent Person with any Governmental Authority is duly registered as such and such registration is in full force and effect.
Section 4.13       BlackRock Benefit Plans; Employees.
(a)       Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by BlackRock, or any of BlackRock’s Controlled Affiliates for the benefit of any BlackRock Employee or Former BlackRock Employee, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plans, arrangements or policies mandated by Applicable Law is herein referred to as a “BlackRock Benefit Plan.” Each individual employment, collective bargaining, consulting, severance and change-in-control Contract under which BlackRock or any of BlackRock’s Controlled Affiliates has any present or future li-

ability is herein referred to as a “BlackRock Employment Agreement.” Schedule 4.13(a) contains a true and complete list, as of the date of this Agreement, of each material BlackRock Benefit Plan and each material BlackRock Employment Agreement. BlackRock has delivered or made available to MLIM Parent true, correct and complete copies of (A) each BlackRock Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, (B) each other material BlackRock Benefit Plan, (C) the two (2) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each BlackRock Benefit Plan (if any such report was required by Applicable Law), (D) the most recent summary plan description (or similar document) for each BlackRock Benefit Plan for which a summary plan description (or similar document) is required by Applicable Law and (E) each BlackRock Employment Agreement. No BlackRock Company has any commitment to establish any new BlackRock Benefit Plan or to materially modify any BlackRock Benefit Plan.
(b)       Each BlackRock Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no material investigations by any Governmental Authority, material termination proceedings or other material claims or Proceedings against or involving any BlackRock Benefit Plan or asserting any rights to or claims for benefits under any BlackRock Benefit Plan.
(c)       No BlackRock Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. None of BlackRock or any BlackRock Controlled Affiliate would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with BlackRock or its Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code.
(d)       Each BlackRock Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of BlackRock, there exist no circumstances likely to result in the loss of such qualification or tax-exempt status.
(e)       Neither BlackRock nor any BlackRock Controlled Affiliate has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.
(f)       With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained or contributed to, or required to be maintained or contributed to, by PNC or any of PNC’s Controlled Affiliates, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plans, arrangements or policies mandated by Applicable Law or any BlackRock Benefit Plan, there have been no events and no events are reasonably likely to occur which would cause BlackRock or a BlackRock Controlled Affiliate to incur any material liability under Title IV of ERISA or Section 412 of the Code.
(g)       No amounts payable under any of the BlackRock Benefit Plans, any BlackRock Employment Agreement or any other Contract with respect to which BlackRock or any BlackRock Controlled Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the Transactions.
(h)       The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of on behalf of any BlackRock Employee, or entitle any such BlackRock Employee to any severance or similar compensation or benefits.
(i)       No BlackRock Company has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any BlackRock Employees or Former BlackRock Employees after retirement (other than (i) coverage mandated by Applicable Law and (ii) benefits, the full direct cost of which is borne by the BlackRock Employee or Former BlackRock Employee (or beneficiary thereof)).
Section 4.14       Intellectual Property; Information Technology. Each of BlackRock and its Controlled Affiliates own or possesses, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on the business now operated by them. Neither BlackRock nor any of its Controlled Affiliates has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a BlackRock Material Adverse Effect.
Section 4.15       Insurance. BlackRock and each of its Controlled Affiliates are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, or as they may be required to maintain under Applicable Law; neither BlackRock nor any of its Controlled Affiliates has been refused any insurance coverage sought or applied for; and neither BlackRock nor any of its Controlled Affiliates has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar cov-

erage from similar insurers as may be necessary to continue its business at a cost that would not have a BlackRock Material Adverse Effect.
Section 4.16       Affiliate Arrangements.
(a)       Except as set forth in Schedule 4.16(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) between BlackRock, a current or former Controlled Affiliate of BlackRock, on the one hand, and PNC or any of its Affiliates (other than BlackRock and its Controlled Affiliates), on the other hand (any such Contract, liability or obligation, a “BlackRock Affiliate Arrangement”).
(b)       To the knowledge of the BlackRock Parties, except as set forth on Schedule 4.16(b), no director, officer or employee of BlackRock or any of its Controlled Affiliates: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to BlackRock’s business, (y) any Client or (z) any supplier, lessor, lessee or competitor of BlackRock or any of its Controlled Affiliates, where such interest would be material to BlackRock and its Controlled Affiliates, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of BlackRock or any of its Controlled Affiliates or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, BlackRock or any of its Controlled Affiliates, where the amount of any such loans or obligations would be material to BlackRock and its Controlled Affiliates, taken as a whole.
(c)       Neither BlackRock nor any BlackRock Controlled Affiliate has any loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.
Section 4.17       Real Properties. BlackRock and its Controlled Affiliates have good and marketable title in fee simple to all real property, and good and marketable title to all personal property owned by them which is material to the business of BlackRock and its Controlled Affiliates, in each case free and clear of all Liens except for Permitted Liens and such as are described in a Schedule; and any real property and buildings held under lease by BlackRock and its Controlled Affiliates are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by BlackRock and its Controlled Affiliates, in each case except as described in Schedule 4.17. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any of the Real Property Leases to which BlackRock or any of its Controlled Affili-

ates is a party (the “BlackRock Real Property Leases”) or, to the knowledge of BlackRock, by any other party to any of such BlackRock Real Property Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the BlackRock Real Property Leases are legal, valid and binding obligations of BlackRock or a BlackRock Controlled Affiliate, as applicable, and, to the knowledge of BlackRock, each other party to such Leases and (b) each of the BlackRock Real Property Leases is enforceable against BlackRock or its Controlled Affiliate, as applicable, and, to the knowledge of BlackRock, each other party to such Lease, except in each case for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. Neither BlackRock nor any of its Controlled Affiliates has received any written or oral communication from the landlord or lessor under any of the BlackRock Real Property Leases claiming that it is in breach of its obligations under such Leases, except for written or oral communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
Section 4.18       Material Contracts.
(a)       Each BlackRock Material Contract is valid, binding and in full force and effect, and is enforceable against BlackRock or any of its Controlled Affiliates that is a party thereto, as the case may be, and, to the knowledge of BlackRock, each other party thereto, in accordance with its terms. Each of BlackRock and its Controlled Affiliates, as applicable, has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of BlackRock or any of its Controlled Affiliates or, to the knowledge of BlackRock, any other party thereto under any material Contract, except in each case for any defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. To the knowledge of BlackRock, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit BlackRock or any of its Controlled Affiliates or any other party thereto, to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty, except for such circumstances, occurrences, events or acts that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

(b)       Except as set forth in Schedule 4.18(b), none of BlackRock or any of its Controlled Affiliates has entered into or is bound by or subject to any of the following any Contract prohibiting or materially restricting the ability of BlackRock or any of its Controlled Affiliates to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person.
Section 4.19       Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any BlackRock Party in connection with this Agreement or the Ancillary Agreements or the Transactions.
Section 4.20       [Intentionally Omitted].
Section 4.21       Taxes.
(a)       Each of the BlackRock Parties has (i) duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid all material Taxes due or claimed to be due by any Governmental Authority or, with respect to Taxes accrued but not yet due and payable, made an adequate provision on the appropriate financial statements in accordance with GAAP.
(b)       There are no Liens for Taxes upon any property or assets of the BlackRock Parties other than statutory Liens for Taxes not yet due and payable.
(c)       None of the BlackRock Parties has in effect (A) a waiver of any statute of limitations in respect of Taxes of the BlackRock Parties or (B) any agreement for any extension of time with respect to a Tax assessment or deficiency relating to the BlackRock Parties.
(d)       There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes of any of the BlackRock Parties. As of the date hereof, none of the BlackRock Parties has received written notice of any claim made by a Governmental Authority in a jurisdiction where such BlackRock Party does not file a Tax Return, that such entity is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to such BlackRock Party.
(e)       BlackRock has made available to MLIM Parent correct and complete copies of (i) all federal and other material Tax Returns of the BlackRock Parties relating to the taxable periods ending after January 1, 2002, which have been filed and (ii) all audit reports within the last five (5) years relating to any material Taxes due from or with respect to the BlackRock Parties.

(f)       None of the BlackRock Parties has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).
(g)       Each of the BlackRock Parties is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.
(h)       None of the BlackRock Parties or any BlackRock Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of federal, state, local, foreign or other Tax law other than any group of which BlackRock was the common parent.
(i)       No BlackRock Party has any present plan or intention to cause directly or indirectly any of the Assets or any of the interests in the UK Entities to be transferred or treated for U.S. federal income tax purposes as being transferred to any foreign corporation or any entity treated as a foreign corporation for U.S. federal income tax purposes.
Section 4.22       Board of Directors Approvals. The Board of Directors of BlackRock and BlackRock Merger Sub, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are advisable, fair to, and in the best interests of BlackRock and its stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Transactions and (iii) recommended that the stockholders of BlackRock Merger Sub or BlackRock, as applicable, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by such Board of Directors has been amended, rescinded or modified. BlackRock, as sole stockholder of BlackRock Merger Sub, has adopted this Agreement in accordance with the DGCL.
ARTICLE V
COVENANTS
Section 5.1       Conduct of Business. During the period from the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as (x) expressly contemplated by this Agreement (including the MLIM Restructuring), (y) set forth in Schedule 5.1 to the MLIM Parent Disclosure Letter or the BlackRock Disclosure Letter, as the case may be, or (z) consented to in writing by either BlackRock or MLIM Parent, as the case may be (any request of such consent by MLIM Parent or BlackRock to be considered in good faith and the grant of such consent not to be unreasonably withheld, conditioned or delayed), each of MLIM Parent and BlackRock shall, and, in the case of MLIM Parent, shall cause the MLIM Companies to, and in the case of BlackRock, shall cause the BlackRock Companies to:
(a)       (i) use its commercially reasonable efforts to cause each MLIM Business Entity, or each BlackRock Company, as applicable, (A) to carry on its businesses in the ordinary course in all material respects consistent with past practice and (B) to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing and (ii) not to take or fail to take any action that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date; and
(b)       without limiting the generality of the foregoing,
(i)       not amend the Organizational Documents of any MLIM Business Entity or, except as contemplated by this Agreement or any Ancillary Agreement, any BlackRock Company, as applicable;
(ii)       other than any cash dividends in accordance with Section 5.16, as to the MLIM Business Entities, and other than any dividends in the ordinary course of business consistent with past practice, not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity, or make any other changes in the capital structure of any MLIM Business Entity or MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity;
(iii)       not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable, or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable;
(iv)       not form, organize or sponsor any Fund not (A) contemplated by its current business plan or (B), as to BlackRock and its Controlled Affiliates, in the ordinary course of business thereof;
(v)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not sell, transfer, assign, convey, lease, license mortgage, pledge or otherwise subject to any Lien any of its material properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent with past practices;
(vi)       in the case of MLIM Parent, only with respect to the MLIM Business, and other than with respect to indebtedness owed by any MLIM Business Entity to another MLIM Business Entity or any BlackRock Company to any other BlackRock Company, not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not exceeding $10,000,000;
(vii)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law or required to be implemented during such period;
(viii)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, except as required by Applicable Law or an existing Plan or Contract, not (A) other than routine wage or salary increases in the ordinary course of business consistent with the past practice of any MLIM Business Entity or any BlackRock Company, as appropriate, make or agree to make any material increase in compensation, pension, or other fringe benefits or perquisites payable to any officer or investment professional or other Person, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business consistent with past practice or as required by Applicable Law grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any Equity Rights to acquire any equity interests of any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Company, as appropriate), or (D) other than in the ordinary course of business, establish, adopt, amend, modify or terminate any Plan;
(ix)       not acquire any business or Person that would be included in the MLIM Business and material to the MLIM Business or to the business of the BlackRock Companies, taken as a whole, as applicable, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(x)       not enter into, amend in any material respect, breach, terminate or allow to lapse any Material Contract, other than in the ordinary course of business consistent with past practice;
(xi)       not amend, breach, terminate or allow to lapse any material Permit relating to the MLIM Business or the BlackRock Companies, as applicable, other than (A) amendments required by Applicable Law or (B), as to BlackRock and its Controlled Affiliates, any such action in the ordinary course of business thereof;
(xii)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the ordinary course of business consistent with past practices;
(xiii)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not make or incur any capital expenditure or other financial commitment requiring payments in each case in excess of $5,000,000 individually or $15,000,000 in the aggregate or, in the case of the MLIM Business Entities, any unfunded commitment with respect to off balance sheet arrangements of the type listed on Schedule 7.2(f) of the MLIM Parent Disclosure Letter;

(xiv)       in the case of MLIM Parent, only with respect to the MLIM Business and, in the case of BlackRock, as to the BlackRock Companies, subject to entering into the HMRC Agreement, not make or change any material Tax election, not settle and/or compromise any material Tax liability, not change any material Tax accounting method or practice, not prepare any Tax Return in a manner inconsistent with past practice, not incur any material liability for Taxes other than in the ordinary course of business consistent in nature and amount with past practice, and not file a material amended Tax Return or any material claim for refund of Taxes;
(xv)       not take any action that (A) would prevent any Public Fund from qualifying as a “regulated investment company” under Section 851 of the Code or comparable pass-through regime in any other applicable jurisdiction or (B) would be inconsistent with each Public Fund’s prospectuses and other offering, advertising and marketing materials, as amended or supplemented;
(xvi)       in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in each case in excess of $10,000,000 in the aggregate; and
(xvii)       not enter into any Contract (whether or not binding) to take any action prohibited by or not in compliance with any provision of this Section 5.1, or otherwise commit or agree to take any such action.
Section 5.2       Information Prior to Closing.
(a)       Subject to the provisions of Section 5.6 and Applicable Law and the confidentiality obligations set forth in the Confidentiality Agreement, between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, MLIM Parent shall, and shall cause the MLIM Controlled Affiliates to, and BlackRock shall, and shall cause the BlackRock Controlled Affiliates to, instruct their respective management personnel to reasonably cooperate with the other party and its representatives during normal business hours and provide the other party and its accountants, employees, attorneys and other representatives acting on behalf of the other party with reasonable access during normal business hours to, and permit such Persons to review, their respective properties, books, Contracts, accounts and records, and shall provide such other information to the other party and its representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such man-

ner as not to interfere unreasonably with the conduct of the business of the MLIM Companies, or BlackRock and the BlackRock Companies, as applicable.
(b)       Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each of MLIM Parent and BlackRock shall provide the other party on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of the MLIM Business or BlackRock, as appropriate, including statements of operations and balance sheets.
(c)       Between the date hereof and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, MLIM Parent shall, and shall use its commercially reasonable efforts to cause the MLIM Controlled Affiliates to, cooperate with BlackRock in its efforts to comply with the Laws affecting public companies in the United States, including the Sarbanes-Oxley Act, to the extent that such compliance involves the MLIM Companies. In furtherance (and not in limitation) of the foregoing, between the date of this Agreement and the Closing Date, MLIM Parent shall, and shall use its commercially reasonable efforts to cause the MLIM Controlled Affiliates to, permit representatives of BlackRock acting on behalf of BlackRock to meet with officers of the MLIM Companies responsible for the Financial Statements and the Internal Controls to discuss such matters as reasonably necessary for BlackRock to be able to satisfy applicable obligations under the Sarbanes-Oxley Act immediately following the Closing.
Section 5.3       Notification of Certain Matters.
(a)       Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,
(i)       MLIM Parent shall give reasonably prompt notice to BlackRock of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by MLIM Parent in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a MLIM Material Adverse Effect, in each case of which MLIM Parent becomes aware; (B) any notice or other written communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Transactions; or (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; and

(ii)       BlackRock shall give reasonably prompt notice to MLIM Parent of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by BlackRock in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a BlackRock Material Adverse Effect, in each case of which BlackRock becomes aware; (B) any notice or other written communication (other than routine notices or communications) from any Governmental Authority with respect to the Transactions; and (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions.
(b)       Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,
(i)       Unless prohibited by Applicable Law, MLIM Parent shall make available to BlackRock, promptly after the same become available, complete and correct copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to any MLIM Company or a MLIM Fund by any Governmental Authority. The foregoing sentence shall not apply to Tax matters, which shall be governed exclusively by Article VIII.
(ii)       Unless prohibited by Applicable Law, BlackRock shall make available to MLIM Parent, promptly after the same becomes available, complete and correct copies of all inspection reports and correspondence and other documents relating to any investigation provided to any BlackRock Controlled Affiliate or a BlackRock Fund by any Governmental Authority. The foregoing sentence shall not apply to Tax matters, which shall be governed exclusively by Article VIII.
Section 5.4       No Solicitation, Etc.
(a)       During the period from the date hereof continuing through the Closing, MLIM Parent shall not, and shall use its reasonable best efforts to cause its respective Affiliates and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of MLIM Parent or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than BlackRock (and its Affiliates and representatives), concerning any acquisition by such Person of any Equity Rights, capital stock or other securities of the MLIM Business Entities or any issuance of equity interests, capital stock or other securities of the MLIM Business Entities or any merger, asset sale, recapitalization or similar transaction involving the MLIM Business Entities or the MLIM Business. MLIM Parent will notify BlackRock as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, MLIM Parent or any MLIM Controlled Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.
(b)       During the period from the date hereof continuing through the Closing, BlackRock shall not, and shall use its reasonable best efforts to cause its respective Affiliates and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of BlackRock or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than MLIM Parent (or its Affiliates and representatives), concerning any acquisition by such Person of any Equity Rights, capital stock or other securities of BlackRock or any BlackRock Controlled Affiliate or any issuance, other than as provided in Section 5.1, of equity interests, capital stock or other securities of BlackRock or any BlackRock Controlled Affiliate, or any merger, asset sale, recapitalization or similar transaction involving BlackRock or any BlackRock Controlled Affiliate. BlackRock will notify MLIM Parent as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, BlackRock or any BlackRock Controlled Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal. Notwithstanding any other provision contained herein (i) BlackRock and its Board of Directors shall not be prevented from complying with their disclosure obligations under Rules 14d-9 and 14e-2 under the Exchange Act and (ii) the members of the BlackRock Board of Directors shall not be prevented from complying with their fiduciary duties under Applicable Law including without limitation engaging in discussions or negotiations or furnishing information (in each case (i) and (ii), only to the extent necessary to comply with such disclosure obligations or fiduciary duties), provided that BlackRock shall not be authorized to enter into any agreement providing for an acquisition of BlackRock or any substantial part of its Equity Rights, capital stock or other equity securities or assets.
Section 5.5       Use of Certain Marks. MLIM Parent and BlackRock shall use their reasonable best efforts, and shall cause any applicable Controlled Affiliates to use their reasonable best efforts, to enter into the License Agreement as of the Closing Date.

Section 5.6       Confidentiality and Announcements.
(a)       Following the Closing, each party shall keep confidential, and use its reasonable best efforts to cause its Controlled Affiliates and their officers, directors, employees and advisors to keep confidential, all non-public information in its possession provided by the other party hereto relating to MLIM Parent, its Controlled Affiliates, the Funds, the MLIM Business and BlackRock and its Controlled Affiliates, and the business and operations thereof, except (i) as required by Applicable Law or administrative process, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.6(a) or (iii) for information that is or was received from a third party that, to the knowledge of such party to this Agreement, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.
(b)       None of the parties to this Agreement shall, nor shall any of their respective Controlled Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the approval of the other parties, issue any press releases announcing the execution of this Agreement or the Transactions, otherwise make any public statements regarding the Transactions or otherwise disclose any of the contents of this Agreement or the Ancillary Agreements, except as may be determined in good faith by a party to be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party shall consult, to the extent reasonably practicable, the other parties prior to issuing such press release or making such public disclosure).
Section 5.7       Regulatory Matters; Third-Party Consents.
(a)       The parties to this Agreement shall cooperate with each other and use all reasonable best efforts to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Authorities set forth in Schedules 3.6 and 4.6 or that are necessary or advisable to consummate the Transactions; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Authority), and (ii) neither MLIM Parent nor any of its Controlled Affiliates shall agree orally or in writing to any material amendments to any Material Contract, to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Authority without obtaining the prior written consent of BlackRock.

(b)       If any required Consent of any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended.
(c)       Subject to Applicable Law and any applicable confidentiality restrictions, BlackRock and its counsel, on the one hand, and MLIM Parent and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to BlackRock or MLIM Parent, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Authority on a confidential basis in connection with the Transactions. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
(d)       Promptly after the completion of its due diligence regarding the MLIM Business in connection with this Agreement and the Transactions, BlackRock shall deliver to MLIM Parent a schedule of Governmental Approvals understood by BlackRock to be required to be obtained by BlackRock as a result of the regulatory status of the MLIM Transferred Entities and their Controlled Affiliates, and the MLIM Funds except for Governmental Approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.
Section 5.8       MLIM Client Consents.
(a)       Public Funds. Subject in each case to the requirements of Applicable Law and the fiduciary duties of the MLIM Companies and the U.S. MLIM Public Fund Boards,
(i)       MLIM Parent shall use its reasonable best efforts to, or use its reasonable best efforts to cause the MLIM Companies to, in accordance with Applicable Law, (A) as promptly as practicable following the date hereof, obtain the approval of each U.S. MLIM Public Fund Board of a new Investment Advisory Arrangement, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to the MLIM Companies than the terms of the existing Investment Advisory Arrangement between such U.S. MLIM Public Fund and the MLIM Companies, (B) as promptly as practicable following receipt of the approval described in clause (A) above, cause each U.S. MLIM Public Fund Board to call a special meeting of the shareholders of each Public Fund to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such new Investment Advisory Arrangement, as applicable, (C) as promptly as practicable following receipt of the approval described in clause (A) above, prepare and file, or cause each U.S. MLIM Public Fund to prepare and file, with the SEC and all other applicable Governmental Authorities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each U.S. MLIM Public Fund with respect to the actions recommended for shareholder approval by the applicable U.S. MLIM Public Fund Board and mail, or cause to be mailed, such proxy solicitation materials promptly as practicable after clearance by the SEC (if applicable) and (D) as soon as practicable following the mailing of the proxy materials, submit, or cause to be submitted, to the shareholders of each U.S. MLIM Public Fund for a vote at a shareholders meeting the proposals described in clause (B) above.
(ii)       In the event that, prior to the Closing, a special shareholder meeting for a U.S. MLIM Public Fund described in clause (i)(B) above is duly convened but adjourned solely as a result of a failure of the requisite quorum in any matter to be present at such meeting (a “Quorum Failure”), MLIM Parent shall use its reasonable best efforts to, or cause a MLIM Company to use reasonable best efforts to, (A) persuade the Public Fund Board of each such U.S. Public Fund to approve, in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Arrangement, to be effective at the Closing, for any such U.S. Public Fund with any MLIM Company containing terms that, taken as a whole, subject to Applicable Law, are no less favorable to such MLIM Company than the terms of the existing Investment Advisory Arrangement with each such U.S. MLIM Public Fund and (B) as promptly as practicable following the adjournment of such meeting, persuade any such U.S. Public Fund Board to take such action as may be necessary to re-convene a special meeting of the shareholders of any such U.S. Public Fund to be held as promptly as reasonably practicable following such adjournment for the purpose of obtaining the approval of such shareholders of such new Investment Advisory Arrangement as contemplated by clause (i) above.
(iii)       BlackRock and MLIM Parent agree that Consent for any Investment Advisory Arrangement with a Client that is a U.S. Public Fund shall be deemed given for all purposes under this Agreement (but not for purposes of the definition of Contingent Account) only if a new Investment Advi-

sory Arrangement has been approved by the shareholders of the applicable Public Fund in accordance with clause (i) of this subsection (a) and Applicable Law and is in full force and effect at the Closing, unless any time prior to the Closing any Public Fund Board indicates, either orally or in writing, that the applicable Public Fund has (A) terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Arrangement prior to or following the Closing or (B) could reasonably be expected to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Contract or the overall expense level for the applicable Public Fund is reduced prior to or following the Closing.
(iv)       MLIM Parent shall use its reasonable best efforts to, or use its reasonable best efforts to cause the MLIM Companies to, in accordance with Applicable Law, as promptly as practicable following the date hereof, obtain such approvals, consents or other actions, if any, by the boards of directors or comparable governing bodies, regulating or self-regulating authorities or shareholders required by Applicable Law or the arrangements governing such Public Fund of such MLIM Company’s services therefore of any Public Fund that is not a U.S. Public Fund so that after the Closing the relevant MLIM Company may continue managing such Public Fund on terms, taken as a whole, that are no less favorable to such Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such non-U.S. Public Fund and such MLIM Company.
(b)       Non-Public Funds and Non-Fund Clients.
(i)       If Consent or other action is required by Applicable Law or by the Investment Advisory Arrangement of any Client other than a Public Fund for the Investment Advisory Arrangement with such Client to continue after Closing, as promptly as practicable following the date hereof, MLIM Parent shall, or shall cause a MLIM Company to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Arrangement in form and substance reasonably acceptable to BlackRock (the “Notice”) informing such Client of the Transactions and requesting such Consent in writing or other required action.
(ii)       BlackRock and MLIM Parent agree that any Consent required for any Investment Advisory Arrangement with a Client (other than a Public Fund) to continue after the Closing shall be deemed given for all purposes under this Agreement (but not for purposes of the definition of Contingent Accounts) (A) if written Consent is required under Applicable Law or the respective Investment Advisory Arrangement, upon receipt of the written Consent requested in the Notice prior to the Closing Date or (B) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Arrangement, (x) upon receipt of a written Consent requested in the Notice prior to the Closing Date or (y) if no such written Consent is received, if 45 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written Consent as aforesaid and informing such Client: (I) of the intention to complete the Transactions, which will result in a deemed assignment of such Client’s Investment Advisory Arrangement; (II) of the MLIM Transferred Entities’ or one of their respective Controlled Affiliates’ intention to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no Consent shall be deemed to have been given for any purpose under this Agreement if (x) at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Arrangement or (2) intends to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced or (y) such Client is set forth on the schedule referred to in Exhibit 5.21(ix).
(iii)       BlackRock shall be provided a reasonable opportunity to review all Consent materials to be used by the MLIM Companies prior to distribution. The MLIM Companies shall promptly upon their receipt make available to BlackRock copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.8.
(c)       In connection with obtaining the Client Consents and other actions required by subsections (a) and (b) of this Section 5.8, at all times prior to the Closing, the MLIM Companies shall take reasonable steps to keep BlackRock informed of the status of obtaining such Client Consents and, upon BlackRock’s request, make available to BlackRock copies of all such executed Client Consents and make available for BlackRock’s inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.
Section 5.9       Expenses. Except as otherwise expressly provided in this Agreement, each of BlackRock and MLIM Parent shall bear its own direct and indirect Transaction Expenses, provided that all out-of-pocket expenses and out-of-pocket costs incurred by the MLIM Companies and the BlackRock Companies in connection with the procurement or attempted procurement of the Consents required to be obtained pursuant to Section 5.7, Section 5.8 and, if required, Section 5.19, and otherwise in connection with the solicitation and effectuation of Consents of Clients in connection with the Transactions shall be borne, satisfied and discharged by MLIM Parent.
Section 5.10       Further Assurances.
(a)       Each party to this Agreement agrees to execute such documents and other papers and use its reasonable best efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements and the Transactions. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the Transactions. In no event, however, shall the BlackRock Parties or any of their Affiliates be required to enter into any closing agreement pursuant to Treasury Regulation Section 1.1503-2(g)(iv)(B)(3).
(b)       MLIM Parent and its Affiliates shall comply with the DCL recapture provisions set forth in Treasury Regulation Section 1.1503-2(g)(2)(vii) with respect to the DCLs of the UK Entities.
(c)       In the event that MLIM Parent or any of its Affiliates recaptures any DCL with respect to the MLIM Business, then MLIM Parent and its Affiliates shall promptly provide the BlackRock Parties with notice, copies of financial statements, Tax Returns and other such information necessary for the BlackRock Parties to calculate the reconstituted net operating loss, if any, pursuant to Treasury Regulation Section 1.1503-2(g)(2)(vii)(E).
(d)       (i)      Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) will (i) not take any action that would violate any agreement regarding the DCLs of the UK Entities entered into with the UK HRMC substantially in the form of Exhibit 5.10 (d) attached to this Agreement (the “HRMC Agreement”), and (ii) not sell, transfer or otherwise dispose of any interest in any UK Entity on terms that would violate the HRMC Agreement. For so long as controlled by New BlackRock, each BlackRock Party will, and will procure that each Subsidiary of each

BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) will, not voluntarily include, recognize, or otherwise take any non-U.S. Tax benefit for any losses, deductions, reliefs, set offs, allowances or credits of any of the UK Entities that arise on or before the Closing or are attributable to any period ending on or before the Closing or that part of any period ending after the Closing as occurs on or before the Closing, and that are provided by MLIM Parent on a schedule to New BlackRock within 60 days after the Closing. Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) will cause any transferee of any sale, transfer or other disposition of all or a direct or indirect controlling interest of any UK Entity or UK Entities to assume the obligations under this Section 5.10(d) with respect to any interests in, or any assets or business of, such UK Entity or UK Entities transferred to it and consequently the BlackRock Parties and each Subsidiary of each BlackRock Party shall cease to have any obligation under this Section 5.10(d) with respect to utilization of non-U.S. Tax benefits with respect to such transferred interests or assets after such transfer.
(ii)       If any non-U.S. Governmental Entity attempts to require that any BlackRock Party or any Subsidiary of any BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) include, recognize or otherwise take any non-U.S. Tax benefit for any losses, deductions, reliefs, set offs, allowances or credits of any of the UK Entities that arise on or before the Closing or are attributable to any period ending on or before the Closing or that part of any period ending after the Closing as occurs on or before the Closing, and that are provided by MLIM Parent on the schedule referred to in (i) above to New BlackRock within 60 days after the Closing, then the respective BlackRock Party or Subsidiary of a BlackRock Party shall, upon written request by MLIM Parent, grant a power of attorney to MLIM Parent to contest such inclusion, recognition or taking of a non-U.S. tax benefit. MLIM Parent shall indemnify and hold harmless such BlackRock Party or such Subsidiary of a BlackRock Party for Losses arising from such contest or the resolution of such contest.
(e)       Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the Effective Time, or becomes after the Effective Time, a Subsidiary of any BlackRock Party) will, not cause directly or indirectly any of the assets or any of the interests in the UK Entities to be transferred or treated for U.S. federal income tax purposes as being transferred to any foreign corporation or any entity treated as a foreign corporation for U.S. federal income tax purposes within two years after the Effective Time.

(f)       MLIM Parent shall not take, or cause to be taken, any action after the date hereof and on or prior to the MLIM Contribution that will cause the aggregate adjusted tax basis of the amortizable Section 197 intangible assets as defined in Section 197 of the Code of the UK Entities (the “197 Intangibles”), which is estimated to be £1,181,000,000 as of December 30, 2005, to be reduced, other than through ordinary amortization which annual amortization is expected to be at the rate of £158,000,000.
Section 5.11       Public Fund Proxy Statements and Registration Statements.
(a)       BlackRock agrees that the information and data that is or will be contained in the proxy materials/prospectus to be furnished to the shareholders of any BlackRock Public Fund (other than information or data that is or will be provided by or on behalf of MLIM Parent or its Affiliates specifically for inclusion in such proxy materials/prospectus) to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement for the purpose of providing Consent or approving any interim or new Investment Advisory Arrangement will not contain, at the time (A) they are presented to the board of directors of any Public Fund and (B) the proxy materials/prospectus are first mailed to the shareholders of any BlackRock Public Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of BlackRock and MLIM Parent shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions.
(b)       MLIM Parent agrees that the information and data that is or will be contained in the proxy materials/prospectus to be furnished to the shareholders of any MLIM Public Fund (other than information or data that is or will be provided by or on behalf of BlackRock or its Affiliates specifically for inclusion in such proxy materials/prospectus) to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement for the purpose of providing Consent or approving any interim or new Investment Advisory Arrangement will not contain, at the time (A) they are presented to the board of directors of any Public Fund and (B) the proxy materials/prospectus are first mailed to the shareholders of any MLIM Public Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of MLIM Parent and BlackRock shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions.
(c)       As soon as possible following the date hereof, MLIM Parent or a MLIM Controlled Affiliate and BlackRock or one of its Controlled Affiliates, as applicable, shall, and shall use their respective reasonable best efforts to cause each MLIM Public Fund and BlackRock Public Fund, respectively, to (i) file supplements to each Public Fund’s prospectus forming a part of its registration statement, which supplements or amendments shall reflect changes as necessary in each Public Fund’s affairs as a consequence of the Transactions and (ii) make any other filing necessary under Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of that Public Fund to continue.
Section 5.12       Section 15(f) of the Investment Company Act.
(a)       BlackRock acknowledges that MLIM Parent has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, BlackRock shall conduct its business and shall use its reasonable best efforts to cause each of its Controlled Affiliates to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any MLIM Public Fund for which a MLIM Company provides investment advisory or sub-advisory services: (a) for a period of not less than three years after the Closing Date, no more than 25% of the members of the board of directors or trustees of any such MLIM Public Fund shall be “interested persons” (as defined in the Investment Company Act) of MLIM Parent or BlackRock or any of their respective Controlled Affiliates and (b) for a period of not less than two years after the Closing Date, neither BlackRock nor any of its Controlled Affiliates shall impose an “unfair burden” (as defined in the Investment Company Act) on any such Public Fund in connection with the Transactions.
(b)       MLIM Parent acknowledges that BlackRock, to the extent that the actions specified in Section 5.19 are necessary to comply with Regulatory Requirements, has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, MLIM Parent shall conduct its business and shall use its reasonable best efforts to cause each of its Controlled Affiliates to conduct its business to enable the following to be true regarding Section 15(f) of the Investment

Company Act in relation to any BlackRock Public Fund for which BlackRock or any BlackRock Controlled Affiliate provides investment advisory or sub-advisory services: (a) for a period of not less than three years after the Closing Date, no more than 25% of the members of the board of directors or trustees of any such BlackRock Public Fund shall be “interested persons” (as defined in the Investment Company Act) of MLIM Parent or BlackRock or any of their respective Controlled Affiliates and (b) for a period of not less than two (2) years after the Closing Date, neither MLIM Parent nor any of its Controlled Affiliates shall impose an “unfair burden” (as defined in the Investment Company Act) on any such Public Fund in connection with the Transactions.
(c)       Notwithstanding anything to the contrary contained in this Agreement, the covenants of the parties contained in this Section 5.12 are intended only for the benefit of the parties and holders of their respective equity interests immediately prior to the Closing and for no other Person.
Section 5.13       Ancillary Agreements. Each of BlackRock, New BlackRock and MLIM Parent agree to negotiate in good faith and, on or prior to the Closing Date, to enter into each Ancillary Agreement to which such Person is a party, in each case in the form attached hereto or consistent with the summary of the terms thereof attached hereto, with such changes as to which the parties thereto shall agree.
Section 5.14       Employees.
(a)       Generally. Effective as of the Closing Date BlackRock will adopt compensation and employee benefits taking into account then current market and competitive practices and compensation and benefits made available to BlackRock Employees and MLIM Employees immediately prior to the Closing Date. Each MLIM Employee providing services to the MLIM Business and employed on the Closing Date (each such employee, a “Continuing Employee”), shall become a BlackRock Employee effective as of the Closing Date. BlackRock shall provide each Continuing Employee with compensation and employee benefits that are substantially similar to the compensation and benefits provided to similarly situated BlackRock Employees; provided, however, that this Section 5.14(a) shall not be construed to limit the ability of BlackRock to terminate the employment of any Continuing Employee at any time.
(b)       Service Credit and Transition of Benefits Generally. For purposes of eligibility and vesting under the employee benefit plans of the BlackRock Companies, the MLIM Companies, and their respective Affiliates providing benefits to any Continuing Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New

Plans, each Continuing Employee shall be credited with his or her years of service with the MLIM Companies and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar MLIM Parent Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable MLIM Parent Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, BlackRock shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and BlackRock shall cause any eligible expenses incurred by such employee and his or her covered dependents under a MLIM Parent Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)       Treatment of Certain Benefit Plans. As of the Closing, Continuing Employees shall cease to be covered by the MLIM Parent Benefit Plans other than Assumed Benefit Plans; provided that MLIM Parent shall retain responsibility for all claims under any MLIM Parent Benefit Plans incurred by Continuing Employees prior to the Effective Time. BlackRock shall be responsible for all claims under any New Plan. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Continuing Employee becomes disabled. As of the Effective Time, Continuing Employees shall no longer actively participate in the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan. MLIM Parent shall cause the accounts of Continuing Employees under the Merrill Lynch, & Co., Inc. 401(k) Savings & Investment Plan to be fully vested as of the Effective Time. BlackRock shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of BlackRock or one of its Affiliates (such plan(s), the “BlackRock Savings Plan”) that either (i) currently provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions. As soon as practicable following the Effective Time, (x) BlackRock shall provide MLIM Parent with such documents and other information as MLIM Parent shall reasonably request to assure itself that the BlackRock Savings Plan provides for the receipt of eligible rollover distributions and (y) MLIM Parent shall provide BlackRock with such documents and other information as BlackRock shall reasonably request to assure itself that the accounts of the Continuing Employees would be eligible rollover distributions. Each Continuing Employee who is a participant in the Merrill Lynch, & Co., Inc. 401(k) Savings and Investment Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the BlackRock Savings Plan, subject to and in accordance with the provisions of such plan(s) and Applicable Law.
(d)       Severance Benefits. MLIM Parent shall be solely liable for all severance or similar liabilities incurred or arising prior to the Closing under any MLIM Parent Benefit Plans, Assumed Benefit Plans, any other arrangement or obligations of the MLIM Companies or under the Applicable Laws of any country, including without limitation any applicable works council agreements or collective bargaining agreements.
(e)       None of the provisions of this Section 5.14 shall be construed to prevent the termination of employment of any Continuing Employee after the Closing or the amendment or termination of any particular Assumed Benefit Plan to the extent permitted by its terms as in effect immediately before the Closing.
Section 5.15       BlackRock Registration Statement.
(a)       BlackRock shall prepare and file with the SEC a proxy statement/prospectus (the “BlackRock Registration Statement”) in connection with the required affirmative vote of the holders of a majority of the BlackRock Common Stock (the “Required BlackRock Stockholder Vote”) as to the Merger, the issuance of New BlackRock Common Stock as Merger consideration, and the issuance of the MLIM Consideration. BlackRock shall use its reasonable best efforts to have the BlackRock Registration/Proxy Statement declared effective by the SEC as soon as possible following the initial filing thereof with the SEC. MLIM Parent shall furnish all information concerning it and its Affiliates (including, without limitation, audited and unaudited financial statements and other financial and business information regarding MLIM Business Entities and the MLIM Business), as BlackRock may reasonably request in connection with the preparation of the BlackRock Registration Statement.
(b)       Each of MLIM Parent and BlackRock agrees, as to itself and its Controlled Affiliates, that none of the information to be supplied by it or its Controlled Affiliates for inclusion or incorporation by reference in the BlackRock Registration Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the BlackRock Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the BlackRock Stockholders Meeting any information relating to MLIM Parent, BlackRock or any of their Affiliates, officers or directors, should be discovered by BlackRock or MLIM Parent that should be set forth in an amendment or supplement to the BlackRock Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly by BlackRock with the SEC and, to the extent required by law, disseminated by BlackRock to stockholders of BlackRock.
(c)       BlackRock will use its reasonable best efforts to cause the proxy statement and prospectus included in the definitive BlackRock Registration Statement to be mailed to its stockholders as promptly as practicable after the date of this Agreement.
(d)       BlackRock will take, in accordance with Applicable Law and its Organizational Documents (but subject to the fiduciary obligations of the Board of Directors of BlackRock), all action necessary to hold a meeting of the holders of the BlackRock Class A Common Stock and BlackRock Class B Common Stock at which the holders of such stock will consider the issuance of New BlackRock Shares as MLIM Consideration and the Merger (including any adjournments or postponements thereof, the “BlackRock Stockholders Meeting”) as promptly as practicable after the date of this Agreement. Subject to the terms of this Agreement and subject to its fiduciary obligations under Applicable Law, the Board of Directors of BlackRock shall recommend to BlackRock’s stockholders the approval of such matters and shall use reasonable best efforts to solicit such approval.
Section 5.16       Certain Capital Contributions and Distributions.
(a)       Preparation of Estimated Closing Financial Information. At least five Business Days prior to the scheduled Closing Date, MLIM Parent shall, at MLIM Parent’s expense, prepare, or cause to be prepared, and deliver to BlackRock:
(i)       an estimated combined balance sheet of the MLIM Transferred Entities and their Subsidiaries, giving pro forma effect to the MLIM Restructuring as of immediately prior to the scheduled Closing (the “Es-

timated Closing Balance Sheet”), prepared in accordance with the MLIM Financial Statement Principles; and
(ii)       a calculation in reasonable detail, based upon such Estimated Closing Balance Sheet and the books and records of MLIM Parent and its Subsidiaries, setting forth the Closing Financial Information and the estimated Closing Adjustment Amounts, in each case as of immediately prior to the scheduled Closing after giving effect to the MLIM Restructuring.
The MLIM Companies shall give, and shall cause their respective advisers to give, BlackRock and its advisors reasonable access to such books, records and personnel of the MLIM Companies (including materials related to the preparation of any applicable income statements and the work papers of MLIM Parent and its accountants relating to the preparation of the Estimated Closing Balance Sheet, the Closing Financial Information delivered pursuant to this Section 5.16(a), and such calculation of the Closing Adjustment Amounts) as may be necessary to enable BlackRock and its advisors to assess the Estimated Closing Balance Sheet, the Closing Financial Information and such calculation of the Closing Adjustment Amounts prior to the Closing.
(b)       Closing Date Capital Contribution. On the Closing Date, prior to the Effective Time, MLIM Parent shall make a contribution (in addition to the MLIM Contribution), in cash or in cash equivalents, to the MLIM Transferred Entities, in an amount equal to:
(i)       if each of the Estimated Adjustment Amounts is a negative value, the greater of the absolute values of such Estimated Adjustment Amounts; or
(ii)       if either of the Estimated Adjustment Amounts is a negative value and the other Estimated Adjustment Amount is a positive value, the absolute value of such negative Estimated Adjustment Amount.
(c)       Preparation of Final Closing Financial Information. As promptly as practicable, but no later than 30 days after the Closing Date, BlackRock shall, at its own expense, prepare, or cause to be prepared, and deliver to MLIM Parent:
(i)       a combined balance sheet of the MLIM Transferred Entities and their Subsidiaries, on a consolidated basis, as of immediately prior to the Effective Time after giving effect to the MLIM Restructuring and to any capital contribution made pursuant to Section 5.16(b) (the “Final Closing Balance Sheet”), prepared in accordance with the MLIM Financial Statement Principles; and

(ii)       a calculation in reasonable detail, based upon such Final Closing Balance Sheet, the Closing Financial Information and the books and records of MLIM Parent and its Subsidiaries and the MLIM Transferred Entities and their Subsidiaries, setting forth the Closing Adjustment Amounts, in each case as of immediately prior to the Closing after giving effect to the MLIM Restructuring.
The MLIM Companies shall give, and shall cause their respective advisers to give, BlackRock and its advisors reasonable access to such books, records and personnel of the MLIM Companies (including materials related to the preparation of any applicable income statements and the work papers of MLIM Parent and its accountants) as may be necessary to enable BlackRock and its advisors to confirm the Closing Financial Information and to prepare the Final Closing Balance Sheet and the other information contemplated by this Section 5.16(c).
MLIM Parent shall have 45 days from the date on which such Final Closing Balance Sheet and such calculations are delivered to it to assess such Final Closing Balance Sheet (the “Review Period”). MLIM Parent and its accountants and advisers shall be provided with reasonable access to the work papers of BlackRock and its accountants relating to the Final Closing Balance Sheet and the calculation of the Closing Adjustment Amounts in connection with such review. If MLIM Parent believes that the Final Closing Balance Sheet or the calculation of the Closing Adjustment Amounts were not prepared in accordance with this Section 5.16, MLIM Parent may, on or prior to the last day of the Review Period, deliver a notice to BlackRock setting forth, in reasonable detail, each disputed item or amount and the basis for MLIM Parent’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). Following delivery of a Dispute Notice to BlackRock, BlackRock and its accountants and advisers shall be provided with reasonable access to the work papers of MLIM Parent and its accountants relating to the calculation of the Closing Adjustment Amounts as set forth in such Dispute Notice. If no Dispute Notice is received by BlackRock on or prior to the last day of the Review Period or if MLIM Parent at any time during such 45-day period notifies BlackRock in writing that MLIM Parent does not disagree with any amounts set forth in the Estimated Closing Balance Sheet, the Final Closing Balance Sheet and the Closing Adjustment Amounts as prepared and calculated by BlackRock as set forth in BlackRock’s certificate shall be deemed accepted by MLIM Parent and shall be final and binding on BlackRock and MLIM Parent. If a Dispute Notice is received by BlackRock on or prior to the last day of the Review Period, MLIM Parent and BlackRock shall, during the 30-day period following the date of such notice (the “Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.
(d)       Accountant’s Review. If, at the conclusion of the Resolution Period, there are amounts remaining in dispute with respect to the calculation of the

Closing Adjustment Amounts as to which a valid Dispute Notice has been timely delivered to BlackRock, BlackRock and MLIM Parent shall jointly retain such internationally-recognized independent accounting firm as BlackRock and MLIM Parent may mutually agree (the “Accountant”) to resolve any remaining issues set forth in the Dispute Notice. The Accountant shall conduct its review of such issues, any related work papers of the parties or their accountants and any supporting documentation, and hear such presentations by the parties, as the Accountant deems necessary.
(e)       Adjustment Report. BlackRock and MLIM Parent shall use their respective reasonable best efforts to agree upon and retain the Accountant as promptly as practicable following the end of the Resolution Period and to cooperate with one another and the Accountant to resolve the issues set forth in the Dispute Notice no later than 45 days following the date of the Accountant’s retention so that the Accountant may deliver to MLIM Parent and BlackRock a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the disputed Final Closing Balance Sheet or BlackRock’s proposed calculation of the final Closing Adjustment Amounts. The fees, expenses and costs of the Accountant for the services described herein shall be allocated between MLIM Parent and BlackRock in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accountant) bears to the total amount of the disputed items. Each of BlackRock and MLIM Parent shall promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The Adjustment Report shall be final and binding upon BlackRock and MLIM Parent, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.
(f)       Final Resolution. Effective upon (i) the end of the Review Period (if a timely Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the Dispute Notice by agreement of the parties (if a timely Dispute Notice is delivered) or (iii) the issuance of the Adjustment Report (the “Resolution Date”), the Final Closing Balance Sheet and the Closing Adjustment Amounts shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on BlackRock and MLIM Parent.
(g)       Distribution in Respect of Final Balance Sheet Adjustment. Notwithstanding the provisions of Section 5.1(b)(ii), the MLIM Transferred Entities may declare, as a distribution to each of the Persons who are holders of record of the MLIM Transferred Interests immediately prior to the Effective Time, an obligation, which shall be payable by Wire Transfer on the third Business Day after the Resolution Date, in an amount equal to, if each of the Final Adjustment Amounts is a positive value, the lesser of such Amounts, with interest, from and including the Closing Date to but excluding the date of such payment, at the Specified Rate. BlackRock shall cause each of such obligations to be paid and satisfied in full in accordance with the terms and conditions of this Section 5.16(g).
(h)       Contribution in Respect of Final Balance Sheet Adjustment. MLIM Parent shall pay to BlackRock, by Wire Transfer, on the third Business Day after the Resolution Date, an amount equal to:
(i)       if each of the Final Adjustment Amounts is a negative value, the greater of the absolute values of such Amounts; or
(ii)       if either of the Final Adjustment Amounts is a negative value and the other Final Adjustment Amount is a positive value, the absolute value of such negative Final Adjustment Amount;
in each case with interest, from and including the Closing Date to but excluding the date of such payment, at the Specified Rate.
(i)       Defined Terms: For the purposes of this Section 5.16:
“Estimated Adjustment Amounts” means the Closing Tangible Equity Balance and the Closing Cash Balance, in each case as determined pursuant to Section 5.16(a).
“Final Adjustment Amounts” means the Closing Tangible Equity Balance and the Closing Cash Balance, in each case as determined pursuant to Section 5.16(c) through (f).
“Closing Tangible Equity Balance” means the positive or negative value equal to the Closing Tangible Equity less the Closing Tangible Equity Target.
“Closing Tangible Equity” means total stockholders’ equity less total goodwill (as adjusted for the impact of foreign currency translation in accordance with historical practice of MLIM Parent and its Subsidiaries) and other intangible assets.
“Closing Tangible Equity Target” means the sum of (a) $693 million, and (b) if the Closing Cash Target is (i) positive, such Closing Cash Target or (ii) negative, zero.
“Closing Cash Balance” means the positive or negative value equal to total cash and cash equivalents less the Closing Cash Target.
“Closing Cash Target” means
(i)       $125 million, plus
(ii)       Net Non-VICP Expenses, less

(iii)       available-for-sale liquid securities, plus
(iv)       all accrued Cash VICP Expenses relating to employees continuing after Closing, to the extent accrued in accordance with current policy in respect of any portion of the 2006 fiscal year through the Closing Date, plus
(v)       50% of all accrued Stock VICP Expenses relating to employees continuing after Closing, to the extent accrued in accordance with current policy in respect of any portion of the 2006 fiscal year through the Closing Date, less
(vi)       accounts receivable (which, for the avoidance of doubt, shall be net of any bad debt reserve), plus
(vii)       other payables, except accrued compensation and minority interests.
“Net Non-VICP Expenses” means the excess, if any, of (i) expenses incurred in the Final Quarter over (ii) the sum, for such Final Quarter, of (A) VICP Expenses, (B) all non-cash amortization and depreciation, (C) all MLIM Parent allocated corporate expenses and 25% of Indirect Expenses, (D) all compensation expenses associated with employees terminated during the Final Quarter, and (E) all non-recurring expenses properly allocated to the Final Quarter, including expenses related to completion of the Transactions and, subject to the consent of BlackRock (which consent shall not be unreasonably withheld or delayed), items not transferred to the MLIM Transferred Entities in the MLIM Restructuring.
“VICP Expenses” means expenses in respect of variable incentive compensation plans.
“Stock VICP Expenses” means expenses in respect of stock and equity-based variable incentive compensation plans.
“Cash VICP Expenses” means VICP Expenses other than Stock VICP Expenses.
“Indirect Expenses” means indirect expenses as historically defined in the books and records of MLIM Parent and its Subsidiaries.
“Closing Adjustment Amounts” means the Closing Tangible Equity Balance, Closing Tangible Equity Target, Closing Tangible Equity, Closing Cash Balance, Closing Cash Target, VICP Expenses, Cash VICP Expenses, Stock VICP Expenses, and Net Non-VICP Expenses.
“Closing Financial Information” means the information set forth on Exhibit 5.16(i).

“Final Quarter” means the fiscal quarter of the MLIM Transferred Entities ending on (i) the Closing Date, if the Closing Date is the final day of a fiscal quarter or (ii) the final day of the last full fiscal quarter prior to the Closing Date, if the Closing Date is not the final day of a fiscal quarter.
Section 5.17       Nonrecognition Treatment.
(a)       None of the BlackRock Parties, MLIM Parent or any of their respective Subsidiaries shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in (i) the Merger failing to qualify as a reorganization under Section 368(a)(2)(E) of the Code or (ii) the MLIM Contribution together with the Merger failing to qualify as a transaction governed by Section 351 of the Code. The BlackRock Parties and MLIM Parent shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause (i) the Merger to qualify as a reorganization under Section 368(a)(2)(E) of the Code and (ii) the MLIM Contribution together with the Merger to qualify as a transaction governed by Section 351 of the Code.
(b)       The BlackRock Parties, MLIM Parent and each of their respective Subsidiaries shall not take any position on any Tax Return inconsistent with the treatment of (i) the Merger as a reorganization under Section 368(a)(2)(E) of the Code or (ii) the MLIM Contribution together with the Merger as a transaction governed by Section 351 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(c)       Officers of BlackRock and MLIM Parent shall execute and deliver to Sullivan & Cromwell LLP, tax counsel to MLIM Parent, and Skadden Arps, tax counsel to BlackRock, certificates (the “Tax Certificates”) substantially in the form agreed to by the parties and their tax counsel at such time or times as may be reasonably requested by such tax counsel, including at the time the BlackRock Registration Statement is distributed to the holders of BlackRock Common Stock and at the Effective Time, in connection with each tax counsel’s delivery of its Tax Opinion. Each of BlackRock, MLIM Parent and each of their respective Subsidiaries shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the statements included in the Tax Certificates.
Section 5.18       Restructuring. Prior to the Closing, MLIM Parent shall cause the consummation of the transactions and actions contemplated by Exhibit 5.18 (such transactions and actions, the “MLIM Restructuring”).

Section 5.19       BlackRock Client Consents.
(a)       BlackRock Public Funds. If and to the extent that it is determined by BlackRock, upon advice of counsel, that the actions specified in this Section 5.19 are necessary to comply with Regulatory Requirements, and subject in each case to the requirements of Applicable Law and the fiduciary duties of the BlackRock Parties and the U.S. BlackRock Public Funds Boards,
(i)       BlackRock shall use its reasonable best efforts to, or use its reasonable best efforts to cause its Controlled Affiliates to, in accordance with Applicable Law, (A) as promptly as practicable following the date hereof, obtain the approval of each U.S. BlackRock Public Fund Board of a new Investment Advisory Arrangement, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to BlackRock or its Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such U.S. BlackRock Public Fund and BlackRock or its Controlled Affiliate, (B) as promptly as practicable following receipt of the approval described in clause (A) above, cause each U.S. BlackRock Public Fund Board to call a special meeting of the shareholders of each Public Fund to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such new Investment Advisory Arrangement, as applicable, (C) as promptly as practicable following receipt of the approval described in clause (A) above, prepare and file, or cause each U.S. BlackRock Public Fund to prepare and file, with the SEC and all other applicable Governmental Authorities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each U.S. BlackRock Public Fund with respect to the actions recommended for shareholder approval by the applicable U.S. BlackRock Public Fund Board and mail, or cause to be mailed, such proxy solicitation materials promptly after clearance by the SEC (if applicable) and (D) as soon as practicable following the mailing of the proxy materials, submit, or cause to be submitted, to the shareholders of each U.S. BlackRock Public Fund for a vote at a shareholders meeting the proposals described in clause (B) above.
(ii)       In the event that prior to the Closing, a special shareholder meeting for a U.S. BlackRock Public Fund described in clause (i)(B) above is duly convened but adjourned solely as a result of a Quorum Failure, BlackRock shall use its reasonable best efforts to, or cause one of its Controlled Affiliates to, (A) persuade the Public Fund Board of each such U.S. Public Fund to approve, in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Arrangement, to be effective at the Closing, for any such U.S. Public Fund with BlackRock or any of its Controlled Affiliates containing terms that, taken as a whole, subject to Applicable Law, are no less favorable to BlackRock or such BlackRock Controlled Affiliate than the terms of the existing Investment Advisory Arrangement with each such U.S. BlackRock Public Fund and (B) as promptly as practicable following the adjournment of such meeting, persuade any such U.S. Public Fund Board to take such action as may be necessary to re-convene a special meeting of the shareholders of any such U.S. Public Fund to be held as promptly as reasonably practicable following such adjournment for the purpose of obtaining the approval of such shareholders of such new Investment Advisory Arrangement as contemplated by clause (i) above.
(iii)       MLIM Parent and BlackRock agree that Consent for any Investment Advisory Arrangement with a Client that is a U.S. Public Fund shall be deemed given for all purposes under this Agreement only if a new Investment Advisory Arrangement has been approved by the shareholders of the applicable Public Fund in accordance with clause (i) of this subsection (a) and Applicable Law and is in full force and effect at the Closing, unless any time prior to the Closing any Public Fund Board indicates, either orally or in writing, that the applicable Public Fund has (A) terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Arrangement prior to or following the Closing or (B) could reasonably be expected to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Contract or the overall expense level for the applicable Public Fund is reduced prior to or following the Closing.
(iv)       BlackRock shall use its reasonable best efforts to, or use its reasonable best efforts to cause its Controlled Affiliates to, in accordance with Applicable Law, as promptly as practicable following the date hereof, obtain such approvals, consents or other actions, if any, by the boards of directors or comparable governing bodies, regulating or self-regulating authorities or shareholders required by Applicable Law or the arrangements governing such Public Fund of such BlackRock Controlled Affiliate’s services therefore of any Public Fund that is not a U.S. Public Fund so that after the Closing the relevant Controlled Affiliate of BlackRock may continue managing such Public Fund on terms, taken as a whole, that are no less favorable to such Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such non-U.S. Public Fund and such Controlled Affiliate.
(b)       Non-Public Funds and Non-Fund Clients.
(i)       If Consent or other action is required by Applicable Law or by the Investment Advisory Arrangement of any Client other than a Public Fund for the Investment Advisory Arrangement with such Client to continue after Closing, as promptly as practicable following the date hereof,

BlackRock shall, or shall cause one of its Controlled Affiliates to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Arrangement in form and substance reasonably acceptable to MLIM Parent (the “BlackRock Notice”) informing such Client of the Transactions and requesting such Consent in writing or other required action.
(ii)       MLIM Parent and BlackRock agree that any Consent required for any Investment Advisory Arrangement with a Client of BlackRock (other than a Public Fund) to continue after the Closing shall be deemed given for all purposes under this Agreement (A) if written Consent is required under Applicable Law or the respective Investment Advisory Arrangement, upon receipt of the written Consent requested in the BlackRock Notice prior to the Closing Date or (B) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Arrangement, (x) upon receipt of a written Consent requested in the BlackRock Notice prior to the Closing Date or (y) if no such written Consent is received, if 45 days shall have passed since the sending of written notice (“BlackRock Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the BlackRock Notice) requesting written Consent as aforesaid and informing such Client: (I) of the intention to complete the Transactions, which will result in a deemed assignment of such Client’s Investment Advisory Arrangement; (II) of BlackRock’s or a BlackRock Controlled Affiliate’s intention to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the BlackRock Negative Consent Notice without termination; provided, that, in any case under clause (A) or (B), no Consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Arrangement or (2) intends to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced.
(iii)       MLIM Parent shall be provided a reasonable opportunity to review all Consent materials to be used by BlackRock or a Controlled Affiliate of BlackRock prior to distribution. BlackRock shall, and shall cause each of its Controlled Affiliate to, promptly upon their receipt make available to MLIM Parent copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.19.

(c)       In connection with obtaining the Client Consents and other actions required by subsections (a) and (b) of this Section 5.19, at all times prior to the Closing, BlackRock shall take reasonable steps to keep MLIM Parent informed of the status of obtaining such Client Consents and, upon MLIM Parent’s request, make available to MLIM Parent copies of all such executed Client Consents and make available for MLIM Parent’s inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.
Section 5.20       Contingent Accounts. BlackRock and MLIM Parent shall on or prior to the Closing Measurement Date agree on a list of all Contingent Accounts, with any account (or portion thereof) as to which the status is unclear or there is a disagreement being treated as a Contingent Account for purposes of determining the Closing Revenue Run-Rate for the purposes of Sections 6.1(f) and (g).
Section 5.21       Certain Disclosure Obligations. As promptly as practicable, but in no event later than 20 Business Days after the date of this Agreement, MLIM Parent shall deliver to BlackRock the information set forth on Exhibit 5.21.
Section 5.22       Banking Matters. Between the date of this Agreement and the Closing Date, MLIM Parent and BlackRock shall use their reasonable best efforts to take such steps as may be necessary to cause New BlackRock, after giving effect to the Transaction, not to have any ownership position in securities that would be reasonably likely to cause or result in a violation of the Bank Holding Company Act of 1956, the Change in Bank Control Act or Section 10 of the Home Owners Loan Act and shall take no action and shall cause its Controlled Affiliates to take no action inconsistent with the foregoing.
Section 5.23       Separation and Segregation. From the date hereof through the Closing, MLIM Parent shall use reasonable best efforts to, and shall cause each of the MLIM Business Entities to use reasonable best efforts to, separate in all material respects all data related to the MLIM Business from any other data of MLIM Parent or the MLIM Business Entities, whether by physical or logical separation of such data and/or by the use of contractual, administrative, technical and/or physical oversights, mechanisms and processes.
Section 5.24       Certain Obligations as to PNC Agreement. From the date hereof through the Closing, without the prior written consent of MLIM Parent, New BlackRock and BlackRock shall not amend, modify or waive (as distinct from giving any consent or approval provided for therein) any provision of the Implementation and Stockholder Agreement or any restriction or prohibition on New BlackRock or its Affiliates contained therein.

ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1       Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by MLIM Parent and BlackRock, acting jointly:
(a)       No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Ancillary Agreements shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Ancillary Agreement.
(b)       HSR Act Notification. The notifications of MLIM Parent and BlackRock pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(c)       PNC Agreements and Amendment. PNC shall have executed and delivered each of the agreements and instruments listed in Exhibit 6.1(c), and each of the agreements and instruments listed in Exhibit 6.1(c) shall remain in full force and effect.
(d)       Stockholder Approval of the Merger. The Merger, the issuance of the BlackRock Consideration and this Agreement shall have been approved and adopted (as applicable) as required by the DGCL and/or the NYSE.
(e)       Reorganization Treatment. BlackRock shall have received an opinion of its tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization under Section 368(a)(2)(E) of the Code and MLIM Parent shall have received an opinion of its tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the MLIM Contribution together with the Merger will qualify as a transaction governed by Section 351 of the Code (each, a “Tax Opinion”). In rendering such Tax Opinion, tax counsel may require and rely upon customary representations and covenants, including those contained in Tax Certificates and others, reasonably satisfactory in form and substance to such tax counsel.

(f)       MLIM Revenue Run-Rate. The Closing Revenue Run-Rate of the MLIM Business shall be equal to or greater than 75 percent of the Base Revenue Run-Rate of the MLIM Business.
(g)       BlackRock Revenue Run-Rate. The Closing Revenue Run-Rate of BlackRock and its Subsidiaries shall be equal to or greater than 75 percent of the Base Revenue Run-Rate of BlackRock and its Subsidiaries.
Section 6.2       Conditions to the Obligations of BlackRock. The obligations of BlackRock to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by BlackRock:
(a)       Truth of Representations and Warranties. The representations and warranties of MLIM Parent set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or MLIM Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or MLIM Material Adverse Effect) does not have and would not reasonably be expected to have, individually or in the aggregate, a MLIM Material Adverse Effect.
(b)       Performance of Agreements. Each of the MLIM Companies shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing.
(c)       Officer’s Certificates. MLIM Parent shall have delivered to BlackRock a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, dated as of the Closing Date, signed by an executive officer of each such Person.
(d)       Certain Consents. BlackRock or an Affiliate under its Control, as the case may be, shall have obtained, in form and substance reasonably acceptable to BlackRock, each of the Governmental Approvals set forth in Exhibit 6.2(d).

(e)       Ancillary Agreements. Each of the Ancillary Agreements to which any MLIM Company is a party shall have been executed and delivered by such MLIM Company and shall remain in full force and effect.
(f)       FIRPTA Certificate. MLIM Parent shall have delivered to BlackRock a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to BlackRock.
Section 6.3       Conditions to the Obligations of MLIM Parent. The obligation of MLIM Parent to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the MLIM Parent:
(a)       Truth of Representations and Warranties. The representations and warranties of BlackRock set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or BlackRock Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or BlackRock Material Adverse Effect) does not have and would not reasonably be expected to have, individually or in the aggregate, a BlackRock Material Adverse Effect.
(b)       Performance of Agreements. BlackRock shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement or any Ancillary Agreement to be performed or complied with by it at or prior to the Closing Date.
(c)       Officer’s Certificate. BlackRock shall have delivered to MLIM Parent a certificate, dated as of the Closing Date, signed by an executive officer of BlackRock as to the matters contained in paragraphs (a) and (b) of this Section 6.3.
(d)       Certain Consents. MLIM Parent or an Affiliate under its Control, as the case may be, shall have obtained, in form and substance reasonably ac-

ceptable to MLIM Parent, each of the Governmental Approvals set forth in Schedule 3.6.
(e)       Ancillary Agreements. Each of the Ancillary Agreements to which BlackRock is a party and the Implementation and Stockholders Agreement shall have been executed and delivered by BlackRock and shall be in full force and effect.
(f)       Banking Matters. There shall not be any event, matter, occurrence or state of facts (other than any event, matter, occurrence or state of facts arising from any breach by any of the MLIM Companies of any of its obligations under this Agreement) or any action inconsistent with the provisions of Section 5.22 which would be reasonably likely in the opinion of counsel to MLIM Parent to require MLIM Parent to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation, supervision or restrictions under the Bank Holding Company Act of 1956, the Change in Bank Control Act or Section 10 of the Home Owners Loan Act.
Section 6.4       Frustration of Closing Conditions, Etc. Neither BlackRock nor MLIM Parent may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or comply with its obligations under Section 5.5.
ARTICLE VII
INDEMNIFICATION
Section 7.1       Survival of Representations, Warranties and Covenants.
(a)       Subject to Section 8.4, all representations and warranties of MLIM Parent contained in this Agreement, including any Schedules made a part hereof, shall survive the Closing hereunder for a period of 18 months following the Closing Date, other than representations and warranties contained in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, and 3.17(a), (b), (c), (e) and (f) (collectively, the “Specified Provisions”), which shall survive forever, (ii) Section 3.21, which shall survive until six months following the expiration of the applicable statutory period of limitations (including any extensions thereof), and (iii) Section 3.24, which shall survive until the third anniversary of the Closing Date.
(b)       All representations and warranties of BlackRock shall terminate and be of no further force and effect at the Closing, provided that the representa-

tions and warranties of BlackRock set forth in Sections 4.8, 4.9, 4.11 and 4.12 shall survive the Closing hereunder for a period of 18 months following the Closing Date.
(c)       Any covenant or other agreement of any party herein shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.
Section 7.2       Obligations of MLIM Parent. Subject to the other provisions of this Article VII, MLIM Parent shall indemnify, defend and hold harmless BlackRock and its Affiliates (including the MLIM Transferred Entities and their Controlled Affiliates after the Closing), their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees (including trustees of Public Funds), directors (including directors of Public Funds), agents and representatives (each, a “BlackRock Indemnified Party”) from and against, and pay or reimburse BlackRock Indemnified Parties for, any and all Losses (excluding any Taxes or Losses related to Taxes and, as to Section 7.2(a), excluding any Losses attributable to any claim or set of related claims that does not exceed $100,000 (“Minor Losses”) (but including the entire amount of such claim or set of related claims in the event that such claim or set of related claims exceeds $100,000)) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:
(a)       any inaccuracy in or breach of any of the representations and warranties where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality and MLIM Material Adverse Effect made by MLIM Parent herein or under any of the Ancillary Agreements in connection herewith or therewith;
(b)       any breach or nonperformance of any of the covenants or other agreements made and to be performed by MLIM Parent in or pursuant to this Agreement or any Ancillary Agreement;
(c)       any fees, expenses or other payments incurred or owed by MLIM Parent or, prior to the Closing, by any MLIM Company to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions; or
(d)       notwithstanding any other provision of this Agreement, any alleged or actual breach, failure to comply, violation or other deficiency in any respect of any Regulatory Requirement or Fiduciary Requirement or any Proceeding related thereto or instituted thereunder by any Person to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the MLIM Business and the assets, business and activities prior to the Closing of any MLIM

Company, any MLIM Controlled Affiliate, or any Fund in existence at or during any time prior to the Closing or any other Person that is an Affiliate of the MLIM Companies at any time prior to the Closing (including their respective employees, officers, members, directors, agents and representatives). For the avoidance of doubt, the indemnification provided for under this clause (d) is intended to be absolute, to not be subject to the limitations set forth in Section 7.1, 7.3 or 7.4, and to be unaffected by any disclosure (including, for the avoidance of doubt, in the MLIM Parent Disclosure Letters), investigation, publicly available information, notice or state of knowledge in respect of the matters covered hereby whether in connection with the negotiation and execution of this Agreement or otherwise.
(e)       (i) any obligation (including any payment required to be made) in connection with a defined benefit or final salary pension scheme by any MLIM Company in respect of any funding shortfall in any such scheme as at Closing or in respect of the termination of participation in any such scheme as a result of the transactions contemplated by this Agreement, or (ii) any other liability in relation to such a scheme as at Closing, in excess of any contributions to such a scheme after Closing in respect of the ongoing employment after Closing of any Person who is a beneficiary of such a scheme and in the employment of any MLIM Transferred Entity or any of its Controlled Affiliates that would be made to a scheme that was fully funded as at Closing and not subject to any termination of participation as a result of the transaction contemplated by this Agreement.
(f)       Any unfunded commitment in respect of off balance sheet arrangements listed on Schedule 7.2(f) of the MLIM Parent Disclosure Letter, to the extent that there shall be a capital call in respect thereof prior to January 1, 2007.
Section 7.3       Minimum Losses. Except with respect to breaches of representations and warranties contained in the Specified Provisions and in Sections 3.21 and 3.24, no BlackRock Indemnitee under Section 7.2 shall have any right to indemnification under Section 7.2(a) except to the extent aggregate Losses other than Minor Losses incurred by all BlackRock Indemnitees under Section 7.2(a) would exceed $100,000,000 (the “Deductible”). In the event that such Losses other than Minor Losses exceed the Deductible, only such Losses other than Minor Losses in excess of $100,000,000 shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Deductible shall not apply to any matters under Section 7.2(b) through (f).
Section 7.4       Maximum Indemnification. Notwithstanding anything in this Agreement to the contrary (other than the proviso to section 7.9), in no event shall MLIM Parent be obligated to provide indemnification payments pursuant to Section 7.2(a) exceeding, in the aggregate, an amount (the “Cap”) equal to $1,600,000,000; provided, however, that such limitation on indemnification shall not apply with respect to a breach of any representation or warranty contained in the Specified Provisions and in Sections 3.21 and 3.24. For the avoidance of doubt, the Cap shall not apply to any matters under Section 7.2(b) through (f).
Section 7.5       Obligations of BlackRock. Subject to the other provisions of this Article VII, BlackRock shall indemnify, defend and hold harmless MLIM Parent and its Affiliates (excluding BlackRock and its Controlled Affiliates and the MLIM Transferred Entities and their Controlled Affiliates after the Closing), their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees (including trustees of Public Funds), directors (including directors of Public Funds), agents and representatives (each, a “MLIM Indemnified Party”) from and against, and pay or reimburse such MLIM Indemnified Parties for, any and all Losses (excluding any Taxes or Losses related to Taxes and excluding any Minor Losses) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:
(a)       any inaccuracy in or breach of any of the representations and warranties set forth in Section 4.8, 4.9, 4.11 and 4.12 where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality and BlackRock Material Adverse Effect made by BlackRock herein;
(b)       notwithstanding any other provision of this Agreement, any alleged or actual breach, failure to comply, violation or other deficiency in any respect of any Regulatory Requirement or Fiduciary Requirement or any Proceeding related thereto or instituted thereunder by any Person to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the business of BlackRock and the BlackRock Controlled Affiliates (including their respective employees, officers, members, directors, agents and representatives) prior to the Closing. For the avoidance of doubt, the indemnification provided for under this clause (b) is intended to be absolute, to not be subject to the limitations set forth in Section 7.1, 7.6 or 7.7, and to be unaffected by any disclosure (including, for the avoidance of doubt, in the disclosure schedules of the BlackRock Parties), investigation, publicly available information, notice or state of knowledge in respect of the matters covered hereby whether in connection with the negotiation and execution of this Agreement or otherwise; or
(c)       any fees, expenses or other payments incurred or owed by BlackRock to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions.
Section 7.6       Minimum Losses. No MLIM Indemnitee under Section 7.5 shall have any right to indemnification under Section 7.5(a) except to the extent aggregate Losses other than Minor Losses incurred by all MLIM Indemnitees under Section 7.5(a) would exceed $100,000,000 (the “BlackRock Deductible”). In the event that such Losses in excess of $100,000,000 exceed the BlackRock Deductible, only such Losses other than Minor Losses in excess of $100,000,000 shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the BlackRock Deductible shall not apply to any matters under Sections 7.5(b) and (c).
Section 7.7       Maximum Indemnification. Notwithstanding anything in this Agreement to the contrary (other than the proviso to section 7.9), in no event shall PNC be obligated to provide indemnification payments pursuant to (i) Section 7.5(a) exceeding, in the aggregate, an amount (the “Cap”) equal to $1,600,000,000. For the avoidance of doubt, the Cap shall not apply to any matters under Sections 7.2(b) and (c).
Section 7.8       Obligation to Mitigate. No claim may be asserted nor may any Proceedings be commenced against any Indemnifying Party pursuant Section 7.2 or Section 7.5 to the extent that the Indemnification Parties establish that (i) the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss or (ii) such Loss arises from or was caused by actions taken or failed to be taken by the Indemnified Party after the Closing.
Section 7.9       Exclusive Remedy. After the Closing, the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement and required to be performed prior to or after the Closing shall be the indemnification contained in this Article VII and in Article VIII; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud or any remedy therefor or to seek specific performance for a breach of a covenant or agreement to be performed by it before or after the Closing.
Section 7.10       Notice; Procedure for Third-Party Claims. Except for indemnification of Tax Claims which are governed by Article VIII:
(a)       Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying in detail (i) the representation and warranty or covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) if known, the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. In the event that any claim for indemnification hereunder results from or is in connection with a Third-Party Claim, the Indemnified Party shall provide written notice of such Third-Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party first receives notice of the claim but in any event not later than 10 Business Days prior to the time any response to the asserted claim is required; provided that the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article VII by any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party except to the extent (and only to the extent) that (x) such failure results in a lack of actual notice to the Indemnifying Party and (y) such Indemnifying Party actually incurs an incremental expense or has otherwise been actually prejudiced as a result of such failure.
(b)       Third-Party Claims.
(i)       Except as otherwise provided in clause (ii) of this subsection (b), in the case of any claim asserted by a Person that is not a party to this Agreement or an Affiliate Controlled by a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume and control the defense of such Third-Party Claim and any Proceedings resulting therefrom; provided that (x) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (y) the Indemnified Party may participate in such defense at such Indemnified Party’s sole cost and expense (including the costs and expenses of counsel). Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim or related Proceedings, unless such judgment or settlement relates solely to monetary damages and provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its Affiliates and, in the reasonable good faith judgment of the Indemnified Party, does not and would not reasonably be expected to adversely impact or impair the business or reputation of the Indemnified Party and its Affiliates.
(ii)       Notwithstanding clause (i) above, in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third-Party Claim or any Proceeding relating thereto, (A) the Indemnified Parties shall have the right, at the sole cost of the Indemnifying Party (including the costs and expenses of counsel for the Indemnified Parties (provided that the Indemnifying Party will not be required to pay for more than one counsel in any jurisdiction for all Indem-

nified Parties in connection with any such Third-Party Claim and related Proceedings)), at all times to take over and assume control over the defense and prosecution of such portion of such Third-Party Claim and related Proceedings related to such inconsistent defenses and counterclaims and (B) the Indemnifying Party shall retain control over the defense and prosecution of the remaining aspects of such Third-Party Claim and related Proceeding; provided that, in the case where the Indemnified Parties have assumed control of the defense and prosecution of such portion of such Third-Party Claim and related Proceeding related to such inconsistent defenses and counterclaims, neither the Indemnifying Party nor the Indemnified Party may settle such claim or Proceeding without the written consent of the other party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnified Party does not assume the defense of any matter as provided above in clause (A), the Indemnifying Party shall have the right to control the defense against any such Third-Party Claim or related Proceeding, provided that (1) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate in the prosecution and defense of such Third-Party Claim, (2) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (3) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel and (4) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.
(iii)       Subject to clause (ii) of this Section 7.10(b), in the event that an Indemnified Party determines in good faith that any Third-Party Claim or any Proceeding related thereto has had or could reasonably be expected to materially adversely impact or impair the commercial interests or business reputation of the Indemnified Party or its Affiliates, (1) counsel to be utilized by the Indemnifying Party in respect of such Third-Party Claim and related Proceeding shall be reasonably acceptable to the Indemnified Parties, (2) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (3) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (4) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel, and (5) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.
(iv)       In any event, MLIM Parent and BlackRock shall reasonably cooperate in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third-Party Claim subject to this Article VII and the records and employees of each shall be made reasonably available to the other with respect to such defense.
Section 7.11       Survival of Indemnity. Notwithstanding anything to the contrary in this Article VII, no Indemnified Party shall have any right to indemnification pursuant to Section 7.2(a) or 7.5(a) with respect to any matter as to which written notice satisfying the requirements of Section 7.10(a) shall not have been provided by the Indemnified Party to the applicable Indemnifying Party during the 18-month period following the Closing Date; provided that a notice with respect to any right to indemnification pursuant to Section 7.2(b) through (f) or Section 7.5(b) and (c) or with respect to breaches of representations and warranties contained in the Specified Provisions may be given at any time and a notice with respect to breaches of representations and warranties contained in Sections 3.21 may be given at any time prior to the date that is six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof); provided, further, that obligations to indemnify pursuant to Section 7.2(b) and (c) through (f) and Section 7.5(b) and (c) shall not terminate. Any matter as to which a claim has been asserted by written notice satisfying the requirements of Section 7.10(a) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Article VII or the statute of limitations applicable to such claim shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 7.11 until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.
Section 7.12       Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.13       Interest on Indemnity Claim. To the extent that any party (the “Payee Party”) becomes entitled to recover all or a portion of any Loss under this Article VII, such Payee Party shall be entitled to accrued interest from the indemnifying party (the “Payor Party”) in respect of such Loss accruing from the date that such Payee Party incurred such Loss at an interest rate equal to the Specified Rate until the date such Payor Party actually makes payment to such Payee Party in respect of such Loss.
ARTICLE VIII
TAX MATTERS
Section 8.1       Tax Indemnification.
(a)       MLIM Parent shall indemnify, defend, and hold harmless the BlackRock Indemnified Parties from and against (without duplication), (v) any and all Taxes and Losses related to Taxes of or relating to the ownership, operation or conduct of MLIM Business Entities or the Assets for any Tax year or portion thereof ending on or prior to the MLIM Contribution, (w) any and all United Kingdom Taxes and Losses related to United Kingdom Taxes (i) for which a UK Company is secondarily liable as a result of having been a member of a group for any Tax purpose prior to Closing or (ii) arising as a result of the provision of non-cash benefits prior to Closing to employees, (x) any and all Taxes and Losses relating to Taxes arising out of (i) any breach of or any inaccuracy in any representation or warranty (without giving effect to any qualifiers or exceptions relating to knowledge, materiality or MLIM Material Adverse Effect) including the representations and warranties contained in Exhibit 3.20 or (ii) any breach of a covenant relating to Taxes made by MLIM Parent or any of its Affiliates, (y) any and all Taxes and Losses relating to Taxes of or relating to the MLIM Transferors, the MLIM Business Entities or the Assets that directly arise as a result of entering into this Agreement or Closing other than Transfer Taxes for which BlackRock is liable pursuant to Section 8.7, or (z) any failure on the part of MLIM Parent or any of its Affiliates to comply with the DCL recapture provisions set forth in Treasury Regulation Section 1.1503-2(g)(2)(vii) with respect to the DCLs of the UK Entities, provided that MLIM Parent shall have no liability under Section 8.1(a) in relation to any Taxes or Losses related to United Kingdom Taxes, in either case of the UK Companies, to the extent that such Taxes or Losses (i) were provided for in the Accounts of the UK Companies or were otherwise taken into account in determining the consideration payable for the MLIM Contribution, or (ii) arise as a result of post Closing changes in law (excluding, for the avoidance of doubt, any judicial decision), generally published concession or practice of any Governmental Authority having retrospective effect, or (iii) are penalties or interest which arise as a result of any unreasonable delay or default by a Black-

Rock Party or UK Company post Closing, or (iv) arise as a result of an act by a BlackRock Party or UK Company post Closing which the UK Company was not legally bound, as at Closing, to take, is outside the ordinary course of its business, was not requested in writing by MLIM Parent and which the BlackRock Party or the UK Company knew or ought reasonably to have known would give rise to such Taxes or Losses and provided, further, that notwithstanding anything in this Agreement to the contrary, no payment shall be due with respect to any Taxes or Losses related to Taxes relating to DCLs existing at or prior to the MLIM Contribution until there has been a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision) with respect to the relevant Taxes.
(b)       In the event of a breach of the covenant in section 5.10(f), the amount of indemnification payable to the BlackRock Indemnified Parties shall not exceed the amount equal to the product of (i) the Tax loss or deduction recognized by MLIM Parent and its Affiliates as a result of any transaction or series of transactions occurring after the date hereof and on or prior to the MLIM Contribution resulting in a reduction in the aggregate adjusted tax basis of the 197 Intangibles and (ii) 40%.
(c)       All amounts payable or to be paid under this Section 8.1 (the “Tax Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive the Tax Indemnity Payment. Any late payments shall accrue interest at the Specified Rate. All indemnification payments pursuant to this Article VIII shall be made on an After-Tax Basis. “After-Tax Basis” shall mean, for purposes of this Agreement, the amount otherwise due under this Article VIII increased by such additional amount as necessary so that the aggregate payment, net of Tax liability to the party entitled to payment is equal to the amount due under this Article VIII without taking into account Taxes incurred by the party entitled to payment on the receipt of such payment. For purposes of determining the Tax liability with respect to any indemnification payment received under this Article VIII, the parties shall assume that the party entitled to payment’s combined effective Tax rate is 40%.
(d)       For purposes of Article VIII, any transaction that takes place after the Closing, including transactions taking place after the Closing but on the Closing Date, shall be considered to be made after the Closing Date.
(e)       New BlackRock shall indemnify, defend and hold harmless the MLIM Indemnified Parties from and against (without duplication), any and all Taxes and Losses related to Taxes arising out of BlackRock’s breach of the covenants contained in Sections 5.10(d) and 5.10(e), provided however, that notwith-

standing anything in this Agreement to the contrary, no payment shall be due with respect to this Section 8.1(e) until there has been a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision) with respect to the relevant Taxes.
Section 8.2       Tax Indemnification Procedures.
(a)       If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered or sent to or commenced or initiated by any Governmental Authority with respect to Taxes for which an Indemnified Party is entitled to indemnification, the receiving party shall promptly notify the other party in writing of the Tax Claim along with a copy of the relevant Tax Claim notice; provided that the failure by either party to promptly notify the other of any such notice shall not release the Indemnifying Parties from their obligations under this Article VIII except to the extent that the Indemnified Parties are materially and adversely prejudiced as a consequence of such failure.
(b)       With respect to any Tax Claim for which any Indemnifying Party would be liable to indemnify any Indemnified Party, the Indemnifying Parties may, upon written notice to the Indemnified Parties (such written notice to be provided by the earlier of (i) thirty (30) days after notice thereof has been given to any of the Indemnifying Parties, and (ii) three (3) Business Days prior to the date required to answer or respond to any such claim), assume and control the defense of such Tax Claim at their own cost and expense and with their own counsel and the Indemnified Parties and their Affiliates agree to cooperate with the Indemnifying Parties in pursuing such contest. If the Indemnifying Parties elect to assume the defense of any such Tax Claim, the Indemnifying Parties shall (A) consult with the Indemnified Parties or their Affiliate and shall not enter into any settlement with respect to any such Tax Claim without the Indemnified Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed, or, if such settlement could adversely affect the Indemnified Parties or any of their Affiliates, without the consent of the Indemnified Parties; (B) keep the Indemnified Parties informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Indemnified Parties of any related correspondence and providing the Indemnified Parties with a reasonable opportunity to review and comment on any related correspondence prior to being sent by the Indemnifying Parties to any Governmental Authority); and (C) at its own cost and expense, grant the Indemnified Parties (or their Affiliate) the right to participate in (but not to control) the defense of such Tax Claim.
(c)       In connection with the contest of any Tax Claim that the Indemnifying Parties have the ability to control but do not timely elect to control pur-

suant to Section 8.2(b), such contest shall be controlled by the Indemnified Parties, and the Indemnifying Parties agree to cooperate fully with the Indemnified Parties and their Affiliates in pursuing such contest. In connection with any such contest the Indemnified Parties shall (A) consult with the Indemnifying Parties or their Affiliate and shall not enter into any settlement with respect to any such Tax Claim without the Indemnifying Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed; (B) keep the Indemnifying Parties informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Indemnifying Parties of any related correspondence and providing the Indemnifying Parties with a reasonable opportunity to review and comment on any related correspondence prior to being sent by the Indemnified Parties to any Governmental Authority); and (C) at the Indemnifying Parties’ own cost and expense, grant the Indemnifying Parties (or their Affiliate) the right to participate in (but not to control) the defense of such Tax Claim. Nothing contained herein shall be construed as limiting any party’s right to indemnification under this Article VIII.
(d)       If an Indemnifying Party makes a payment to an Indemnified Party in respect of a Tax Claim, and the Indemnified Party is entitled to recover from any person (other than an Affiliate) any sum in respect of the Tax Claim (an “Unrelated Party”), the Indemnified Party shall (i) notify the Indemnifying Party and keep them fully informed, (ii) co-operate fully to take all reasonable steps to enforce recovery against the Unrelated Party, at the written request and cost of the Indemnifying Party, and (iii) account to the Indemnifying Party for any sums recovered from the Unrelated Party, net of Tax, costs and expenses suffered.
(e)       Notwithstanding anything to the contrary contained in this Agreement, the procedure for indemnification claims with regard to Taxes shall be governed exclusively by Article VIII.
Section 8.3       Termination of Tax Sharing Agreements. MLIM Parent hereby agrees and covenants that any and all existing Tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by MLIM Parent or its Affiliates (other than any MLIM Business Entity or any Fund), on the one hand, and any MLIM Business Entity or any Fund, on the other hand, shall be terminated on or before the Closing Date, and no payments pursuant to such agreements or arrangements shall be made after such termination. The BlackRock Parties hereby agree and covenant that any and all existing Tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by any BlackRock Party or any Subsidiary of any BlackRock Party, on the one hand, and any other person not a BlackRock Party or any Subsidiary of any BlackRock Party, on the other hand, shall be terminated on or before the Closing Date, and no payments pursuant to such agreements or arrangements shall be made after such termination, provided however that the Tax Disaffiliation Agreement among BlackRock, Inc., PNC Asset Management, Inc. and PNC Bank Corp. shall not be terminated, as provided in Section 5.2 of the Implementation and Stockholder Agreement.
Section 8.4       Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties hereto set forth in this Article VIII shall (a) be unconditional and absolute and (b) remain in full force and effect indefinitely. The representations and warranties contained in Section 3.20 and Exhibit 3.20 shall survive the Closing until six (6) months following the expiration of the applicable statute of limitations (taking into account all extensions thereof) and covenants relating to Taxes shall survive indefinitely; provided that, in the event notice for indemnification under Section 8.2 hereof shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Indemnification for Taxes and Losses with respect to Taxes shall be governed solely by Article VIII and in the event of a conflict between this Article VIII and any other provision of this Agreement, this Article VIII shall govern and control.
Section 8.5       Tax Treatment. The parties hereto agree to treat any payment made by MLIM Parent pursuant to Article VII or Article VIII as a contribution to the capital of New BlackRock for all Tax purposes, unless otherwise required pursuant to a “determination” pursuant to Section 1313(a) of the Code or other applicable Law.
Section 8.6       Assistance and Cooperation. After the Closing, MLIM Parent and New BlackRock shall (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (b) cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns with respect to any of the MLIM Business Entities or any Fund; and (c) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of any of the MLIM Business Entities or any Fund. MLIM Parent shall provide BlackRock prior to the Closing, and New BlackRock after the Closing, with all reasonably requested information, records and documents relating to the adjusted tax basis of the MLIM Business Entities or any of the Assets, including any and all adjustments to such adjusted tax basis arising as a result of any adjustment made by a Governmental Authority, in connection with the recognition of gain or recapture in connection with the MLIM Restructuring or the MLIM Contribution or otherwise. Further, MLIM Parent shall provide BlackRock with reasonable notice of its plans regarding the MLIM Restructuring.

Section 8.7       Transfer Taxes. Other than in respect of VAT, BlackRock and MLIM Parent shall each pay one half (1/2) of any Transfer Taxes. All consideration given for the purchase of any Assets under this Agreement shall be inclusive of VAT. No additional amounts shall be required to be paid or otherwise provided in respect of any VAT arising on the sale of such Assets.
The MLIM Parent and the BlackRock Parties intend that and shall use all reasonable endeavours (including, for the avoidance of doubt, the making of any election or application in respect of VAT to any Governmental Authority or entering into a written agreement) to secure that the sale of any Assets of a UK Company is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in any relevant European Union member state.
Section 8.8       Tax Returns. MLIM Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any MLIM Business Entity or Asset that will be wholly-owned directly or indirectly by New BlackRock immediately after the MLIM Contribution for taxable years or periods ending on or before the Closing Date. With respect to any Tax Return with respect to any MLIM Business Entity or Asset that will be wholly-owned directly or indirectly by New BlackRock immediately after the MLIM Contribution that covers a taxable year or period beginning before and ending after the Closing Date, MLIM Parent shall provide a copy of such Tax Return to New BlackRock at least 30 days prior to the due date (including applicable extensions) for the filing thereof, and New BlackRock shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent that it relates to the portion of the taxable year beginning the day after the Closing Date. No BlackRock Party (or any Subsidiary of any BlackRock Party) will file any amended Tax Return, unless otherwise required by Law or with the consent of MLIM Parent, not to be unreasonably withheld, with respect to any Tax Return for any taxable year or period ending on or before the Closing Date, or with respect to any Tax Return for any taxable year or period beginning before and ending after the Closing Date.
Section 8.9       Tax Apportionment. For purposes of this Agreement, to apportion appropriately any Taxes relating to a Straddle Period, MLIM Parent may, to the extent permitted under Law, elect with the relevant Governmental Authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of a MLIM Business Entity transferred to New BlackRock pursuant to the MLIM Contribution. In any case where the Closing Date is not the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:
(a)       in the case of Taxes that are imposed on a periodic basis (such as real property taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the

Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
(b)       in the case of Taxes not described in (a) (such as Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) payroll and similar taxes), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances, or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in (a) above.
Section 8.10       Purchase Price Allocation.
(a)       MLIM Parent, BlackRock and New BlackRock agree to allocate the MLIM Consideration among the MLIM Transferors for all Tax purposes. None of MLIM Parent, New BlackRock or BlackRock (nor any of their respective Affiliates) shall file any Tax Return or take a position with a Governmental Authority that is inconsistent with the allocation as determined below (the “Allocation”), including any amendments, except as provided in “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision).
(b)       MLIM Parent shall present a draft of the allocation (the “Proposed Allocation”) to BlackRock for review within 60 days after the date hereof. Except as provided in subparagraphs (i) and (ii) below, at the close of business on the Closing Date, the Proposed Allocation shall become binding upon New BlackRock and MLIM Parent and shall be the Allocation.
(i)       BlackRock shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. BlackRock and MLIM Parent shall negotiate in good faith to resolve any differences for 30 days after delivery of any objection by BlackRock. If BlackRock and MLIM Parent reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon BlackRock and MLIM Parent and their Affiliates and shall be the Allocation.
(ii)       If BlackRock and MLIM Parent cannot mutually agree on the appropriate allocation within the 30-day time limit set forth in subparagraph (i) above, BlackRock and MLIM Parent shall submit all remaining disputes to an independent valuation expert (the “Valuation Expert”) agreed to by BlackRock and MLIM Parent for resolution. BlackRock and MLIM Parent shall use reasonable efforts to cause the Valuation Expert to resolve such disputes within 20 days of its appointment, and the Valuation Expert’s determination with respect to any such disputed item shall be final and binding. The fees and expenses of the Valuation Expert incurred under this section (ii) and shall be paid 50% by BlackRock and 50% by MLIM Parent.
(c)       In the event that there is any adjustment to the MLIM Consideration , MLIM Parent shall revise the Allocation to reflect any such adjustment using the same methodology as used in the initial Allocation and shall promptly present a draft of such revised Allocation to BlackRock for review; provided that the principles contained in paragraphs (b)(i) and (ii) above (including the right of BlackRock to raise any objection to the proposed revised Allocation and to have such objection resolved by the Valuation Expert) shall apply to such revised Allocation.
Section 8.11       UK VAT.
(a)       As soon as reasonably practicable after the date of this Agreement, MLIM Parent shall procure that (if one has not already been made) an application shall be made to H.M. Revenue & Customs in the UK pursuant to Section 43B of the VATA 1994 for the exclusion of each MLIM Business Entity from the bodies treated as members of the same VAT group as MLIM Parent or any retained Affiliate of MLIM Parent for the purposes of Section 43 VATA 1996 (the “MLIM VAT Group”) and for such exclusion to take effect on Closing or, if H.M. Revenue & Customs do not permit this, at the earliest date following Closing permitted by Section 43B.
(b)       Pending the taking effect of such application and for so long thereafter as may be necessary, MLIM Parent and each BlackRock Party shall procure that such information is provided to the other as may be required to enable the continuing representative member of the MLIM VAT Group to make all the returns required of it in respect of the MLIM VAT Group.
(c)       When the exclusion takes effect after Closing, MLIM Parent and each BlackRock Party shall procure that such payments shall be made between such representative member and the MLIM Business Entities as may be appropriate to ensure that the resulting position of each of the companies concerned is as close as possible to the position which would have been obtained if such application or applications had taken effect on Closing.

ARTICLE IX
TERMINATION/SURVIVAL
Section 9.1       Termination.
(a)       This Agreement may be terminated on or prior to the Closing as follows:
(i)       by written consent of MLIM Parent and BlackRock;
(ii)       by MLIM Parent if (A) a condition to the obligation of MLIM Parent to close set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of BlackRock and such breach has not been cured within 60 Business Days (or, in the case of a BlackRock Material Adverse Effect, 30 Business Days) after written notice to BlackRock (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to MLIM Parent if (x) the nonfulfillment of the conditions to the obligation of MLIM Parent to close set forth in Section 6.1 or 6.3 results from the breach by MLIM Parent of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) the violation or breach by BlackRock referred to in clause (B) of this Section 9.1(a)(ii) results solely from the breach by MLIM Parent of any of its representations, warranties, covenants or agreements contained in this Agreement;
(iii)       by BlackRock if (A) a condition to the obligation of BlackRock to close set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of MLIM Parent and such breach has not been cured within 60 Business Days (or, in the case of the occurrence of a MLIM Material Adverse Effect, 30 Business Days) after written notice to MLIM Parent (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to BlackRock if (x) the nonfulfillment of the conditions to the obligation of BlackRock to close set forth in Section 6.1 or 6.2 results from the breach by BlackRock of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) the violation or breach by MLIM Parent referred to in clause (B) of this Section 9.1(a)(iii) results solely from the breach by BlackRock of any of its representations, warranties, covenants or agreements contained in this Agreement;
(iv)       by MLIM Parent or BlackRock if the Closing has not occurred on or before January 31, 2007; provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such date; or
(v)       by MLIM Parent if the Board of Directors of BlackRock, pursuant to the exercise of its fiduciary obligations, (A) shall have determined not to hold the BlackRock Stockholders Meeting, or (B) shall have changed its recommendation to BlackRock’s stockholders regarding approval of the issuance of the MLIM Consideration and the Merger.
(b)       The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of at least two (2) Business Days’ prior written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.
Section 9.2       Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the Transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.6, Section 5.9 and this Section 9.2 and Article X. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except to the extent that such termination results from the willful violation by such party of its obligations under this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1       Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.
Section 10.2       Entire Agreement. This Agreement, together with the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.
Section 10.3       Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” of MLIM Parent shall be deemed to mean the actual knowledge of any of the individuals set forth in Exhibit 10.3-A or actual knowledge that would have been obtained by any of such individuals after due inquiry of those persons that such individuals would reasonably expect to have knowledge of the relevant subject matter. The term “knowledge” of BlackRock shall be deemed to mean the actual knowledge of any of the individuals set forth in Exhibit 10.3-B or actual knowledge that would have been obtained by any of such individuals after due inquiry of those persons that such individuals would reasonably expect to have knowledge of the relevant subject matter. The representations and warranties of the parties, and the right of any Person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party (including by any of their advisors or representatives) or by reason of the fact that any party or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.4       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 10.5       Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to BlackRock, New BlackRock or BlackRock Merger Sub:
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Fax: (212) 754-8787
Attention: Ms. Susan Wagner
With copies to:
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Fax: (212) 409-3744
Attention: Robert P. Connolly, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax: (212) 735-2000
Attention: Richard Prins, Esq.
If to MLIM Parent:
Merrill Lynch & Co., Inc.
222 Broadway
New York, New York 10038
Fax: (212) 670-4518
Attention: Mr. Richard E. Alsop
With copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588
Attention: Mitchell Eitel, Esq.
All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by fax, on the day on which such fax was sent, provided that receipt is personally confirmed by telephone (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.
Section 10.6       Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise provided herein (including as to Indemnified Parties), nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable.
Section 10.7       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.
Section 10.8       Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that any of the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.
Section 10.9       Waiver of Punitive Damages. EACH PARTY HERETO AGREES TO WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES

AS RELATED TO THE ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS.
Section 10.10       Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE MERGER.
Section 10.11       Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ E. Stanley O’Neal

	Name:	E. Stanley O’Neal
	Title:	Chairman and Chief Executive Officer

BLACKROCK, INC.

By:	/s/ Laurence D. Fink

	Name:	Laurence D. Fink
	Title:	Chairman and Chief Executive Officer

NEW BOISE, INC.

By:	/s/ Susan L. Wagner

	Name:	Susan L. Wagner
	Title:	President

BOISE MERGER SUB, INC.

By:	/s/ Susan L. Wagner

	Name:	Susan L. Wagner
	Title:	President

Annex A
Defined Terms
For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):
“12b-1 Plan” means any distribution plan adopted by a U.S. Public Fund in accordance with Rule 12b-1 under the Investment Company Act.
“197 Intangibles” has the meaning set forth in Section 5.10(f).
“Accountant” has the meaning set forth in Section 5.17(d).
“Accounts” means the audited accounts of the MLIM Business Entities for the twelve-month period ended on the Account Date.
“Account Date” means December 30, 2005.
“Adjusted Assets Under Management” as of any date means the sum, for all Client accounts in question as of such date, of the amount, expressed in U.S. dollars, of assets under management by such Person in such account as of such date valued (a) for purposes of calculating the Base Revenue Run-Rate, as of the Base Date in the same manner as provided for the calculation of base investment management fees payable to such Person or an Affiliate in respect of such account by the terms of the Investment Advisory Arrangement applicable to such account and (b) for purposes of calculating the Closing Revenue Run-Rate as of the Closing Measurement Date, at the amount calculated pursuant to subsection (a) above but excluding any Client accounts that are Contingent Accounts as of such date, (i) increased by the positive and decreased by the negative excess of (A) additions and contributions (other than reinvestments of distributions) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date over (B) terminations, withdrawals, redemptions and repurchases actually funded out of such account after the Base Date and prior to the Closing Measurement Date and (ii) increased, with respect to any new account of such Person opened prior to the Closing Measurement Date, by the amount of additions and contributions (net of terminations, withdrawals, redemptions and repurchases) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date; provided in each case that:
(I)       additions and contributions shall be taken into account only when actually funded, and withdrawals, redemptions and repurchases shall be taken into account when they are actually funded out of such account or, if earlier, the date on which the Person in question receives notice

Annex A-1

communicating an intention to withdraw any assets from or terminate an existing account (unless such notice has been revoked prior to the applicable date);
(II)       any assets under management for any account for which the Person in question or an Affiliate acts as investment adviser and sub-adviser shall be counted only once;
(III)       any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate acts as investment adviser to both; and
(IV)       the amount of any adjustment made pursuant to subsection (b)(i) above for any account included in the Base Revenue Run-Rate that has not been terminated or become a Contingent Account shall be further adjusted by multiplying such adjustment by a fraction the numerator of which is the value of such account as of the Base Date and the denominator of which is the value such account would have had as of the Base Date if the assets in the account as of the Base Date had been valued at the values therefor as of the Closing Measurement Date.
“Adjustment Report” has the meaning set forth in Section 5.16(e).
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.
“Affiliate Arrangement” means any BlackRock Affiliate Arrangement or any MLIM Affiliate Arrangement, as the case may be.
“Agreement” means this Transaction Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.
“Allocation” has the meaning set forth in Section 8.10(a).
“Ancillary Agreements” means the Stockholder Agreement, the BlackRock Distribution Agreement, the Transition Services Agreement and the MLIM Parent Registration Rights Agreement.
“Applicable Date” has the meaning set forth in Section 4.8(a).

Annex A-2

“Applicable Law” means any Law applicable to any of the parties to this Agreement or the Ancillary Agreements or any of their respective Affiliates, directors, officers, employees, properties or assets or, if applicable to a party, any of the Funds.
“Assets” has the meaning set forth in Section 3.11.
“Assumed Benefit Plan” has the meaning set forth in Section 3.21(a).
“Balance Sheet Adjustment Amounts” means the Stockholder’s Equity Adjustment Amount and the Working Capital Adjustment Amount.
“Base Date” means December 31, 2005.
“Base Revenue Run Rate” means, for any Person, the Revenue Run-Rate as of the Base Date.
“BlackRock” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.
“BlackRock Affiliate Arrangement” has the meaning set forth in Section 4.16(a).
“BlackRock Balance Sheet” has the meaning set forth in Section 4.9.
“BlackRock Benefit Plan” has the meaning set forth in Section 4.13.
“BlackRock Broker Dealer Subsidiaries” has the meaning set forth in Section 4.12(e).
“BlackRock Class A Common Stock” has the meaning set forth in the recitals to this Agreement.
“BlackRock Class B Common Stock” has the meaning set forth in the recitals to this Agreement.
“BlackRock Common Stock” has the meaning set forth in the recitals to this Agreement.
“BlackRock Companies” means BlackRock and the Controlled Affiliates of BlackRock.
“BlackRock Deductible” has the meaning set forth in Section 7.6.
“BlackRock Disclosure Letter” means the Schedule attached to the Disclosure Letter delivered preamble to Art IV.
“BlackRock Distribution Agreement” means the Global Distribution Agreement between New BlackRock and MLIM Parent in the form attached hereto as Exhibit A-1.
“BlackRock Employee” means any individual who is, on the date of this Agreement, an employee of any BlackRock Company.

Annex A-3

“BlackRock Employment Contract” has the meaning set forth in Section 4.13(a).
“BlackRock Financial Statements” has the meaning set forth in Section 4.8(d).
“BlackRock Indemnified Party” has the meaning set forth in the Section 7.2.
“BlackRock Investment Adviser Subsidiaries” has the meaning set forth in Section 4.12(d).
“BlackRock Market Price” means the average of the volume weighted sales prices per share of BlackRock Class A Common Stock as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, an authoritative source as the parties shall agree in writing) for the 10 consecutive full trading days ending on the trading day prior to the Closing Date.
“BlackRock Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has a material adverse effect on the business, condition (financial or otherwise), or assets and properties of BlackRock, or (b) materially impairs the ability of BlackRock to consummate the Transactions, other than, in the case of clause (a) or (b), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) any change or development in economic or business conditions in general or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions), (ii) any change in Law or GAAP or the enforcement thereof, (iii) any adverse change in the assets under management in the business of the BlackRock Companies if and to the extent such change is reflected in a reduction in the Revenue Run-Rate between the Base Date and the calculation date of the Closing Revenue Run-Rate, and (iv) the public announcement in and of itself of this Agreement and the Transactions, except, in case of clause (i) or (ii), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on the BlackRock, taken as a whole, relative to Persons engaged in the investment management industry generally.
“BlackRock Merger Sub Common Stock” has the meaning set forth in the recitals to this Agreement.
“BlackRock Party” has the meaning set forth in the introductory paragraph to this Agreement.
“BlackRock Preferred Stock” has the meaning set forth in the recitals to this Agreement.
“BlackRock Private Fund” has the meaning set forth in Section 4.12(h).

Annex A-4

“BlackRock Public Fund” has the meaning set forth in Section 4.12(g).
“BlackRock Real Property Leases” has the meaning set forth in Section 4.17.
“BlackRock Registration Statement” has the meaning set forth in Section 5.15(a).
“BlackRock Savings Plan” has the meaning set forth in Section 5.14(c).
“BlackRock SEC Reports” has the meaning set forth in the introductory paragraph of Article IV.
“BlackRock Shares” has the meaning set forth in the recitals to this Agreement.
“BlackRock Stockholders Meeting” has the meaning set forth in Section 5.15(d).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Cap” has the meaning set forth in Section 7.4.
“Certificate of Merger” has the meaning set forth in Section 1.1(b).
“Client” of a Person means any other Person to which such Person or any of its Controlled Affiliates provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Closing Measurement Date” means such day as close as practicable, but in any event not more than ten calendar days prior to, the scheduled Closing Date as to which MLIM Parent and BlackRock shall agree.
“Closing Revenue Run-Rate” means, for any Person or any Specified Client Accounts, the Revenue Run-Rate for such Person as of the Closing Measurement Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock Cap” has the meaning set forth in Section 1.2(b).

Annex A-5

“Confidentiality Agreement” means the confidentiality agreement, by and between MLIM Parent and BlackRock, executed and delivered prior to the date of this Agreement.
“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by BlackRock, PNC, MLIM Parent and the MLIM Companies of this Agreement or any Ancillary Agreement or (b) the consummation by BlackRock, PNC, MLIM Parent and the MLIM Companies of the Transactions.
“Contingent Account” means, in reference to the Client account of any Person as of the Closing Measurement Date, (i) the portion (which may be 100%) of any Client account of such Person as to which the Client or any representative of the Client has indicated orally or in writing through any statement, notice or other communication on or prior to the Closing Measurement Date that such portion is or will be under review for possible withdrawal, redemption or termination and as to which the Client or such representative has not withdrawn such indication and (ii) any Client account of such Person which is required by Applicable Law or the terms of the Investment Advisory Arrangement applicable thereto, in order for such Person to continue providing investment advisory services to such account after the Closing, to provide consent to the Transaction, to enter into a new Investment Advisory Arrangement or to obtain investor approval of a new Investment Advisory Arrangement in order for such new Investment Advisory Arrangement to remain in effect beyond a temporary period and which, as of the Closing Measurement Date, has not granted such consent (which, in the case of a negative consent to the extent expressly permitted by this Agreement or otherwise agreed by MLIM Parent and BlackRock, will be deemed granted if the condition set forth in Section 5.8(b)(ii)(B) or Section 5.19(b) (ii)(B), as applicable, is met with respect to the relevant Investment Advisory Arrangement), entered into a new Investment Advisory Arrangement or obtained such investor approval, as the case may be.
“Continuing Employee” has the meaning set forth in Section 5.14(a).
“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether

Annex A-6

through the ownership of voting securities, by contract or otherwise (and “Controlled” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person; provided, however, that a Person shall not be treated as having control over any Fund to which it provides services unless it has a proprietary economic interest exceeding 25% of the equity interest in such Fund.
“DCL” means dual consolidated loss as defined in Section 1503(d)(2) of the Code and Treasury Regulation Section 1.1503-2(c)(5).
“Deductible” has the meaning set forth in Section 7.3.
“DGCL” has the meaning set forth in Section 1.1(a).
“Dispute Notice” has the meaning set forth in Section 5.16(c).
“Distribution Agreement” means any Contract for the distribution or sales of shares or units of a Fund.
“Effective Time” has the meaning set forth in Section 1.1(b).
“Environmental Law” means any Law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority, relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and as now in effect.
“Equity Right” has the meaning set forth in Section 3.2(b).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.
“ERISA Client” has the meaning set forth in Section 3.19(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 5.16(b).
“Estimated Stockholder’s Equity Adjustment” means the excess, if any, of (a) the Stockholder’s Equity Target over (b) the amount of Stockholder’s Equity as set forth in the Estimated Closing Balance Sheet.
“Estimated Working Capital Adjustment” means the excess, if any, of (a) the Working Capital Target over (b) the amount of Working Capital as set forth in the Estimated Closing Balance Sheet.

Annex A-7

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Fiduciary Requirement” means any requirement imposed by Applicable Law or an Investment Advisory Arrangement regarding the services performed for a Client pursuant to such Investment Advisory Arrangement including but not limited to compliance with investment guidelines.
“Filings” has the meaning set forth in Section 3.16(h).
“Final Closing Balance Sheet” has the meaning set forth in Section 5.16(d).
“Former BlackRock Employee” means any individual who is, on the date of this Agreement, a former employee, officer, director or consultant of a BlackRock Company.
“Former MLIM Employee” means any individual who is, on the date of this Agreement, a former employee, officer, director or consultant in respect of the MLIM Business or any MLIM Business Entity that, after giving effect to the MLIM Restructuring, will be a MLIM Transferred Entity or a Controlled Affiliate of a MLIM Transferred Entity.
“Fully Diluted” has the meaning ascribed to the term “Diluted” in Statement of Financial Accounting Standards No. 123.
“Fund” means any Public Fund or Private Fund. For the purposes of Article III, the term Fund shall not include any MLIM Sub-Advised Fund.
“Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Fund.
“Fund Financial Statements” means (a) with respect to each Public Fund, the audited financial statements of each such Public Fund for the three most recently completed fiscal years (or, if a shorter period, since the inception of such Public Fund), together with reports on such year-end statements by each such Fund’s independent public accountants, including, in each case, for each investment portfolio thereof, a statement of net assets or statement of assets and liabilities and schedule of investments, a statement of operations and a statement of changes in net assets and (b) with respect to each Private Fund, the financial statements of each such Private Fund for the three most recently completed fiscal years (or, if a shorter period, since the inception of such Private Fund).
“GAAP” shall mean U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.
“Governmental Approval” means any Consent of, with or to any Governmental Authority.

Annex A-8

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.
“Group” means a “group” as defined under Section 13(d) of the Exchange Act.
“HRMC Agreement” has the meaning set forth in Section 5.10(d)(i).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities for purchase price, lease or similar payments secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.
“Indemnified Party” has the meaning set forth in Section 7.10(a).
“Indemnifying Party” has the meaning set forth in Section 7.10(a).
“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).
“Intellectual Property” means all material (a) trademarks, service marks, trade names, trade dress, domain names, web sites, copyrights, proprietary models, processes, formulas, software (other than off-the-shelf shrink wrapped software) and databases, client lists and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country and (b) patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, computer software, data and documentation and any other similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.
“Internal Controls” has the meaning set forth in Section 3.8(c).

Annex A-9

“Investment Advisory Arrangement” means a Contract under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC and any Self-Regulatory Organization).
“Lease” means any of the real estate leases, subleases, licenses or similar agreements pursuant to which a Person occupies any real property, together with all amendments, modifications, supplements and/or extensions thereof.
“LIBOR” means, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month. If for any reason such rate is not available, the term “LIBOR” shall mean, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.
“License Agreement” means a license for the benefit of BlackRock and its Controlled Affiliates consistent with the principles set forth in Exhibit A-2.
“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever other than restrictions on transfer imposed by Applicable Law and any related agreements and other than the Stockholder Agreement.
“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

Annex A-10

“Loss” means any liability, damage, claim, demand, obligation, loss, fine, cost, expense, royalty, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third-Party Claims), including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement or under any Ancillary Agreement.
“Material Contract” means any Contract to which any MLIM Business Entity or any MLIM Transferor is a party or by which it or any of its properties or assets or any properties or assets of the Business is bound of the type listed below:
(a)       any License Agreement material to the MLIM Business;
(b)       any Lease material to the MLIM Business;
(c)       any Contract relating to any Indebtedness in excess of $10,000,000, other than (i) any mortgage or similar Indebtedness secured by specific property owned by or on behalf of a Client and (ii) any intercompany Indebtedness;
(d)       other than Rule 12b-1 plans or service fees, any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any MLIM Business Entity or any MLIM Fund that accounts for revenue to the MLIM Business in excess of $5,000,000 on an annual (or annualized) basis;
(e)       other than in the case of a Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;
(f)       any Affiliate Arrangement;
(g)       any Contract providing for future payments by a MLIM Business Entity or the acceleration or vesting of payments by a MLIM Business Entity, in each case in an aggregate amount in excess of $10,000,000 that will be triggered, in whole or in part, by the consummation of the Transactions;
(h)       any Contract that cannot be terminated by a MLIM Business Entity or an MLIM Fund without the incurrence of any payment or other economic penalty or cost in excess of $5,000,000 within 60 days of the date of termination; and
(i)       any other Contract that is material to the MLIM Business.

Annex A-11

“Merger” has the meaning set forth in Section 1.1(a).
“Minor Losses” has the meaning set forth in Section 7.2.
“MLIHL” means ML Invest Holdings Limited.
“MLIM Affiliate Arrangement” has the meaning set forth in Section 3.15(a).
“MLIM Balance Sheet” has the meaning set forth in Section 3.8(g).
“MLIM Business” means the business that is conducted by the MLIM Business Entities and their Subsidiaries and is described under the caption “MLIM Investment Managers” on page 11 of MLIM Parent’s Annual Report on Form 10K for the fiscal year ended December 31, 2004 filed with the SEC, with the results of operations and financial position of such businesses being reflected in the MLIM Financial Statements.
“MLIM Business Entities” means each of the MLIM Companies that conducts any non-de minimis portion of the MLIM Business, provided that for the purposes of Section 3.20 and Article VIII, MLIM Business Entities means each of the MLIM Companies that conducts any portion of the MLIM Business. For the purposes of Article III (other than Section 3.20), the term “MLIM Business Entities” includes each MLIM Transferor.
“MLIM Company” means MLIM Parent and each Controlled Affiliate thereof.
“MLIM Consideration” has the meaning set forth in Section 1.2(b).
“MLIM Contribution” has the meaning set forth in Section 1.2(a).
“MLIM Controlled Affiliate” means a Controlled Affiliate of MLIM Parent.
“MLIM Employee” means any individual who is, on the date of this Agreement, an employee of MLIM Business.
“MLIM Employment Agreement” has the meaning set forth in Section 3.21(a).
“MLIM Financial Statement Principles” means the principles and policies set forth in Exhibit A-4.
“MLIM Financial Statements” has the meaning set forth in Section 3.8.
“MLIM Fund” means any MLIM Public Fund or any MLIM Private Fund.
“MLIM Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has a material adverse effect on the busi-

Annex A-12

ness, condition (financial or otherwise), or assets and properties of the MLIM Business, taken as a whole, or (b) materially impairs the ability of MLIM Parent to consummate the Transactions, other than, in the case of clause (a) or (b), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) any change or development in economic or business conditions in general, or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions), (ii) any change in Law or GAAP or the enforcement thereof, (iii) any adverse change in the assets under management in the MLIM Business if and to the extent such change is fully reflected in a reduction in the Revenue Run-Rate between the Base Date and the calculation date of the Closing Revenue Run-Rate, (iv) the public announcement in and of itself of this Agreement and the Transactions, and (v) any Proceeding or other matter for which, after the Closing, the BlackRock Indemnified Parties would be entitled to indemnification pursuant to Section 7.2(d), except, in case of clause (i) or (ii), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on the MLIM Business, taken as a whole, relative to Persons engaged in the investment management industry generally.
“MLIM Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“MLIM Parent Benefit Plan” has the meaning set forth in Section 3.21(a).
“MLIM Parent Disclosure Letter” has the meaning set forth in the preamble to Article III.
“MLIM Parent Registration Rights Agreement” means the Registration Rights Agreement, between MLIM Parent and BlackRock, which shall contain terms and conditions consistent with the principles set forth in Exhibit A-3.
“MLIM Private Fund” means any pooled investment vehicle for which a MLIM Company acts as investment advisor, general partner, managing member, manager or sponsor that is not registered as such with any Governmental Authority.
“MLIM Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which a MLIM Company acts as investment adviser, investment sub-adviser, sponsor or manager and which is registered as such with any Governmental Authority.
“MLIM Restructuring” has the meaning set forth in Section 5.18.
“MLIM Sub-Advised Fund” means any MLIM Private Fund or MLIM Public Fund other than any Fund sponsored or managed by any MLIM Company.

Annex A-13

“MLIM Transferred Entities” means the Subsidiaries of MLIM Parent to which MLIM Parent assigns, conveys, transfers and delivers all of the Assets in accordance with Exhibit 5.18 hereto.
“MLIM Transferred Interests” means all of the issued and outstanding capital stock (or other equity interest) of the MLIM Transferred Entities.
“MLIM Transferors” means each MLIM Company that is contributing assets (including interests of certain MLIM Controlled Affiliates) or liabilities to the MLIM Transferred Entities in connection with the MLIM Restructuring.
“MLIM VAT Group” has the meaning set forth in Section 8.11(a).
“Negative Consent Notice” has the meaning set forth in Section 5.8(b)(ii).
“New BlackRock Common Stock” has the meaning set forth in the recitals to this Agreement.
“New BlackRock Preferred Stock” means Preferred Stock, par value $0.01 per share of, New BlackRock.
“New BlackRock Series A Preferred Stock” has the meaning set forth in Section 1.2(b).
“New BlackRock Shares” means the New BlackRock Common Stock and the New BlackRock Preferred Stock.
“New Plan” has the meaning set forth in Section 5.14(b).
“Non-Affiliate Interest” has the meaning set forth in Section 3.3(a).
“Notice” has the meaning set forth in Section 5.8(b)(i).
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Payee Party” has the meaning set forth in Section 7.13.
“Payor Party” has the meaning set forth in Section 7.13.
“Permits” has the meaning set forth in Section 3.16(b).

Annex A-14

“Permitted Liens” means all Liens that are:
(a)       for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on BlackRock’s and its Subsidiaries’ books and records in accordance with GAAP;
(b)       Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;
(c)       workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;
(d)       statutory landlords’ Liens under Leases to which a Person or a Controlled Affiliate of such Person is a party;
(e)       zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property, minor irregularities or imperfections in title thereto and other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business; and
(f)       Liens created by or consented to in writing by, in the case of a Lien to which BlackRock or a BlackRock Controlled Affiliate is subject, MLIM Parent and, in the case of a Lien to which a MLIM Business Entity is subject, BlackRock.
“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Plan” means each material bonus, deferred compensation, material incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unem-

Annex A-15

ployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by MLIM Parent or BlackRock or any Controlled Affiliate for the benefit of any MLIM Employee or BlackRock Employee or former employee with respect to services to either company or any of the Subsidiaries of either company.
“PNC” has the meaning set forth in the recitals to this Agreement.
“Private Fund” means a MLIM Private Fund or a BlackRock Private Fund, as the case may be.
“Proceeding” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.
“Proposed Allocation” has the meaning set forth in Section 8.10(b).
“Public Fund” means a MLIM Public Fund or a BlackRock Public Fund, as the case may be.
“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.
“Quorum Failure” has the meaning set forth in Section 5.8(a)(ii).
“Regulatory Requirement” means any Law that is primarily related to or primarily applicable to the business, products, services, operation, financial condition, ownership, supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, insurance companies or agents, real estate brokers, real estate property managers, variable annuities investment companies, investment companies, banks, investment advisers, trust companies, transfer agents, securities information processors, clearing agencies, clearing corporations or securities depositories or any other financial services business or Persons engaged therein, including, for the avoidance of doubt, any such Law to which any financial services business included in the MLIM Business or the business of BlackRock is or has at anytime in the past been subject.
“Required BlackRock Stockholder Vote” has the meaning set forth in Section 5.15(a).
“Resolution Date” has the meaning set forth in Section 5.16(f).
“Resolution Period” has the meaning set forth in Section 5.16(c).
“Revenue Run-Rate” means, as of any date for any Person, the aggregate annualized investment advisory, subadvisory, administration, sub- or co-

Annex A-16

administration, shareholder servicing and 12b-1 Plan or similar fees computed primarily by reference to assets under management that are payable to such Person or an Affiliate (limited in respect of the MLIM Companies and their Controlled Affiliates to the MLIM Companies and such Controlled Affiliates and in respect of BlackRock and its Controlled Affiliates to BlackRock and such Controlled Affiliates) in respect of all Client accounts as to which such Person provides any of the foregoing services, determined by multiplying the Adjusted Assets Under Management for each such account as of such date by the applicable annual fee rate for such account as of such date and, in the case of any Person that is not a wholly-owned Subsidiary of a MLIM Company or BlackRock, as the case may be, by multiplying the foregoing product by the direct and indirect percentage participation of a MLIM Company or BlackRock, as the case may be, in the revenues or income, as applicable, of such Person. For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement or rebate, or any reallowance of administration or sub- or co-administration fees, shareholder servicing, 12b-1 Plan or other such fees to any Person in connection with such account. For the purposes of this definition, the term Person shall be deemed to include the MLIM Business.
“Review Period” has the meaning set forth in Section 5.16(c).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any MLIM Business Entity, any Controlled Affiliate of a MLIM Parent, any of its Controlled Affiliates or any MLIM Fund is subject.
“Specified Provisions” has the meaning set forth in Section 7.1(a).
“Specified Rate” means LIBOR plus 1.0% per annum.
“Stockholder Agreement” has the meaning set forth in the recitals to this Agreement.

Annex A-17

“Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.
“Subsidiary” of a Person means an Affiliate of such Person of which 50% or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.
“Surviving Entity” has the meaning set forth in Section 1.1(a).
“Tax” means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, registration, social security, workers’ compensation or net worth, value added, consumption, windfall or other profits, capital stock, unemployment excise tax, any combination or admixture of such Taxes or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever and however named (including all interest and penalties and additions thereto), including any such amounts due as a result of being a member of a consolidated, combined or unitary group, by contract or similar arrangement or as a result of being related to another Person, whether as a primary obligor or secondary obligor, jointly liable or not, or as a successor or not.
“Tax Certificate” has the meaning set forth in Section 5.17(c).
“Tax Claim” has the meaning set forth in Section 8.2(a).
“Tax Indemnity Payment” has the meaning set forth in Section 8.1(c).
“Tax Opinion” has the meaning set forth in Section 6.1(e).
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party” has the meaning set forth in Section 8.2(d).
“Third-Party Claim” has the meaning set forth in Section 7.10(b)(i).
“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer” means any direct or indirect sale, lease, assignment, pledge, hypothecation, encumbrance, disposition, transfer, gift or attempt to create or grant a security interest in any property or contract right or any interest therein or

Annex A-18

portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and includes any sale or other disposition in any one transaction or series of transactions (whether or not related).
“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party incurred in connection with the transactions contemplated by this Agreement.
“Transition Services Agreement” means the Transition Services Agreement among BlackRock, MLIM Parent and certain MLIM Controlled Affiliates, containing the terms and conditions set forth on the Summary of Terms attached hereto as Exhibit A-5.
“Treasury Regulation” shall mean the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.
“UK Company” mean MLIM Group Limited and each MLIM Business Entity which is resident in the UK for tax purposes.
“UK Entity” means each MLIM Affiliate or any of its Controlled Affiliates organized in the United Kingdom or any non-domestic branch or representative office, wherever located, of any MLIM Affiliate organized in the United Kingdom wherever located in existence on the Closing Date and transferred to New BlackRock pursuant to the MLIM Contribution.
“U.S. BlackRock Public Fund Board” shall mean the board of directors, trustees, managers or other similar governing board of a U.S. BlackRock Public Fund.
“U.S. MLIM Public Fund Board” shall mean the board of directors, trustees, managers or other similar governing board of a U.S. MLIM Public Fund.
“Valuation Expert” has the meaning set forth in Section 8.10(b)(ii).
“VAT” means such Tax as may be levied in accordance with (but subject to derogations from) the European Directive 77/338/EEC.
“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America, to such account or accounts as shall have been designated by notice to the paying party.

Annex A-19

Annex B
Form of Certificate of Designation for New BlackRock Series A Preferred Stock

Annex B-1

EXHIBIT 3.20
B. UK TAX WARRANTIES
B1.	General and Compliance Matters

(1)	Tax Returns, Corporation Tax Self Assessment and Records
(a)	All information, notices, computations and returns required by law to have been made or given (in respect of Corporation Tax, VAT, PAYE or other Tax) have been properly and before the expiry of any relevant time limit submitted by the UK Companies to HM Revenue & Customs and any other relevant Taxation authority whether of the United Kingdom or elsewhere and all information, notices, computations and returns submitted to HM Revenue & Customs and such other authority were and remain true and accurate in all material respects and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities;

(b)	The UK Companies have preserved records required for the delivery of correct and complete returns as required by Schedule 18 Finance Act 1998 or the computation of any Tax (including without limitation any tax arising on the disposal or deemed disposal of any asset and records required for VAT and PAYE purposes);

(c)	All returns made by the UK Companies have been agreed with HM Revenue & Customs or other appropriate authority;

(d)	All material agreements between the UK Companies and HM Revenue & Customs or any foreign tax authorities allowing the UK Companies to depart from what would otherwise be their legal obligations have been disclosed in the Disclosure Letter and no such agreement disclosed in the Disclosure Letter is liable to be withdrawn for any reason; and

(e)	The UK Companies have never been served with a notice under section 20 of the Taxes Management Act 1970.
(2)	Taxation Liabilities and Instalment Payments
(a)	All taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the UK Companies are liable or for which they are liable to account has been duly paid insofar as such taxation

Exhibit 3.20-1

is required by law to have been paid (including but not limited to payments under the Corporation Tax (Instalment Payments) Regulation 1998 which have been paid in the correct amount on or before the due date).
(3)	Penalties and interest

The UK Companies have not within the past three years paid or become liable to pay, nor are there any circumstances by reason of which the UK Companies are likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970, VATA 1994, Corporation Tax (Instalment Payments) Regulations 1998 or otherwise.

(4)	Investigations

The UK Companies have not within the past three years suffered any investigation audit or visit by HM Revenue & Customs, or any other Taxation authority, and the UK Companies are not aware of any such investigation audit or visit planned for the next twelve months.

(5)	Agreement with Tax Authorities

The UK Companies have not, for any period commencing after the Accounts Date taken any action which has had the result of prejudicing for any period commencing after the Accounts Date any arrangement or agreement which they have previously negotiated with any Taxation Authority and the Disclosure Letter contains details of such arrangements or agreements.

(6)	Details of Outstanding Matters

The UK Companies have made and submitted each claim, disclaimer, election, notice and consent assumed to have been made for the purposes of the Accounts and there are set out in the Disclosure Letter with express reference to this paragraph full details of all matters relating to Taxation in respect of which the UK Companies (either alone or jointly with any other person) have an outstanding entitlement:
(a)	to make any claim (including a supplementary claim) for relief under any Taxation statute;

(b)	to make any election for one type of relief, or one basis, system or method of Taxation as opposed to another;

Exhibit 3.20-2

(c)	to make any appeal (including a further appeal) against any assessment to Taxation;

(d)	to make any application for the postponement of Taxation; or

(e)	to make any claim for the repayment of Taxation.
(7)	Secondary Liabilities

The UK Companies are not liable to pay any Taxation for which they are not primarily liable in consequence of the failure by any other person (other than an Affiliate of the UK Company acquired under this Agreement) to discharge that taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.
B2.	Distributions and other payments

(1)	Interest treated as distributions

No securities (within the meaning of Part VI of the Taxes Act 1988) issued by the UK Companies remaining in issue at the date of this Agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under s.209 Taxes Act 1988, nor have the UK Companies agreed to issue securities (within that meaning) in such circumstances.

(2)	Deductibility of Payments

All rents, annual payments and other sums of an income nature paid or payable by the UK Companies and since the Accounts Date (other than entertainment expenditure or other categories of expenditure incurred in the ordinary course of business that are not generally deductible for corporation tax purposes) are wholly allowable as deductions or charges in computing income for the purposes of Corporation Tax.

B3.	Capital allowances

(1)	Balancing Charges

No balancing charge under the Capital Allowances Act 2001 (or other legislation relating to any capital allowances) would be made on the UK Companies on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing

Exhibit 3.20-3

whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset is provided in the Accounts.

B4.	Capital gains

(1)	Claims for roll-over and hold-over of gains

The Disclosures set out full particulars of all claims and elections made (or assumed in the Accounts to be made) under s.23, s.24, s.247, s.248, s.152 to s.158, s.16l, s.165, s.171A or s.280 TCGA 1992 (indicating which claims are provisional) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the UK Companies are of any of its assets.

(2)	Transactions not at arm’s length

The UK Companies have not disposed of nor acquired any asset in circumstances such that the provisions of s.17 or s.18 TCGA 1992 could apply to such disposal or acquisition nor given or agreed to give any consideration for any holding of shares or securities to which s.128(2)(b) TCGA 1992 could apply.

B5.	Employees

(1)	Compensation for loss of office

The UK Companies are not under an obligation to pay nor have they since the Accounts Date paid or agreed to pay to any employee any compensation for loss of office not deductible in computing their income for the purposes of Corporation Tax.

(2)	Dispensations

The Disclosure Letter sets out details of all current dispensations or notices granted by HM Revenue & Customs to the UK Companies in respect of their respective employees.

(3)	Pension contributions

Since the Accounts Date the UK Companies have not made any payment to a pension fund which is wholly or partially disallowed as an expense or expense of management in the accounting period in which it was made.

Exhibit 3.20-4

(4)	PAYE

The UK Companies have properly operated the Pay As You Earn (“PAYE”) system in all material respects deducting income tax from all payments to, or treated as made to, employees and ex-employees of it and have accounted to HM Revenue & Customs for all tax so deducted and all tax chargeable on benefits provided to their employees and all returns have been punctually made and were at the time of submission and remain accurate and complete in all material respects and the UK Companies has not been subject to a PAYE audit in the last six years.

(5)	Employment Related Securities

The UK Companies do not have any shares in issue to which either Part 7 of ITEPA 2003 (or Chapter II, Part III of the Finance Act 1988) has applied.

B6.	Close companies

The UK Companies are not and have not at any time within the last seven years been close companies as defined in s.414 Taxes Act 1988.

B7.	Groups of companies

(1)	Acquisitions from group members

No asset of the UK Companies shall be deemed under either, s.179 TCGA 1992 paragraphs 58-60 of Schedule 29 Finance Act 2002, or paragraph 12A Finance Act 1996 to have been disposed of (or, as the case may be, realised) and reacquired by virtue of or in consequence of the entering into or performance of this Agreement.

B8.	Overseas interests

(1)	UK Residence

The UK Companies are and have throughout the past seven years been resident in the United Kingdom for corporation tax purposes. The UK Companies do not have nor have had a branch, agency or permanent establishment outside the United Kingdom.

(2)	Treasury consent for migration of companies, etc.

The UK Companies have not carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in s.765(1) Taxes

Exhibit 3.20-5

Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) full particulars of which are contained in the Disclosure Letter or (ii) specified at the relevant time in s.765A Taxes Act 1988 without having duly provided the required information to the Board of Inland Revenue.

B9.	Tax Avoidance

(1)	Transfer Pricing

No transactions or arrangements involving the UK Companies have taken place or are in existence which are such that any of the provisions of Schedule 28AA Taxes Act 1988 have been applied to them.

(2)	Pension scheme refunds

Since the Accounts Date no payment has been made to the UK Companies to which s.601 Taxes Act 1988 applies.

B10.	Stamp duty, stamp duty reserve tax and Stamp Duty Land Tax

(1)	Stamp duty

All original documents in the enforcement of which the UK Companies may be interested, to which any of them is a party and which is in its possession or in the possession of an affiliate have been duly stamped and no such document has been stamped by reason of it being executed and retained abroad.

(2)	Stamp duty reserve tax

The UK Companies have not since the Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no conditional agreement within s.87(1) Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

(3)	Stamp Duty Land Tax
(g)	The UK Companies have duly filed all land transaction returns required by law to be filed and have paid all stamp duty land tax properly payable in respect of such land transactions; and

(h)	No intra group transfer involving the UK Companies has taken place in the three years prior to the date of this Agreement in respect of which relief under section 42 Finance Act 1930 may be withdrawn

Exhibit 3.20-6

pursuant to section 111 Finance Act 2002.
B11.	Value Added Tax

(1)	Registration

The UK Companies are duly registered for the purposes of Value Added Tax and their registrations are not subject to any conditions imposed by or agreed with HM Revenue & Customs including any requirement to provide security and the UK Companies are not under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

(2)	VAT group

The Disclosure letter provides full details of the VAT group (for the purposes of section 43 VATA 1994) of which the UK Companies are members.

(3)	Exemption

The UK Companies are partially exempt for VAT purposes, operate a special method specially agreed with HM Revenue & Customs of which the Disclosure Letter contains full and accurate particulars and have recovered Value Added Tax strictly in accordance with this method. There are no circumstances by reason of which regulation 107 Value Added Tax Regulations 1995 has since the Accounts Date applied to the UK Companies.

B12.	Application of UK Tax Warranties
(a)	All references in Warranties B1 to B11 to HM Revenue & Customs shall be deemed to include a reference to the Inland Revenue, HM Customs & Excise and the Department of Social Security.

Exhibit 3.20-7

Exhibit 5.10(d)
Form of MLIHL HMRC Deed
ML INVEST HOLDINGS LIMITED GROUP OF COMPANIES
DEED WITH HM REVENUE AND CUSTOMS
[FEBRUARY] 2006
This Deed is made on [DATE] by (i) ML Invest Inc, Merrill Lynch International Holdings Inc and Merrill Lynch Cayman Holdings Inc (collectively the 100% shareholders of ML Invest Holdings Limited (MLIHL) (ii) MLIHL and its UK subsidiaries as referred to below and (iii) HM Revenue and Customs (HMRC). It is the intention of the parties that it should be binding, in perpetuity, on MLIHL, the shareholders of MLIHL, each subsidiary that is affected, the shareholders of each company and all departments of HMRC. It is confirmed that, by signing this Deed, all the parties have the power and authority to agree the matters set out below on the terms set out.
1.       Included in this Deed are a number of estimated figures for, for example, trading losses and capital allowances. It is not possible to set out final and agreed figures because HMRC has not yet carried out its review of the companies’ 2004 tax returns, because the companies have not yet finalised their 2005 statutory accounts and tax returns and because the results for the current accounting period are not yet known.
2.       Notwithstanding any uncertainty caused by the use of estimated figures it is the intention of the parties that the underlying principles, which are clearly and unequivocally set out in this Deed, should be binding on both parties. The precise numerical consequences of these principles will be determined with certainty once the various figures have been finalised.
Accounting periods
3.       All the UK companies in the MLIHL group prepared accounts for the year to 31 December 2004 and they are all currently in the course of preparing accounts for the 364 days to 30 December 2005. This change resulted from a decision in January 2006 to adopt a mean accounting date of the last Friday in December, which is consistent with other UK companies in the Merrill Lynch & Co, Inc group.
4.       Merrill Lynch Investment Managers Limited (MLIM), Merrill Lynch Investment Managers Group Services Limited (MLIMGS) and Merrill Lynch Investment Managers (Finance) Limited (MLIM(F)) [have each recently decided/will each shortly decide] to shorten their current accounting period so that they close on [30 June] 2006. As a result, in due course they will prepare audited statu-

tory accounts as at that date and will prepare tax returns for the [five] month period ending on that date.
Background
5.       MLIM. The 2004 tax return of MLIM shows trading losses carried forward of £111,652,522. This amount has not yet been agreed by HMRC. It is expected that approximately £65m of these trading losses will be used against trading profits arising in the accounting period to 30 December 2005. As a result, it is expected that MLIM will have trading losses carried forward at the end of 2005 of approximately £46m.
6.       MLIM. The 2004 tax return of MLIM shows a plant or machinery capital allowances pool carried forward of £36,514. This amount has not yet been agreed by HMRC.
7.       MLIMGS. The 2004 tax return of MLIMGS shows a plant or machinery capital allowances pool carried forward of £24,623,742. This amount has not yet been agreed by HMRC. Assuming there are no fixed asset acquisitions or disposals in 2005 and that MLIMGS claims its full entitlement of plant or machinery capital allowances in 2005, it is expected that the plant or machinery capital allowance pool will be as shown below as at the end of 2005 and as at [30 June] 2006. Acquisitions and disposals information, when it is available in due course, will affect the figures.

	End 2004	End 2005	[30 June] 2006
P or M pool	24,623,742	18,467,807	16,544,077
8.       Merrill Lynch Investment Managers Group Limited (MLIMG). The 2004 tax return of MLIMG shows non-trading loan relationship debits carried forward of £2,217,420. This amount has not yet been agreed by HMRC. It is expected that this amount will be utilised by set off against taxable income arising during the 2005 accounting period such that the amount carried forward as at 30 December 2005 is nil.
9.       Merrill Lynch Pensions Limited (MLP). The 2004 tax return of MLP shows capital losses carried forward of £9,894,545. This amount has not yet been agreed by HMRC. It is expected that none of this amount will have been utilised by set off against chargeable gains arising during the 2005 accounting period.
10.       MLIM(F). The 2004 tax return of MLIM(F) shows capital losses carried forward of £469,806. This amount has not yet been agreed by HMRC. In addition it is expected that further capital losses of around £1m will have arisen in the 2005 accounting period. It is expected that some or all of the capital losses will have been utilised by set off against chargeable gains arising during either the 2005 accounting period or the accounting period ending [30 June] 2006.

11.       Long term incentive compensation plan (LTICP). Merrill Lynch Investment Managers Holdings Limited is the company that employs the staff and is charged, by a US affiliate, for the cost of LTICP awards. This cost is recharged, at cost, to MLIMGS which on-charges, again at cost, to MLIM. With effect from the start of the 2005 accounting period, any tax relief that is available with respect to LTICP awards is claimed by MLIM in accordance with separate procedures agreed with HMRC.
Principles Agreed
12.       It is hereby recorded that the matters set out in paragraphs 13 to 21 below are irrevocably agreed by all parties to this Deed.
MLIM
13.       MLIM will not claim a tax deduction, under the general principles of S.74 ICTA 1988 or otherwise, for such amount of the service fee expense charged by MLIMGS and debited to MLIM’s profit and loss account in the accounting period ending [30 June] 2006 as is required (after taking into account any surrenders of reliefs) in order to ensure that MLIM has no trading losses available to be carried forward under S.393 ICTA 1988 to the accounting period beginning on [1 July] 2006. This will not affect the tax status of the service fee income in the hands of MLIMGS.
14.       In its tax return and computation for the accounting period ending [30 June] 2006 MLIM will include, in its plant or machinery capital allowances computation, deemed fixed asset sale proceeds of £36,514 or such other amount as is required to reduce to nil its unrelieved qualifying expenditure available to be carried forward on [30 June] 2006. As there will be no unrelieved qualifying expenditure, no plant or machinery capital allowance will be available to be claimed by MLIM for the accounting period ending [30 June] 2006.
MLIMGS
15.       MLIMGS will make a claim for plant or machinery capital allowances for the accounting period ending on [30 June] 2006 in the normal way in accordance with S.3 and S.56 CAA 2001. Immediately following the making of this claim, and effectively as the last event occurring in that accounting period, MLIMGS will write down to nil its unrelieved qualifying expenditure available to be carried forward on [30 June] 2006. Based on the data set out in paragraph 7 above, this write down would be in the order of £16,544,077. This write-down will be supported by a specific and irrevocable commitment, evidenced by this Deed, that MLIMGS will, at no time either now or in the future, make any claim under S.3 CAA 2001 (or any superseding legislation) for plant or machinery capital allowances with respect to the amount written off on [30 June] 2006.

MLIMG
16.       In its tax return and computation for the accounting period ending 30 December 2005 MLIMG will include deemed non-trading profits of such amount as is required to reduce to nil any remaining unrelieved non-trading loan relationship debits available to be carried forward on 30 December 2005.
MLP
17.       In its tax return and computation for the accounting period ending 30 December 2005 MLP will include deemed chargeable gains of such amount as is required to reduce to nil any unrelieved capital losses available to be carried forward on 30 December 2005.
MLIM(F)
18.       In its tax return and computation for the accounting period ending [30 June] 2006 MLIM(F) will include deemed chargeable gains of such amount as is required to reduce to nil any remaining unrelieved capital losses available to be carried forward on [30 June] 2006.
MLIM, MLIMGS and MLIMG
19.       MLIM, MLIMGS and MLIMG hereby make a specific and irrevocable commitment, evidenced by this Deed, that none of them will, at any time either now or in the future, make any claim to utilise or to carry forward for future tax relief any trading losses, non-trading loan relationship debits, surplus management expenses, surplus capital allowances or any other tax deficit or relief that may be eligible for surrender as group relief arising in the accounting period ending [30 June] 2006 which have not been surrendered as group relief to other group companies.
MLIMGS and MLIM - LTICP
20.       None of MLIMGS and MLIM will make any claim to utilise in any way any tax relief in any accounting period beginning on or after [1 July] 2006 with respect to any LTICP awards granted on or prior to [transaction date] whether such relief would otherwise arise by virtue of an existing or future statutory provision, the procedures set out in TB63 or any other procedures agreed from time to time with HMRC.
Goodwill
21.       For the avoidance of doubt the parties to this Deed acknowledge that neither MLIHL nor any of its shareholders nor subsidiaries has ever had, nor will ever have, any entitlement to tax relief in the UK with respect to the ac-

counting goodwill which arose solely on MLIHL’s purchase of 100% of the share capital of MLIMG in 1997.
     EXECUTED by the parties as a deed on the date specified at the beginning of this Deed.

Executed as a deed by:

Date:

For and on behalf of ML Invest Inc

Executed as a deed by:

Date:

For and on behalf of ML International Holdings Inc

Executed as a deed by:

Date:

For and on behalf of Merrill Lynch CHI [correct and full name required]

Executed as a deed by:

Date:

For and on behalf of

ML Invest Holdings Limited

Executed as a deed by:

Date:

For and on behalf of Merrill Lynch Investment Managers Limited

Executed as a deed by:

Date:

For and on behalf of Merrill Lynch Investment Managers Group Services Limited

Executed as a deed by:

Date:

For and on behalf of Merrill Lynch Investment Managers Group Limited

Executed as a deed by:

Date:

For and on behalf of

Merrill Lynch Pensions Limited

Executed as a deed by:

Date:

For and on behalf of Merrill Lynch Investment Managers (Finance) Limited

Executed as a deed by:

Date:

For and on behalf of HM Revenue & Customs

Exhibit 5.16(i)
Closing Financial Information
The Closing Financial Information shall include the items necessary to determine the Closing Adjustment Amounts under Section 5.16 of the Transaction Agreement, including separate line item information, in each case that can be reconciled to the information in the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as applicable, as to the following items:
1.	Non-cash amortization and depreciation expense.

2.	Incentive compensation expense, subdivided into separate line items for stock based and other and for non-recurring expense and compensation based severance costs.

3.	Available for sale liquid securities of the type referred to in Section 5.16 of the Transaction Agreement.

4.	Accrued compensation, disclosed separately from other payables and subdivided into stock based, non-stock based and severance (if any).

5.	Investments and other payables associated with VIE’s to be consolidated under EITF 04-05, disclosed separately.

Exhibit 5.18
MLIM Restructuring
Prior to the MLIM Contribution, MLIM Parent shall, and shall cause each of its Controlled Affiliates to, take all necessary and appropriate actions to effect the following transactions:
(a)       MLIM Parent shall cause each of the MLIM Business Entities to assign, convey, transfer and deliver to a Subsidiary of MLIM Parent other than the MLIM Transferred Entities or any of their respective Controlled Affiliates all liabilities of the MLIM Business Entities to the extent not related to the MLIM Business.
(b)       MLIM Parent shall and shall cause each of its Controlled Affiliates to assign, convey, transfer and deliver all of the Assets (other than Assets in respect of which rights or services are to be provided to New BlackRock or its Controlled Affiliates pursuant to the Transition Services Agreement or the License Agreement), the liabilities of the MLIM Business reflected in the MLIM Balance Sheet, the liabilities reflected on Schedule 7.2(f) of the MLIM Parent Disclosure Letter to the extent they arise on or after January 1, 2007 and obligations arising after the Closing under all Contracts being assigned to the MLIM Transferred Entities and their Subsidiaries in the MLIM Restructuring to one or more Subsidiaries of MLIM Parent the equity interests of which are to be transferred directly or indirectly to New BlackRock in the MLIM Contribution.
MLIM Parent may effectuate such actions in a manner which is most tax efficient to it; provided that there shall be incorporation of any domestic Assets, only with the prior written consent of BlackRock, such consent not to be unreasonably withheld.

Exhibit 5.21
Certain Disclosure Obligations
(i)       Complete and correct copies of the Organizational Documents of each MLIM Transferred Entity (to be delivered within 90 Business Days after the date of this Agreement).
(ii)       The Information required pursuant to Section 3.12 to be provided in Schedule 3.12, without giving effect to any materiality qualifiers.
(iii)       The information required pursuant to Section 3.13 to be provided in Schedule 3.13(c), without giving effect to any qualifiers or exceptions as to “ordinary course of business” or substantial equivalent of such phrase; provided that all such Contracts that are investment advisory Contracts are to be delivered within 30 Business Days after the date of this Agreement.
(iv)       A complete and correct list of all Permits described in the first sentence of Section 3.16(b).
(v)       Complete and correct copies of (i) all filings with a Governmental Authority made within the past three years by MLIM Business Entities and MLIM Public Funds (other than Sub-Advised Funds), (ii) all audit or inspection reports received by any MLIM Company or MLIM Fund (other than Sub-Advised Funds) regarding a MLIM Business Entity or any MLIM Fund during the past three years, (iii) all inspection reports provided to any MLIM Company or any MLIM Fund (other than Sub-Advised Funds), by any Governmental Authority regarding a MLIM Business Entity or any MLIM Fund during the past three years and (iv) all correspondence relating to any investigation of a MLIM Business Entity or any MLIM Fund provided to any MLIM Company or any MLIM Fund (other than Sub-Advised Funds) by any Governmental Authority during the past three years.
(vi)       A complete and correct list of each MLIM Public Fund that is not registered with any U.S. Governmental Authority.
(vii)       A complete and correct description of the “market timing” policy to which Section 3.17(h) refers (except to the extent that such policy is described in any prospectus or statement of additional information of a MLIM U.S. Public Fund).

(viii)       A complete and correct list, as of the Base Date, of the information in respect of each MLIM Client and each Fund, reasonably acceptable to BlackRock, necessary for the computation of the Base Revenue Run Rate.
(ix)       A complete and correct list of written notices received since January 1, 2003 from any Client expressing its intention to, and, to the knowledge of MLIM Parent, a description of each oral statement by a Client made since January 1, 2003 of its intention to, (i) terminate, or to place under review for possible termination, any of its existing accounts, (ii) to initiate a search for a replacement distributor, fund manager or investment adviser, as the case may be, or (iii) other than in the case of a Client that is a Public Fund, to withdraw more than the greater of $1,000,000 or 10% of the assets under management in any of its accounts.
(x)       A complete and correct list of each ERISA Client of the MLIM Business (to be delivered within 30 Business Days after the date of this Agreement).
(xi)       Complete and correct copies of all information, dated later than three years prior to the date of this Agreement, including all studies, analyses and test results, in the possession, custody or control of or otherwise known to the MLIM Companies relating to the environmental conditions on, under or about that certain property in Plainsboro, New Jersey that is used in the conduct of the MLIM Business and any other real property now or previously owned by the MLIM Business Entities.
(xii)       Any Material Contract that contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Transactions.

Exhibit 6.1(c)
Certain Agreements and Investments
1.	First Amendment to Share Surrender Agreement, substantially in the form attached as Annex A to this Exhibit 6.1(c).

2.	Registration Rights Agreement, between PNC Parent and BlackRock, having substantially the terms set forth in the Summary of Terms attached as Annex B to this Exhibit 6.1(c).

3.	Implementation and Stockholder Agreement.

4.	Instrument effecting the termination of the Amended and Restated Stockholders Agreement dated as of September 30, 1999, by and among BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock and its Controlled Affiliates.

Exhibit 6.2(d)
Certain Governmental Approvals (BlackRock)
1.	U.K. Financial Services Authority consent.

2.	Germany-BaFin consent.

3.	Canada-OSC consent.

4.	Hong Kong-SFC consent

5.	NASD consents with respect to BlackRock Investments, Inc. and SS Research Investment Services, Inc.

6.	Interlock waivers from Federal Reserve Board and/or Office of Thrift Supervision based on the MLIM Companies’ status as a savings and loan holding company and BlackRock’s status as a subsidiary of a bank holding company.

Exhibit 10.3-A
Knowledge of MLIM Parent
R.	Fairbairn

Q.	Price

J.	Fosina

R.	Doll

B.	Fullerton

F.	Porcelli

A.	Donohue

N.	Hall

Exhibit 10.3-B
Knowledge of BlackRock
L.	Fink

S.	Buller

S.	Wagner

R.	Connolly

Exhibit A-1
Form of BlackRock Distribution Agreement

Exhibit A-2
License Agreement Principles

Parties:	Licensors: MLIM Parent and its relevant Controlled Affiliates

Licensees: the BlackRock Parties and their Controlled Affiliates, including the MLIM Business Entities

Licensed Marks:	All marks owned by MLIM Parent or its Controlled Affiliates and used in connection with both the MLIM Business and any retained businesses as of the Closing Date including, but not limited to, Merrill Lynch, MLIM, ML and variations thereof (collectively, the “Licensed Marks”).

Scope of License:	Licensors shall grant Licensee a limited, non-exclusive license to use the Licensed Marks in substantially the same manner as such marks were used in the 12 months prior to Closing. The parties acknowledge that the scope of the license will reflect its transitional nature.

Term:	With respect to usage in the US: a maximum of 12 months following the Closing Date.

With respect to usage outside the US: a mutually agreeable maximum time period that takes into account he regulatory requirements of jurisdictions outside the US, which period shall not be less than three years following the Closing Date.

During such period, the Licensees will transition away from and allow to expire the four domain names currently owned by MLIM and incorporating the

“MLIM” mark.

Fees:	The license will be royalty-free.

Miscellaneous:	The License Agreement shall contain such other terms and provisions as are typical of an agreement of this nature in this type of transaction, including appropriate quality control standards and appropriate restrictions on transferability.

Exhibit A-3
MLIM Parent Registration Rights Agreement Principles
The terms and conditions of the MLIM Parent Registration Rights Agreement will be substantially consistent with and no less favorable, in the aggregate, to MLIM Parent than the terms and conditions set forth in Exhibit 5.5 to the Implementation and Stockholder Agreement.

Exhibit A-4
MLIM Financial Statement Principles
This exhibit describes the general principles for the construction of the MLIM Balance Sheet.
(a) The MLIM Balance Sheet gives pro forma effect as if the MLIM Restructuring was effected as of December 31, 2005.
(b) The MLIM Balance Sheet was derived from the legal books and records of Merrill Lynch at year end 2005, which were prepared in accordance with GAAP and represented the consolidation of legal entity balance sheets, adjusted balance sheets, or net assets, depending upon the nature of the contribution of each entity.
(c) The MLIM Balance Sheet encompasses in all material respects, the assets liabilities and legal entities that were contemplated to be contributed, after adjustment for agreed changes to the scope of the business to be transferred.
(d) The MLIM Balance Sheet will be adjusted for additions or deletions to the MLIM Restructuring contemplated by the Agreement either at the signing or between signing and the Closing. Those changes will be incorporated into the Estimated Closing Balance Sheet and the Final Closing Balance Sheet.

Exhibit A-5
Transition Services Agreement Principles

Parties:	Service Providers: MLIM Parent and its Controlled Affiliates

Service Recipients: the BlackRock Parties

Services Provided:	All services provided by Service Providers to the MLIM Business in the ordinary course in the twelve months immediately prior to the Closing Date, and all services reasonably related to transitioning the foregoing services to a BlackRock entity or a third party provider (collectively, the “TSA Services”).

Service Standard:	The TSA Services will be provided at levels and with at least the same degree of care, diligence, priority, frequency and volume as such services were provided prior to the Closing Date.

Term:	The TSA Services shall be provided for a mutually agreeable period of time, taking into account the Service Recipients’ reasonable business requirements and the Service Providers’ resources.

Pricing:	The TSA services will be priced in a manner broadly consistent with historical practices as currently reflected in the MLIM Financial Statements and be based on the historical methodology for assessing charges for services provided by the Service Providers to the MLIM Business.

For purposes of information, in 2005 corporate allocated expenses for the MLIM Business were $49.7 million, in-

direct support services expenses for the MLIM Business were $57.6 million, and MLIM Parent believes that a reasonable basis for calculating carve-out expenses would be 100% of corporate allocated expenses and 25% of indirect support services expenses. No representation or warranty is made whether these figures will be indicative of actual operating expense of the MLIM Business on a stand-alone basis.

Miscellaneous:	The TSA shall contain such other terms and provisions as are typical of an agreement of this nature in this type of transaction.

BlackRock and MLIM Parent will negotiate in good faith regarding whether the Private Investors business in the U.K. should be separated from MLIM’s European business and, if so, the provision of appropriate transition services and any necessary modifications to the information to be provided pursuant to Section 5.16.